Execution Version

EXHIBIT 10.17

TERM LOAN AGREEMENT

Dated as of November 6, 2015

by and among

BROADSTONE NET LEASE, LLC,

as Borrower,

BROADSTONE NET LEASE, INC.

as Parent,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.6.,

as Lenders,

and

SUNTRUST BANK,

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.,

J.P. MORGAN SECURITIES LLC

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A.,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as co-Syndication Agents

and

CAPITAL ONE, NATIONAL ASSOCIATION,

KEYBANK NATIONAL ASSOCIATION

and

PNC BANK, NATIONAL ASSOCIATION,

as co-Documentation Agents

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- ii -

SCHEDULE I	Commitments
SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 4.1.	Initial Borrowing Base Properties and Unencumbered Mortgage Receivables
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Properties
SCHEDULE 7.1.(g)	Indebtedness and Guaranties
SCHEDULE 7.1.(h)	Material Contracts
SCHEDULE 7.1.(i)	Litigation
SCHEDULE 7.1.(r)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Term Note
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Notice of Term Loan Borrowing

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THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of November 6, 2015 by and among BROADSTONE NET LEASE, LLC, a limited liability company formed under the laws of the State of New York (the “Borrower”), BROADSTONE NET LEASE, INC., a corporation formed under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6. (the “Lenders”) and SUNTRUST BANK, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”), with SUNTRUST ROBINSON HUMPHREY, INC., J.P. MORGAN SECURITIES LLC and MANUFACTURERS AND TRADERS TRUST COMPANY, as joint Lead Arrangers (each a “Joint Lead Arranger”), JPMORGAN CHASE BANK, N.A. and MANUFACTURERS AND TRADERS TRUST COMPANY, as co-Syndication Agents, and CAPITAL ONE, NATIONAL ASSOCIATION, KEYBANK NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as co-Documentation Agents.

WHEREAS, the Lenders desire to make available to the Borrower a term loan facility in an initial amount of $375,000,000 on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1.	Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1. (b).

“Adjusted EBITDA” means, for any given period, (a) EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for such period, minus (b) Reserves for Replacements in respect of Properties that are subject to a Tenant Lease that is not a Triple Net Lease.

“Adjusted LIBOR” means, with respect to each Interest Period for a LIBOR Loan, the rate per annum obtained by dividing (a) LIBOR for such Interest Period, by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.

“Administrative Agent” means SunTrust Bank, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 7.1.(aa).

“Applicable Law” means all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means:

(a) Prior to the Investment Grade Rating Date, the percentage rate set forth below corresponding to the ratio of Total Outstanding Indebtedness to Total Market Value as determined in accordance with Section 10.1.(a):

Level	Ratio of Total Outstanding Indebtedness to Total Market Value	Applicable Margin for LIBOR Loans	Applicable Margin for all Base Rate Loans
1	Less than or equal to 0.45 to 1.00	1.650%	0.650%
2	Greater than 0.45 to 1.00 but less than or equal to 0.50 to 1.00	1.800%	0.800%
3	Greater than 0.50 to 1.00 but less than or equal to 0.55 to 1.00	1.950%	0.950%
4	Greater than 0.55 to 1.00	2.150%	1.150%

The Applicable Margin for Loans shall be determined by the Administrative Agent from time to time, based on the ratio of Total Outstanding Indebtedness to Total Market Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3., the Applicable Margin shall equal the percentages corresponding to Level 4 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Subject to the immediately preceding sentence, for the period from the Effective Date through but excluding the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3., the Applicable Margin shall be determined based on Level 1. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.4.(c).

(b) On, and at all times after, the Investment Grade Rating Date, the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4.(q) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the higher of such Credit Ratings. During any period that the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be based upon such Credit Rating (with Level 1 being the highest and Level 4 being the lowest). During any period after the Investment Grade Rating Date that the Borrower has not received a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 4. The provisions of this clause shall be subject to Section 2.4.(c).

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin for LIBOR Loans	Applicable Margin for all Base Rate Loans
1	A3/A-	0.900%	0.000%
2	Baa1/BBB+	0.950%	0.000%
3	Baa2/BBB	1.100%	0.100%
4	Baa3/BBB-	1.400%	0.400%
5	< Baa3/BBB-	1.750%	0.750%

“Applicable Mortgage Constant” means the mortgage constant for a 30-year loan bearing interest at a per annum rate equal to the greater of (a) the yield on a 10-year United States Treasury Note (as determined by the Administrative Agent) plus 2.50% and (b) 6.75%.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) of the Board of Governors of the Federal Reserve System.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Availability Period” means the period commencing on the Effective Date and ending on the Availability Termination Date.

“Availability Termination Date” means the first to occur of (a) November 6, 2016; (b) the date on which the Term Loan Commitments have been fully utilized; and (c) the date on which the Term Loan Commitments are terminated or reduced to zero in accordance with this Agreement.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) Adjusted LIBOR on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). Any change in the Base Rate due to a change in Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Federal Funds Rate or the Prime Rate, respectively.

“Base Rate Loan” means any portion of a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.4.(c).

“Borrowing Base” means, at any time of determination, 60.0% of the sum of (i) the aggregate amount of the Unencumbered Eligible Property Values for all Borrowing Base Properties at such time plus (ii) the amount of Unencumbered Mortgage Receivables plus (iii) the amount of Unencumbered Cash; provided, however, that:

(a) to the extent the amount of the Borrowing Base attributable to Borrowing Base Properties leased to a single tenant or a single group of affiliated tenants would exceed the applicable Tenant Percentage Limitation of the Borrowing Base, such excess shall be excluded;

(b) to the extent the amount of the Borrowing Base attributable to Borrowing Base Properties located in the same Metropolitan Statistical Area would exceed the applicable Geographical Percentage Limitation of the Borrowing Base, such excess shall be excluded;

(c) to the extent the amount of the Borrowing Base attributable to Borrowing Base Properties located in the same State or in the District of Columbia would exceed the applicable Geographical Percentage Limitation of the Borrowing Base, such excess shall be excluded;

(d) to the extent the amount of the Borrowing Base attributable to Borrowing Base Properties that are used for the same use as convenience stores, restaurants, medical offices, retail, industrial or specialty office would exceed 50.0% of the Borrowing Base, such excess shall be excluded;

(e) to the extent the amount of the Borrowing Base attributable to Borrowing Base Properties that are unoccupied would exceed 5.0% of the Borrowing Base, such excess shall be excluded;

(f) in the case of an Unencumbered Mortgage Receivable, if the amount of Indebtedness secured by the Lien securing such Unencumbered Mortgage Receivable exceeds 65.0% of the Value of the property encumbered by such Lien, then the amount of the Borrowing Base attributable to such Unencumbered Mortgage Receivable shall be limited to 65.0% of the Value of such property; for purposes of this clause (f), the term “Value” means, with respect to a property encumbered by a Lien securing an Unencumbered Mortgage Receivable, the lesser of (i) the appraised value of such property or (ii) the Net Operating Income of such property for the period of four consecutive fiscal quarters most recently ended (or such shorter period as may be reasonably acceptable to the Administrative Agent) divided by the Capitalization Rate; and

(g) to the extent the amount of the Borrowing Base attributable to either Unencumbered Mortgage Receivables or Unencumbered Cash would exceed 10% of the Borrowing Base, such excess shall be excluded.

“Borrowing Base Asset” means a Borrowing Base Property, an Unencumbered Mortgage Receivable or Unencumbered Cash.

“Borrowing Base Certificate” means a report in substantially the form of Exhibit B, certified by a Financial Officer of the Parent, setting forth the calculations required to establish the Unencumbered Eligible Property Value for each Borrowing Base Property and the Maximum Availability, and the amount of Unencumbered Mortgage Receivables and Unencumbered Cash, all as of a specified date, all in form and detail reasonably satisfactory to the Administrative Agent.

“Borrowing Base Property” means a Property owned by the Borrower or a Guarantor that is to be included in calculations of the Borrowing Base and the Net Operating Income of which is to be included in calculations of Unencumbered Eligible Property Value, pursuant to Section 4.1.; provided that, a Property shall not be included as a Borrowing Base Property if any Tenant Lease in respect of such Property shall cause the weighted average remaining term of all Tenant Leases in respect of all Borrowing Base Properties (weighted by Net Operating Income for the fiscal quarter most recently ended) to be less than 8 years. If at any time (i) a Property included as a Borrowing Base Property under Section 4.1(a) or (b) ceases to be an Eligible Property, (ii) a Property included as a Borrowing Base Property under Section 4.1(c) ceases to be an Eligible Property for any reason other than the Nonconforming Features (to the same extent and in the same manner (other than immaterial deviations therefrom) as such Nonconforming Features existed at the time of approval of such Property pursuant to Section 4.1(c)), or (iii) a Tenant Lease on such Property would cause the weighted average remaining term of all Tenant Leases in respect of all Borrowing Base Properties (weighted by Net Operating Income for the fiscal quarter most recently ended) to be less than 8 years, then such Property shall be excluded from determinations of the Borrowing Base and all Net Operating Income from such Property shall be excluded from calculations of Unencumbered Eligible Property Value.

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in Atlanta, Georgia are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalization Rate” means 7.75%.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use property) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Consolidated Tangible Assets” means, at any time of determination, the total assets of the Parent and its Subsidiaries (excluding (i) any assets that would be classified as “intangible assets” under GAAP and (ii) depreciation and amortization) on a consolidated basis as of the end of the most recent fiscal quarter for which financial statements of the Parent are available, less all write-ups subsequent to the Effective Date in the book value of any asset.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.

“Credit Event” means any of the following: (a) the making of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan and (c) the Continuation of a LIBOR Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of a Loan to be made by it within 2 Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund its Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the

Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, or any Affiliate of any of them).

“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 80.0% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 80.0%.

“Dissenting Lender” has the meaning given that term in Section 13.7.(d).

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense and franchise tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of operating Properties (but not from the sale of Properties developed for the purpose of sale); (v) equity in net income (loss) of its Unconsolidated Affiliates; and (vi) non-cash expenses related to mark to market exposure under Derivatives Contracts; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

“Eligible Property” means a Property which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Property is owned in fee simple, or leased under a Ground Lease, by the Borrower or a Wholly Owned Subsidiary of the Borrower; (b) such Property is located in a State of the contiguous United States of America, in the District of Columbia or in the States of Hawaii or Alaska; (c) regardless of whether such Property is owned by the Borrower or a Subsidiary of the Borrower, the Borrower has the right directly, or indirectly through a Subsidiary of the Borrower, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (d) no tenant of such Property is (i) subject to any proceeding under Debtor Relief Laws or (ii) more than 60 days past due on any rental obligation to the Borrower or any of its Subsidiaries in respect of such Property; (e) all Tenant Leases in respect of such Property are Triple Net Leases; (f) such Property is not a Development Property and has been developed for office, including medical office, retail or industrial use; (g) neither such Property, nor if such Property is owned by a Wholly Owned Subsidiary of the Borrower, any of the Borrower’s direct or indirect ownership interest in such Wholly Owned Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge not permitted under Section 10.2.(a)(ii); and (h) such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters which are not individually or collectively material to the profitable operation of such Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of

Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 11.1.(l)(i).

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness that is Nonrecourse Indebtedness of such Subsidiary and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Existing Credit Agreements” means (a) that certain Credit Agreement dated as of October 2, 2012 by and among the Parent, the Borrower, the financial institutions party thereto, Manufacturers and Traders Trust Company, as the administrative agent, and the other parties thereto, as the same may be amended, extended, supplemented, restated, refinanced or replaced in writing from time to time, so long as it contains restrictions on encumbering assets and other material actions of the Loan Parties that are no more restrictive than those restrictions contained in the Loan Documents and (b) that certain Term Loan Agreement dated as of May 24, 2013, by and among the Borrower, the Parent, each of the financial institutions party thereto, Regions Bank, as Administrative Agent, and the other parties thereto, as the same may be amended, extended, supplemented, restated, refinanced or replaced in writing from time to time, so long as it contains restrictions on encumbering assets and other material actions of the Loan Parties that are no more restrictive than those restrictions contained in the Loan Documents.

“Extension Request” has the meaning given that term in Section 2.12.

“FACTA” has the meaning given that term in Section 3.10.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means the SunTrust Fee Letter, the JPMorgan Fee Letter and the M&T Fee Letter.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder or under any other Loan Document or under the Fee Letters.

“Financial Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, the chief accounting officer, the chief operating officer, if any, and the vice president of finance of the Parent, the Borrower or such Subsidiary.

“Fixed Charges” means, with respect to a Person and for a given period, the sum, without duplication, of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person (including the Ownership Shares of such payments made by any Unconsolidated Affiliate of such Person) during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate of all Preferred Dividends paid or accrued by such Person (including the Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of such Person) on any Preferred Equity during such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Geographical Percentage Limitation” means 25.0%.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial,

administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank, any supra-national bodies such as the European Union or the European Central Bank, or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and shall in any event include the Parent.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1. and substantially in the form of Exhibit C.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP toxicity”, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivative Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); and (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability) or (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).

“Indemnifiable Amounts” has the meaning given that term in Section 12.6.

“Indemnified Costs” has the meaning given that term in Section 13.10.(a).

“Indemnified Party” has the meaning given that term in Section 13.10.(a).

“Indemnity Proceeding” has the meaning given that term in Section 13.10.(a).

“Information” has the meaning given that term in Section 13.9.

“Intellectual Property” has the meaning given that term in Section 7.1.(s).

“Interest Expense” means, with respect to a Person and for any period, (a) all paid, accrued or capitalized interest expense (including, without limitation, capitalized interest expense (other than capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes) and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a), such Person’s Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person.

“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in the Notice of Term Loan Borrowing, a Notice of Continuation or a Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date; and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 or higher from either S&P or Moody’s.

“Investment Grade Rating Date” means, at any time after the Borrower has received an Investment Grade Rating from either Rating Agency, the date specified by the Borrower in a written notice to the Administrative Agent as the date on which Borrower irrevocably elects to have determinations of the Applicable Margin based on the Borrower’s Credit Rating.

“Joint Lead Arranger” has the meaning set forth in the introductory paragraph hereof and shall include each Joint Lead Arranger’s successors and permitted assigns.

“JPMorgan Fee Letter” means that certain fee letter dated as of October 14, 2015, by and among the Borrower, the Parent and J.P. Morgan Securities LLC.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective permitted successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period; provided, that (a) if the such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (b) if the such rate is not available at any such time for any reason, then such rate shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such LIBOR Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Interest Period (and if such offered rate referred to in this clause (b) is less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“LIBOR Loan” means any portion of a Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any unauthorized filing or precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower, the Parent and each other Guarantor.

“M&T Fee Letter” means that certain fee letter dated as of October 26, 2015, by and among the Borrower, the Parent and Manufacturers and Traders Trust Company.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c) on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” has the meaning given that term in Section 11.1.(d)(i).

“Maximum Availability” means, at any time, the lesser of (a) the Borrowing Base at such time and (b) an amount equal to (i) (x) the Net Operating Income of all Borrowing Base Properties at such time minus (y) Reserves for Replacements for such Borrowing Base Properties to the extent any Tenant Lease thereof is not a Triple Net Lease plus (z) the amount of income attributable to all Unencumbered Mortgage Receivable for the immediately preceding period of four fiscal quarters (or if an Unencumbered Mortgage Receivables has been owned by the Borrower or a Subsidiary for a shorter period, the amount of income attributable to such Unencumbered Mortgage Receivables annualized in a manner acceptable to the Administrative Agent in its sole discretion) divided by (ii)(A) the Applicable Mortgage Constant times (B) 1.50.

“Metropolitan Statistical Area” means a Metropolitan Statistical Area as listed in Budget Bulletin No. 09-01 issued by the Executive Office of the President of the United States of America, Office of Management and Budget.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or another Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds from rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to, property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any management fees) minus (c) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to the greater of the actual base management fee or 3% of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Nonconforming Features” has the meaning given that term in Section 4.1(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person (a) Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. For the avoidance of doubt, the parties confirm that Indebtedness of a Subsidiary that constitutes Nonrecourse Indebtedness shall not be considered to be Nonrecourse Indebtedness to the extent such Indebtedness is Guaranteed by the Parent or another Subsidiary of the Parent that is not an Excluded Subsidiary (except for any Guarantee of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability).

“Note” means a Term Note.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.8. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Term Loan Borrowing” means a notice substantially in the form of Exhibit H to be delivered to the Administrative Agent pursuant to Section 2.2.(b) evidencing the Borrower’s request for a borrowing of Term Loans.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) net rentable square footage of such Property actually occupied by non-Affiliate tenants paying rent at rates not materially less then rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such Property. For purposes of this definition, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovations, repairs or other temporal reason.

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.

“Participant” has the meaning given that term in Section 13.6.(d).

“Participant Register” has the meaning given that term in Section 13.6.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in the case of clauses (a)(i) and (a)(ii), are not at the time required to be paid or discharged under Section 8.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) easements, zoning restrictions, rights of way and similar encumbrances (and, with respect to leasehold interests (other than leasehold interests in Eligible Properties), mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of leased property, with or without the consent of the lessee) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or impair the intended use thereof in any material respects and such title defects which may constitute Liens and are expressly permitted to exist with respect to an Eligible Property in accordance with clause (h) of the definition thereof; (d) leases, subleases or non-exclusive licenses granted to others not interfering with the ordinary conduct of business of such Person and otherwise permitted by the terms hereof; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders; (f) Liens securing judgments not constituting an Event of Default under Section 11.1.(h); (g) Liens on assets to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (h) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries; (i) licenses and sublicenses of Intellectual Property granted in the ordinary course of business and not interfering in any material respect with the business of such Person; (j) Liens on insurance policies and proceeds thereof incurred in the ordinary course of business to secure premiums thereunder; and (k) other Liens on assets of the Loan Parties to the extent not otherwise included in paragraphs (a) through (j) of this definition securing Indebtedness or other obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding; provided that Liens described in the foregoing clauses (f) through (k) shall constitute Permitted Liens solely for purposes of (x) Section 7.1.(f) and (y) Section 10.2.(b) in respect of properties that are not Borrowing Base Assets or direct or indirect ownership interests of the Borrower in any Person owning any Borrowing Base Asset.

“Permitted Negative Pledge” means (a) any Negative Pledge contained in an Existing Credit Agreement as in effect on the date hereof and (b) a Negative Pledge contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to, or no more restrictive than, those restrictions contained in the Loan Documents.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional two percent 2.0% per annum, and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent 2.0%.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate which SunTrust announces from time to time as its prime lending rate, as in effect from time to time. SunTrust’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. SunTrust may make commercial loans or other loans at rates of interest at, above, or below SunTrust’s prime lending rate.

“Principal Office” means the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308 or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Lenders; provided, however, that if at the time of determination the Term Loan Commitments have been terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the “Pro Rata Share” of such Lender in effect immediately prior to such termination or reduction.

“Property” means a parcel (or group of related parcels) of real property owned or leased by the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Property Release” has the meaning given that term in Section 4.2.

“Property Subsidiary” has the meaning given that term in Section 8.12.(a).

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P or Moody’s.

“Register” has the meaning given that term in Section 13.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, (a) Lenders having at least 66-2/3% of the aggregate amount of the Term Loan Commitments of all Lenders, or (b) if the Term Loan Commitments have been terminated or reduced to zero, the Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Term Loans; provided that (i) in determining such percentage at any given time, all then existing Lenders that are Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Lenders that are Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to the greater of (a) the aggregate square footage of all completed space of such Property times (b) $0.10 times (c) the number of days in such period divided by (d) 365. If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares of all real property of all Unconsolidated Affiliates.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, the chief operating officer, if any, and any vice president of the Parent, the Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interests of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Single Asset Entity” means a Subsidiary that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Financial Services LLC and its successors.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“SunTrust” means SunTrust Bank and its successors and assigns.

“SunTrust Fee Letter” means that certain fee letter dated as of October 15, 2015, by and among the Borrower, the Parent and SunTrust Robinson Humphrey, Inc.

“Tangible Net Worth” means, as of a given date, stockholders’ equity of the Parent and its Subsidiaries determined on a consolidated basis plus increases in accumulated depreciation and amortization accrued after the Agreement Date, minus (to the extent included when determining stockholders’ equity of the Parent and its Subsidiaries): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.10.

“Tenant Lease” means any lease entered into by the Borrower, any Loan Party or any Subsidiary with respect to any portion of a Property.

“Tenant Percentage Limitation” means 20.0%.

“Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.2. or any loan made pursuant to Section 2.14.

“Term Loan Commitment” means, as to each Lender, such Lender’s obligation to make Term Loans during the Availability Period pursuant to Section 2.2., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment Amount”.

“Term Loan Maturity Date” means February 6, 2019, or such later date to which the Term Loan Maturity Date may be extended pursuant to Section 2.12.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit F, payable to the order of a Lender in a principal amount equal to the amount provided for in Section 2.10.

“Total Budgeted Cost” means, with respect to a Development Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of 100%, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions and (f) other hard and soft costs associated with the development or redevelopment of such Property. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Total Market Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Subsidiaries determined on a consolidated basis: (a) in the case of Properties owned or leased by the Borrower or a Guarantor for the entire period of four consecutive fiscal quarters most recently ended, the Net Operating Income for such Property for the fiscal quarter most recently ending multiplied by 4, divided by the Capitalization Rate; (b) in the case of Properties acquired during the period of four consecutive fiscal quarters most recently ended, the purchase price paid by the Parent, the Borrower or any of their respective Subsidiaries for such Property exclusive of (i) closing and other transaction costs and (ii) any amounts paid by the Parent, the Borrower or such Subsidiary as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts; and (c) the GAAP book value of all other tangible assets of the Parent and its Subsidiaries. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates will be included in Total Market Value calculations consistent with the above described treatment for assets owned by the Parent and its Subsidiaries. For purposes of determining Total Market Value, Net Operating Income from Properties disposed of by the Parent, the Borrower or any of their respective Subsidiaries during the immediately preceding period of four consecutive fiscal quarters of the Parent shall be excluded to the extent included in clause (a) above.

“Total Outstanding Indebtedness” means, as of a given date, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis.

“Total Unencumbered Eligible Property Value” means, with respect to Eligible Properties as of any measurement date, the sum (without duplication) of the following: (a) with respect to Eligible Properties which have been owned as of the measurement date for not less than four full consecutive calendar quarters, an amount equal to (i)(x) Net Operating Income for all such Eligible Properties for the immediately preceding four consecutive calendar quarters as of the measurement date minus (y) Reserves for Replacements for such Eligible Properties to the extent any Tenant Lease thereof is not a Triple Net Lease divided by (ii) the Capitalization Rate; (b) with respect to Eligible Properties which have been owned for less than four full consecutive calendar quarters as of the measurement date, an amount equal to the purchase price paid by the Borrower or any of its Subsidiaries for such Property exclusive of (i) closing and other transaction costs and (ii) any amounts paid by the Borrower or such Subsidiary as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts. For purposes of this definition, (a) to the extent that the Net Operating Income attributable to Eligible Properties leased to a single tenant or a single group of affiliated tenants would exceed the applicable Tenant Percentage Limitation, such excess shall be excluded; (b) to the extent the amount of the Net Operating Income attributable to Eligible Properties located in the same Metropolitan Statistical Area would exceed the applicable Geographical Percentage Limitation, such excess shall be excluded; (c) to the extent the amount of the Net Operating Income attributable to Eligible Properties located in the same State or in the District of Columbia would exceed the applicable Geographical Percentage Limitation, such excess shall be excluded; and (d) to the extent the amount of the Net Operating Income attributable to Eligible Properties that are used for the same use as convenience stores, restaurants, medical offices, retail, industrial or specialty office would exceed 50.0%, such excess shall be eliminated. For purposes of this definition, the term “Eligible Properties” shall be deemed also to include each Property that is included as a Borrowing Base Property pursuant to Section 4.1.(c) so long as such Property has not ceased to be a Borrowing Base Property pursuant to the definition thereof.

“Total Unsecured Indebtedness” means, as of a given date, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries that is not Secured Indebtedness, determined on a consolidated basis.

“Trading with the Enemy Act” has the meaning given that term in Section 7.1.(aa).

“Triple Net Lease” means a lease by a single tenant of a Property under which the tenant is responsible for real estate taxes and assessments, repairs and maintenance (except for major structural repairs), insurance, capital expenditures and other expenses relating to such Property.

“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Cash” means cash and cash equivalents which satisfy all of the following requirements as confirmed by the Administrative Agent: (a) such cash and cash equivalents are owned by the Borrower or a Wholly Owned Subsidiary of the Borrower; (b) regardless of whether cash and cash equivalents are owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such cash and cash equivalents as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such cash and cash equivalents; or (c) neither cash and cash equivalents, nor to the extent such cash and cash equivalents are owned by a Wholly Owned Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Wholly Owned Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge not permitted under Section 10.2.(a)(ii). If at any time cash or cash equivalents cease to qualify as Unencumbered Cash, such cash or cash equivalents shall be excluded from determinations of the Borrowing Base.

“Unencumbered Eligible Property Value” means, with respect to an Eligible Property for any date of determination, an amount equal to (a) in the case of an Eligible Property owned or leased by the Borrower or Wholly Owned Subsidiary of the Borrower for the entire period of four consecutive fiscal quarters most recently ended, the Net Operating Income for such Eligible Property, divided by the Capitalization Rate; and (b) in the case of an Eligible Property acquired during the period of four consecutive fiscal quarters most recently ended, the purchase price paid by the Borrower or any of its Subsidiaries for such Eligible Property exclusive of (i) closing and other transaction costs and (ii) any amounts paid by the Borrower or such Subsidiary as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts. For purposes of this definition, the term “Eligible Property” shall be deemed also to include any Property that is included as a Borrowing Base Property pursuant to Section 4.1.(c) so long as such Property has not ceased to be Borrowing Base Property pursuant to the definition thereof.

“Unencumbered Mortgage Receivable” means a Mortgage Receivable which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Mortgage Receivable is owned by the Borrower or a Wholly Owned Subsidiary of the Borrower; (b) regardless of whether such Mortgage Receivable is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Mortgage Receivable as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Mortgage Receivable; (c) neither such Mortgage Receivable, nor if such Mortgage Receivable is owned by a Wholly Owned Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Wholly

Owned Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge not permitted under Section 10.2.(a)(ii); (d) the property encumbered by the Lien securing such Mortgage Receivable has been developed for office, retail or industrial use; (e) the Lien securing such Mortgage Receivable is a first priority Lien; and (f) no obligor or guarantor of such Mortgage Receivable is (i) subject to any proceeding under Debtor Relief Laws or (ii) more than 60 days past due on any payment obligation to the Borrower or any of its Subsidiaries in respect of such Mortgage Receivable. If at any time a Mortgage Receivable ceases to qualify as an Unencumbered Mortgage Receivable, such Mortgage Receivable shall be excluded from determinations of the Borrowing Base and all income attributable to such Mortgage Receivable shall be excluded from calculations of Maximum Availability.

“Value” has the meaning given such term in the definition of the term “Borrowing Base”.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.	General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders, the Parent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.6.); provided further that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities in accordance with GAAP shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. To the extent that GAAP requires any fair value calculations or adjustments with respect to any swap or derivative transactions, the Borrower shall comply with such requirements. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an

Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time, daylight or standard, as applicable.

Section 1.3.	Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Applicable Margin and compliance by the Parent with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be 100.0%.

ARTICLE II. CREDIT FACILITY

Section 2.1.	[Intentionally Omitted].

Section 2.2.	Term Loans

(a) Making of Term Loans. Subject to the terms and conditions hereof, during the Availability Period, upon a request from the Borrower pursuant to Section 2.2.(b), each Lender severally and not jointly agrees to make Term Loans to the Borrower in the aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment. Each Base Rate Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Each LIBOR Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. The Borrower shall not request, and the Lenders shall not be obligated to fund, more than 4 borrowings of Term Loans during the Availability Period. Upon a Lender’s funding of a Term Loan, such Lender’s Term Loan Commitment shall be permanently reduced by the principal amount of such Term Loan. All Term Loan Commitments of the Term Loan Lenders shall terminate on the Availability Termination Date if not previously terminated pursuant hereto.

(b) Requests for Term Loans. Not later than 11:00 a.m. Eastern time at least 1 Business Day prior to a borrowing of Term Loans that are to be Base Rate Loans and not later than 11:00 a.m. Eastern time at least 3 Business Days prior to a borrowing of Term Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Term Loan Borrowing. Each Notice of Term Loan Borrowing shall specify the aggregate principal amount of the Term Loans to be borrowed, the date such Term Loans are to be borrowed (which must be a Business Day), the Type of the requested Term Loans, and if such Term Loans are to be LIBOR Loans, the initial Interest Period for such Term Loans. Each Notice of Term Loan Borrowing shall be irrevocable once given and binding on the Borrower.

(c) Funding of Term Loans. Promptly after receipt of a Notice of Term Loan Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Term Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 2:00 p.m. Eastern time on the anticipated date of borrowing. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Notice of Term Loan Borrowing, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of Term Loans, the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Term Loans once repaid.

Section 2.3.	[Intentionally Omitted].

Section 2.4.	Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loans made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii) during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, while an Event of Default specified in Sections 11.1.(a), 11.1.(e) or 11.1.(f) exists or, if required by the Requisite Lenders, while any other Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loans made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the Applicable Margin and rate per annum in respect of certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

Section 2.5.	Number of Interest Periods.

There may be no more than six (6) different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.6.	Repayment of Loans.

(a) [Intentionally Omitted].

(b) Term Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date.

Section 2.7.	Prepayments.

(a) Optional. Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least 3 Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

(b) Mandatory.

(i) [Intentionally Omitted].

(ii) Maximum Availability Overadvance. If at any time the aggregate principal amount of all outstanding Loans together with all other Total Unsecured Indebtedness exceeds the Maximum Availability, the Borrower shall within five (5) days of the Borrower obtaining knowledge of the occurrence of any such excess, deliver to the Administrative Agent for prompt distribution to each Lender a written plan to eliminate such excess. Such excess shall be paid (unless otherwise eliminated) within 15 days of the Borrower obtaining knowledge of the occurrence thereof or by the date specified in the Borrower’s written plan to the extent such plan is acceptable to all of the Lenders. Notwithstanding the foregoing, to the extent such excess was caused by a change in the Applicable Mortgage Constant and the Applicable Mortgage Constant exceeds 14% for 14 consecutive days, then, until the date that the Applicable Mortgage Constant falls below 14%, the Applicable Mortgage Constant for purposes of this Section shall be deemed to be an average of the Applicable Mortgage Constant for each day determined for the 30 day period ending on such date of determination.

(iii) Application of Mandatory Prepayments. Amounts paid in respect of the Loans under the preceding subsection (b)(ii) shall be applied to pay all amounts of principal outstanding on the Loans pro rata in accordance with Section 3.2. If the Borrower is repaying any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

Section 2.8.	Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the

Borrower giving to the Administrative Agent a Notice of Continuation not later than 9:00 a.m. Eastern time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section or, if a Default or Event of Default exists at the end of an Interest Period for a LIBOR Loan, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.9. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.9.	Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 9:00 a.m. Eastern time 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.10.	Notes.

(a) Notes. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive a Term Note, the Term Loans made by a Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to the order of such Lender in a principal amount equal to the amount of its Term Loan Commitment as originally in effect and otherwise duly completed (or if such Lender was not a Lender on the Effective Date, in a principal amount equal to the initial principal amount of the Loan of such Lender).

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of the Loans made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and

(ii)(A) in the case of loss, theft or destruction, a lost note affidavit from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11.	[Intentionally Omitted].

Section 2.12.	Extension of Termination Date.

The Borrower shall have the right, exercisable two (2) times, to request that the Administrative Agent and the Lenders agree to extend the Term Loan Maturity Date by one year for each such extension. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 90 days but not more than 180 days prior to the current Term Loan Maturity Date a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Term Loan Maturity Date shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the applicable fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents, and (y) the Borrower shall have paid the Fees payable under Section 3.5.(b). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from a Financial Officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).

Section 2.13.	[Intentionally Omitted].

Section 2.14.	Additional Loans.

The Borrower shall have the right at any time and from time to time on not more than 3 different occasions during the period from the Availability Termination Date to but excluding the Term Loan Maturity Date to request additional Loans by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of all Loans hereunder shall not exceed $600,000,000 less the amount of any prepayments of the Term Loans. Each such increase in the Loans must be in the aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such additional Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the additional Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders, such Lenders and allocations to be mutually agreed upon by Administrative Agent and the Borrower and any approval of a Lender or allocation suggested by the one shall not be unreasonably withheld, conditioned or delayed by the other. Each Lender’s increase of the principal amount of its Loans or decision to provide a new Loan shall be made in such Lender’s sole discretion, and no Lender shall be obligated in any way whatsoever to increase the principal amount of its Loans or provide a new Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. Effecting the increase of the Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) except in the case of any Lender that has notified the Administrative Agent in writing that it elects not to receive a Note, new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing the principal amount of their Loans, in the amount of the aggregate principal amount of such Lender’s Loans at the time of the effectiveness of the applicable increase in the aggregate amount of the Loan. In connection with any increase in the aggregate amount of the Loans pursuant to this Section 2.14. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.	Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.	Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the making of Term Loans under Section 2.2.(a) shall be made from the Lenders pro rata according to the amounts of their respective Term Loan Commitments; (b) each payment or prepayment of principal of Term Loans and each payment of fees under Section 3.5.(b)(ii) shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (c) each payment of the fees under Section 3.5.(c) shall be made for the account of the Lenders pro rata according to the amounts of their respective Term Loan Commitments; (d) each payment of interest on the Term Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Lenders; and (e) the Conversion and Continuation of Term Loans of a particular Type (other than Conversions provided for by Sections 5.1.(c) and 5.5.) shall be made pro rata among the Lenders according to the amounts of their respective Term Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

Section 3.3.	Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment, should be distributed to the Lenders in accordance with Section 3.2. or Section 11.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 11.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.	Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.	Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as provided in the SunTrust Fee Letter and as may be otherwise agreed to in writing by the Borrower and the Administrative Agent.

(b) Extension Fee.

(i) [Intentionally Omitted].

(ii) If the Borrower exercises its right to extend the Term Loan Maturity Date in accordance with Section 2.12., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to 0.10% of the aggregate outstanding principal amount of such Lender’s Term Loans on the effective date of each such extension. Such fee shall be due and payable in full on the date the Administrative Agent receives the Extension Request pursuant to such Section.

(c) Unused Fee. During the Availability Period, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders, an unused facility fee equal to the aggregate amount of the Term Loan Commitments multiplied by 0.25% per annum. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each calendar quarter, commencing with the first full calendar quarter occurring after the Effective Date and ending on the last day of the Availability Period.

(d) [Intentionally Omitted].

(e) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent and the Joint Lead Arrangers as provided in their respective Fee Letters and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.	Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days (or 365 or 366 days, as applicable, in the case of Base Rate Loans) and the actual number of days elapsed.

Section 3.7.	Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, unused fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.	Statements of Account.

The Administrative Agent will account to the Borrower periodically, but no less than once every fiscal quarter, with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.	Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article VI. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Pro Rata Shares.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(c) with respect to its Term Loan Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee to such Defaulting Lender that otherwise would have been required to have been paid to that Defaulting Lender).

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Pro Rata Shares whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) [Intentionally Omitted].

(h) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Term Loan Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Term Loan Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.6.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.6.(b), shall pay to the Administrative Agent an assignment fee in the amount of $5000. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders, except the Defaulting Lender as set forth in the immediately preceding sentence.

Section 3.10.	Taxes; Foreign Lenders.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii) pay to the Administrative Agent for its account or the account of the applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction other than the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes or the Administrative Agent, if it is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes, if such Lender, such Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Term Loan Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

ARTICLE IV. BORROWING BASE PROPERTIES

Section 4.1.	Eligibility of Properties.

(a) Initial Borrowing Base Assets. As of the date hereof, the Lenders have approved for inclusion in calculations of the Borrowing Base (i) the Properties identified on Schedule 4.1., as well as the Unencumbered Eligible Property Value initially attributable to each such Property and the (ii) Mortgage Receivables identified on such Schedule.

(b) Additional Borrowing Base Properties. If after the Effective Date the Borrower desires that any additional Eligible Property be included in calculations of the Borrowing Base, the Borrower shall so notify the Administrative Agent in writing and provide the Administrative Agent with the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) An operating statement for such Property certified by a representative of the Borrower as being true and correct in all material respects and prepared in accordance with GAAP, if available, and otherwise in accordance with tax basis accounting principles, for the previous two fiscal years and for the current fiscal year through the fiscal quarter most recently ended to the extent available if such Property was acquired by the Borrower or a Subsidiary within the last 2 years;

(ii) A pro-forma operating statement or an operating budget for such Property for the current and immediately following fiscal year; provided, however, if such Property is subject to a Triple Net Lease, then only a 12-month forward rent roll shall be required;

(iii) An executive summary of the Property including, at a minimum, the following information relating to such Property: (A) a description of such Property, such description to include the age, location, survey, current occupancy rate and physical condition of such Property and (B) the current and projected condition of the regional market and specific submarket in which such Property is located, prepared by the Borrower, CoStar Group, Inc. or another similar market analysis company reasonably acceptable to the Administrative Agent;

(iv) A “Phase I” environmental assessment of such Property not more than 12 months old (or if such Property was previously subject to a Lien to secure Indebtedness of the Borrower or a Subsidiary and such Indebtedness was later satisfied in order to include such Property in the Borrowing Base, the most recently obtained “Phase I” obtained by the Borrower or a Subsidiary, so long as such “Phase I” was obtained within 3 years of the date of notification by the Borrower under this Section 4.1.(b), or such longer period, not to exceed 6 years of the date of notification by the Borrower under this Section 4.1(b), as approved by the Administrative Agent in its reasonable discretion, and the Borrower certifies that the representation set forth in Section 7.1.(o) is true and correct as of the date of such notification), which report has been prepared by Environmental Management Group or another environmental engineering firm acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld, conditioned or delayed, including any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property;

(v) A Borrowing Base Certificate that includes the Unencumbered Eligible Property Value of such Property;

(vi) To the extent the owner of such Property is not the Borrower or already party to the Guaranty, such deliveries as are required pursuant to Section 8.12. hereof (which items shall be delivered, and such Subsidiary shall become a Guarantor, prior to the date such Property is included as a Borrowing Base Property); and

(vii) Such other information the Administrative Agent may reasonably request in order to confirm that the Property is an Eligible Property.

Upon the Administrative Agent’s receipt of all of the foregoing items which shall be in form and substance reasonably satisfactory to the Administrative Agent, such Property shall be deemed to be a Borrowing Base Property.

(c) Nonconforming Properties. If a Property which the Borrower wants to have included in calculations of the Borrowing Base does not satisfy the requirements of an Eligible Property, the Borrower may by written notice to the Administrative Agent request that the Lenders nevertheless include such Property as a Borrowing Base Property. Such written notice shall set forth in a manner reasonably acceptable to the Administrative Agent a detailed description of each criteria set forth in the definition of Eligible Property which such Property fails to satisfy and the extent or manner in which it failed to satisfy such criteria (the “Nonconforming Features”). The Administrative Agent shall forward any such notice to the Lenders promptly upon receipt. In connection therewith, the Borrower shall deliver the information required by the immediately preceding subsection (b) to each of the Lenders. A Property shall become a Borrowing Base Property under this subsection only upon the approval of the Requisite Lenders, such approval not to be unreasonably withheld, conditioned or delayed.

(d) Additional Unencumbered Mortgage Receivables. If after the Effective Date the Borrower desires that any additional Mortgage Receivable be included in calculations of the Borrowing Base, the Borrower shall so notify the Administrative Agent in writing and provide the Administrative Agent with the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) Copies of the documents, instruments and agreements evidencing such Mortgage Receivable;

(ii) Evidence reasonably satisfactory to the Administrative Agent that (x) the Lien securing such Mortgage Receivable is a first priority Lien and (y) establishes the amount of Indebtedness secured by the Lien securing such Mortgage Receivable and the Value of the property encumbered by such Lien;

(iii) A Borrowing Base Certificate that includes the amount of such Mortgage Receivable; and

(iv) Such other information the Administrative Agent may reasonably request in order to confirm that the Mortgage Receivable qualifies as an Unencumbered Mortgage Receivable.

Upon the Administrative Agent’s receipt of all of the foregoing items, such Mortgage Receivable shall be deemed to be an Unencumbered Mortgage Receivable.

Section 4.2.	Release of Properties.

From time to time the Borrower may request, upon not less than 10 days prior written notice to the Administrative Agent (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion), that a Borrowing Base Asset be no longer considered a Borrowing Base Asset, which release (a “Property Release”) shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied as of the date of such Property Release:

(a) No Default or Event of Default exists or will exist immediately after giving effect to such Property Release and the reduction in the Borrowing Base by reason of such Property Release;

(b) The representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) immediately prior to and after giving effect to such Property Release with the same force and effect as if made on and as of such date except to the extent (i) that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date), and (ii) of changes in factual circumstances resulting from transactions permitted by the Loan Documents;

(c) The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate and Compliance Certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its reasonable satisfaction, that after giving effect to such request and any prepayment of the Loans or other Indebtedness to be made and/or the acceptance of any Property, Mortgage Receivable or cash or cash equivalents as an additional or replacement Borrowing Base Asset to be given concurrently with such request, that the Borrower will be in compliance with the covenants set forth in Section 10.1. after giving effect to the Property Release; and

(d) After giving effect to such Property Release, the number of Borrowing Base Properties shall be at least 100, and the aggregate Unencumbered Eligible Property Values of such Borrowing Base Properties shall be at least $300,000,000. Delivery by the Borrower to the Administrative Agent of a request for a Property Release shall constitute a representation by the Borrower that the matters set forth in the immediately preceding clauses (a) and (b) (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 4.3.	Frequency of Calculations of Borrowing Base.

Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Sections 4.1., 4.2.(c) and 9.4.(d). Any increase in the Unencumbered Eligible Property Value of a Borrowing Base Property shall become effective as of the next determination of the Borrowing Base as provided in this Section.

ARTICLE V. YIELD PROTECTION, ETC.

Section 5.1.	Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender determines that compliance with any law or regulation (including any Regulatory Change) or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender, or any corporation controlling such Lender, as a consequence of, or with reference to, such Lender’s Term Loan Commitment or its making or maintaining Loans below the rate which such Lender or such corporation controlling such Lender could have achieved but for such compliance (taking into account the policies of such Lender or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender or such corporation controlling such Lender to the extent that such Lender determines such increase in capital is allocable to such Lender’s obligations hereunder.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Term Loan Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Term Loan Commitment (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining Adjusted LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Term Loan Commitment of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(d) [Intentionally Omitted].

(e) Notification and Determination of Additional Costs. Each of the Administrative Agent and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, also to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section and reasonably detailed calculations of the amount of such compensation. Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive provided that such determinations are made on a reasonable basis and in good faith.

(f) Delay in Requests. Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that the Administrative Agent or such Lender, as the case may be, notifies the Borrower of the event giving rise to such increased costs or reductions, and of the Administrative Agent’s or such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.2.	Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR or Adjusted LIBOR; or

(b) the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make any additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans, and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3.	Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert, Loans of any other Type into, LIBOR Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4.	Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate equal to Adjusted LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5.	Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2. or Section 5.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(c), Section 5.2., or Section 5.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1., Section 5.2. or Section 5.3. that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii) any portion of such Lender’s Loans that would otherwise be made or Continued by such Lender as a LIBOR Loan shall be made or Continued instead as a Base Rate Loan, and any Base Rate Loan of such Lender that would otherwise be Converted into a LIBOR Loans shall remain as a Base Rate Loan.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 5.1.(c), 5.2. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the respective Pro Rata Share of each Lender.

Section 5.6.	Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 5.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c) or 5.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Term Loan Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(b) for a purchase price equal to (x) the aggregate principal balance of the Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any titled agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible

Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 5.1. or 5.4.) with respect to any period up to the date of replacement.

Section 5.7.	Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8.	Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1.	Initial Conditions Precedent.

The obligation of the Lenders to make the initial Loans hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) Term Notes (excluding any Lender that has requested that it not receive a Note) executed by the Borrower, payable to each applicable Lender and complying with the terms of Section 2.10.(a);

(iii) the Guaranty executed by the Parent and each owner of an Eligible Property (other than the Borrower);

(iv) an opinion of Tones Vaisey, PLLC, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request;

(v) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Borrower and the Parent certified as of a recent date by the Secretary of

State of the state of formation of such Person and of each other Loan Party certified as true, complete and correct copies by the Secretary or Assistant Secretary (or individual performing similar functions) of each other Loan Party;

(vi) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower, Notices of Term Loan Borrowing, Notices of Conversion and Notices of Continuation;

(viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix) a Borrowing Base Certificate calculated as of September 30, 2015 giving pro forma effect to the transactions contemplated herein;

(x) a Compliance Certificate calculated on a pro forma basis for the Parent’s fiscal quarter ending September 30, 2015;

(xi) evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xii) the Notice of Term Loan Borrowing from the Borrower requesting Loans and indicating how the proceeds thereof are to be made available to the Borrower, and if any of the Loans initially are to be LIBOR Loans, the Interest Period thereof;

(xiii) documentation evidencing that the Existing Credit Agreements have been amended such that the applicable terms of this Agreement are consistent with the terms of the Existing Credit Agreements and that the terms of this Agreement do not conflict with the terms of the Existing Credit Agreements, including without limitation, amending the Negative Pledge provisions of the Existing Credit Agreements to permit this Agreement to provide for the Negative Pledge pursuant to Section 10.2. on the same terms as such Negative Pledge in each such Existing Credit Agreement; and

(xiv) such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b) In the good faith judgment of the Administrative Agent:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower and their respective Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) the Parent, the Borrower, the other Loan Parties, and their respective Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any material agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound;

(iv) the Parent, the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(v) there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 6.2.	Conditions Precedent to All Credit Events.

In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1., the obligations of the Lenders to make any Loans (including pursuant to Section 2.14.) are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of the Loans or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted hereunder; and (c) the Administrative Agent shall have received a timely Notice of Term Loan Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time the Loans are made that all conditions to the making of such Loans contained in this Article VI. have been satisfied.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1.	Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make the Loans, each of the Parent and the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule (A), each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the types described in clauses (a)(i) and (f) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any material indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(e) Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. Part I of Schedule 7.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Parent, the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property and, if such Property is a Development Property, the status of completion of such Property. Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of any Borrower or any Subsidiary other than Permitted Liens and Liens set forth on Part II of Schedule 7.1.(f).

(g) Existing Indebtedness; Total Liabilities. Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have materially performed and are in material compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no event of default, or, to the best of Parent’s and the Borrower’s knowledge, no default or other event or condition which with the giving of notice, the lapse of time, or both, would constitute an event of default, exists with respect to any such Indebtedness.

(h) Material Contracts. Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries that is party to any Material Contract has materially performed and is in material compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i) Litigation. Except as set forth on Schedule 7.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. There are no strikes, slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.

(j) Taxes. All federal, state and other material tax returns of the Parent, the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, any other Loan Party or any other Subsidiary is under audit. All material charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal years ended December 31, 2013 and December 31, 2014, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2015, and the related unaudited consolidated statements of operations and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal quarter ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP, consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and, with respect to the financial statements referenced in clause (i), the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of footnotes). None of the Parent, the Borrower or any of their respective Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l) No Material Adverse Change; Solvency. Since December 31, 2014, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Parent, the Borrower and the other Loan Parties is Solvent after giving effect to Section 30 of the Guaranty. The Parent, the Borrower, the other Loan Parties and the other Subsidiaries, on a consolidated basis, are Solvent.

(m) ERISA.

(i) Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of each of the Parent and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n) Absence of Default. None of (i) the Loan Parties is in default under its certificate or articles of incorporation or formation or any material provision of its bylaws, partnership agreement or other similar organizational documents, and (ii) the other Subsidiaries of the Parent is in default of any material provision under its certificate or articles of incorporation or formation or any material provision of its bylaws, partnership agreement or other similar organizational documents. No event has occurred, which has not been remedied, cured or waived: (A) which constitutes a Default or an Event of Default; or (B) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Environmental Laws. Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Parent’s or the Borrower’s knowledge after due inquiry, threatened, against the Parent, the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To either the Parent’s or the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p) Investment Company. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Affiliate Transactions. Except as permitted by Section 10.8. or as otherwise set forth on Schedule 7.1.(r), none of the Parent, the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(s) Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as specified in Section 7.1.(t), without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. No claim has been asserted to any Loan Party or any Subsidiary by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property, in each case, that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(t) Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of owning, leasing and financing real estate, together with other business activities incidental thereto.

(u) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(v) Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished (including times prior to the Agreement Date in respect of any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated by this Agreement), complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP, consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions that the Borrower, other Loan Party or other Subsidiary believed to be reasonable in light of the circumstances in which such financial projections and forward-looking statements were made (it being acknowledged that projections and forward-looking statements are not viewed as facts and the actual results may vary materially from projected results and that no assurance can be given that the projected results will be realized). No fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee) a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(w) Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(x) OFAC. None of the Parent, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or to the Parent’s and the Borrower’s knowledge, any other Affiliate of the Parent: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person;

or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(y) REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all applicable requirements and conditions imposed under the Internal Revenue Code necessary to allow the Parent to maintain its status as a REIT.

(z) Borrowing Base Assets. Each of the Properties and other assets included in calculations of the Borrowing Base satisfy all of the requirements contained in the definitions of “Eligible Property”, “Unencumbered Cash” and “Unencumbered Mortgage Receivable”, as applicable, except in the case of a Property to the extent the requirements in the definition of “Eligible Property” were waived by the Requisite Lenders, pursuant to Section 4.1.(c) at the time such Property was included in the Borrowing Base and such Property has not ceased to be a Borrowing Base Property pursuant to the definition thereof.

(aa) Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. None of the Parent, the Borrower, any Subsidiary or, to the knowledge of the Parent and the Borrower, any of their respective directors, officers, employees and agents (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents (in the case of directors, officers, employees and agents, acting solely in their capacity as such for the Parent, the Borrower or a Subsidiary, as applicable) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, in each case to the extent applicable to such Persons. The Parent, the Borrower, their respective Subsidiaries and, to the knowledge of the Parent and the Borrower, their respective directors, officers, employees and agents (in the case of directors, officers, employees and agents, acting solely in their capacity as such for the Parent, the Borrower or a Subsidiary, as applicable) are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects and to the extent applicable to such Persons. None of the Parent, the Borrower or any of their respective Subsidiaries is, or derives any of its assets or operating income from investments in or transactions with, a Sanctioned Person and, to the knowledge of the Parent and the Borrower, none of the respective directors, officers, employees or agents of the Parent, the Borrower or any of their respective Subsidiaries is a Sanctioned Person.

Section 7.2.	Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Term Loan Maturity Date is effectuated pursuant to Section 2.12., and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VIII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, the Parent and the Borrower, as applicable, shall comply with the following covenants:

Section 8.1.	Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2.	Compliance with Applicable Law.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents (in the case of directors, officers, employees and agents, acting solely in their capacity as such for the Parent, the Borrower or a Subsidiary, as applicable) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, in each case to the extent applicable to such Persons.

Section 8.3.	Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, or cause each tenant under a Tenant Lease to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be lawfully conducted at all times subject to the rights of tenants under Tenant Leases.

Section 8.4.	Conduct of Business.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1.(t) and not enter into any line of business not otherwise engaged in by the Loan Parties as of the Agreement Date.

Section 8.5.	Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, or cause each tenant under a Tenant Lease to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list (together with copies, if requested by the Administrative Agent) of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and/or certificates of property, casualty and flood insurance, in form and substance reasonably satisfactory to the Administrative Agent.

Section 8.6.	Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) prior to delinquency, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) within 10 days of the date due, all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, could reasonably be expected to become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7.	Books and Records; Inspections.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which materially complete, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender, upon three (3) Business Days’ prior written notice to the Borrower (provided that if a Default or Event of Default has occurred and is continuing, such written notice shall not be required), to visit, subject to the rights of tenants under Tenant Leases (so long as such rights do not consist of restrictions on a Lender’s right to visit a property imposed to avoid compliance with this Section), and inspect any of such Loan Parties’ or Subsidiaries’ respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Parent if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Administrative Agent, the Parent and the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary with the Borrower’s accountants.

Section 8.8.	Use of Proceeds.

The Borrower will use the proceeds of Loans to finance capital expenditures, to acquire properties, to repay Indebtedness of the Borrower and its Subsidiaries, to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or

Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Parent and the Borrower shall not use, and shall ensure that their respective Subsidiaries and their respective directors, officers, employees and agents (in the case of directors, officers, employees and agents, acting solely in their capacity as such for the Parent, the Borrower or a Subsidiary, as applicable) shall not use, the proceeds of any Loan in any manner that would result in a violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

Section 8.9.	Environmental Matters.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply all Environmental Laws and all Governmental Approvals (including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws), in each case, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10.	Further Assurances.

At the Borrower’s cost and expense and upon the reasonable request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11.	Material Contracts.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract. Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 8.12.	Additional Guarantors.

(a) Within a reasonable period of time (such period not to exceed 45 days) following the date that a Subsidiary of the Borrower first becomes the owner of an Eligible Property and if such Subsidiary still owns an Eligible Property on the date the following is required to be satisfied (such Subsidiary, a “Property Subsidiary”), the Borrower shall deliver to the Administrative Agent each of the following, in form and substance satisfactory to the Administrative Agent, for such Property Subsidiary and for each other Subsidiary of the Parent (other than the Borrower) that owns any direct or indirect Equity Interest in such Property Subsidiary, in each case, if such Subsidiary or Subsidiaries not already party to the Guaranty: (i) an Accession Agreement and (ii) the items that would have been delivered under Sections 6.1.(a)(iv) through (viii) and (xiv) if such Subsidiary or Subsidiaries had been a Loan Party on the Agreement Date.

(b) The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor (other than the Parent) from the Guaranty so long as: (i) such Guarantor is not required to be a party to the Guaranty under the immediately preceding subsection (a); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.; (iii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; (iv) if, upon removal of such entity as a Guarantor, any Property would cease to be a Borrowing Base Property, the Borrower shall have complied with the requirements of Section 4.2.; (v) such Guarantor will not have any, or will be released contemporaneously from all, Guarantee obligations in respect of the Existing Credit Agreements; and (vi) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 8.13.	REIT Status.

The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

ARTICLE IX. INFORMATION

For so long as this Agreement is in effect, the Parent and the Borrower, as applicable, shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1.	Quarterly Financial Statements.

As soon as available but in no event later than 60 days after the end of each of the first, second and third fiscal quarters of the Parent, the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by a Financial Officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes).

Section 9.2.	Year-End Statements.

As soon as available but in no event later than 120 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by a Financial Officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young or any other independent certified public accountants of recognized standing reasonably acceptable to the Administrative Agent, whose report shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized the Parent to deliver such financial statements and report thereon to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 9.3.	Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed on behalf of the Parent by a Financial Officer of the Parent (a) setting forth a reasonably detailed list of all Eligible Properties which the Borrower has included in calculations of Total Unencumbered Eligible Property Value for the fiscal period covered by such Compliance Certificate; (b) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 10.1.; and (c) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent and/or the Borrower with respect to such event, condition or failure.

Section 9.4.	Other Information.

(a) Promptly upon receipt thereof, copies of any management report submitted to the Parent, the Borrower or either of their Board of Directors by its independent public accountants;

(b) Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c) Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any other Subsidiary or any other Loan Party;

(d) Within forty-five (45) days after the end of each fiscal quarter of the Parent, (i) a Borrowing Base Certificate and (ii) an operating summary with respect to each Borrowing Base Property including without limitation, a quarterly and year-to-date statement of Net Operating Income and a leasing/occupancy status report together with a current rent roll for such Property (except if such Borrowing Base Property is subject to a Triple Net Lease, in which case, the Borrower shall furnish to the Administrative Agent a rent roll showing rent paid for the last fiscal quarter for such Borrowing Base Property);

(e) No later than forty-five (45) days before the end of each fiscal year of the Parent ending prior to the Term Loan Maturity Date projected balance sheets, operating statements and sources and uses of cash of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1. at the end of each fiscal quarter of the next succeeding fiscal year;

(f) Prior to February 1 of each year prior to the Term Loan Maturity Date, a property budget for each Borrowing Base Property for the coming fiscal year of the Parent; provided, however, if such Borrowing Base Property is subject to a Triple Net Lease, then only a 12-month forward rent roll shall be required;

(g) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(h) To the extent any Responsible Officer of a Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(i) A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower or any other Loan Party within five (5) Business Days after the effectiveness thereof;

(j) Prompt notice of (i) any change in any Financial Officer of the Parent or the Borrower, any other Loan Party or any other Subsidiary, (ii) any change in the business, assets, liabilities, financial condition, results of operations of any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, a Material Adverse Effect;

(k) Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(l) Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(m) Any notification of a violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect;

(n) Promptly upon the request of the Administrative Agent, evidence of the Parent’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(o) Promptly, upon each request, information identifying any Loan Party as a Lender may request in order to comply with the Patriot Act;

(p) Promptly, and in any event within 3 Business Days after a Responsible Officer of the Parent or the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(q) Promptly upon, and in any event within 10 Business Days of, any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect; and

(r) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any of the other Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.

Section 9.5.	Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically (other than by e-mail) shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent, the Parent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent, the Parent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Eastern time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the certificate required by Section 9.3. to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 9.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6.	USA Patriot Act Notice; Compliance.

Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Parent and the Borrower that pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X. NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Parent or the Borrower, as applicable, shall comply with the following covenants:

Section 10.1.	Financial Covenants.

(a) Leverage Ratio. The Parent shall not permit the ratio of (i) Total Outstanding Indebtedness of the Parent and its Subsidiaries to (ii) Total Market Value, to exceed 0.60 to 1.00 at any time.

(b) Secured Indebtedness Ratio. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries to (ii) Total Market Value, to exceed 0.40 to 1.00 at any time.

(c) Recourse Secured Indebtedness Ratio. The Parent shall not permit the ratio of (i) Secured Indebtedness that is not Nonrecourse Indebtedness of the Parent and its Subsidiaries to (ii) to Total Market Value, to exceed 0.100 to 1.00 at any time.

(d) Adjusted EBITDA to Interest Expense. The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries for the fiscal quarter most recently ended for which financial statements are available to (ii) Interest Expense of the Parent and its Subsidiaries for such fiscal quarter, to be less than 1.85 to 1.0 at any time.

(e) Adjusted EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries for the fiscal quarter most recently ended for which financial statements are available to (ii) Fixed Charges of the Parent and its Subsidiaries for such fiscal quarter, at any time to be less than 1.50 to 1.00.

(f) Tangible Net Worth. The Parent shall not permit Tangible Net Worth at any time to be less than (i) $300,000,000 plus (ii) 85.0% of the Net Proceeds of all Equity Issuances effected after December 31, 2014 by the Parent or any of its Subsidiaries to any Person other than the Parent or any of its Subsidiaries.

(g) Ratio of Total Unsecured Indebtedness to Total Unencumbered Eligible Property Value. The Parent shall not permit the ratio of (i) Total Unsecured Indebtedness of the Parent and its Subsidiaries to (ii) Total Unencumbered Eligible Property Value to exceed 0.60 to 1.00 at any time.

(h) Permitted Investments. The Parent shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value (determined in accordance with GAAP in the cases of clauses (i) through (iii)) of such holdings of such Persons to exceed 15.0% of Total Market Value at any time:

(i) unimproved real estate (which shall not include any Development Property);

(ii) Common stock, Preferred Equity and other Equity Interests in Persons (other than Wholly Owned Subsidiaries);

(iii) Mortgage Receivables in favor of the Borrower, any other Loan Party or other Subsidiary; and

(iv) Total Budgeted Costs for Development Properties.

In addition to the foregoing limitation regarding the aggregate value of clauses (i) through (iv), the aggregate value of clause (ii) shall not exceed 10.0% of Total Market Value at any time, and the aggregate value of clause (iii) shall not exceed 10% of Total Market Value at any time.

(i) Dividends and Other Restricted Payments. Subject to the following sentence, if an Event of Default exists, neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any of its Subsidiaries to, declare or make any Restricted Payments except that the Parent may declare and make cash distributions to its shareholders in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 8.13. (and the Borrower and its Subsidiaries may declare and make cash distributions to the Parent for such purpose), and Subsidiaries of the Borrower may pay Restricted Payments to the Borrower or any other Subsidiary of the Borrower that is a Loan Party. If an Event of Default specified in Section 11.1.(a), Section 11.1.(e) or Section 11.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Subsidiary to, make any Restricted Payments to any Person except that Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary of the Borrower that is a Loan Party.

(j) Total Unencumbered Eligible Property Value. The Parent shall not, and shall not permit Total Unencumbered Eligible Property Value to be less than $300,000,000 at any time.

(k) Eligible Properties. The Parent shall not permit the number of Eligible Properties to be less than 100 at any time.

Section 10.2.	Negative Pledge.

(a) Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or Subsidiary to, (i) create, assume, incur, permit or suffer to exist any Lien on any Borrowing Base Asset or any direct or indirect ownership interest of the Borrower in any Person owning any Borrowing Base Asset, now owned or hereafter acquired, except for Permitted Liens; or (ii) except for the Permitted Negative Pledges, permit any Borrowing Base Asset or any direct or indirect ownership interest of the Borrower or in any Person owning a Borrowing Base Asset, to be subject to a Negative Pledge if such Negative Pledge prohibits or purports to prohibit the creation of a Lien on such Borrowing Base Asset or ownership interest as security for the Obligations.

(b) Neither the Parent nor the Borrower, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.

(c) If any Borrowing Base Asset becomes subject to a Lien causing such Borrowing Base Asset to no longer satisfy the definition of Eligible Property, Unencumbered Mortgage Receivable or Unencumbered Cash, as applicable, then the Borrower or the applicable Subsidiary shall cause the Obligations to be secured equally and ratably with all other obligations secured by such Lien, and in any case the Lenders shall have the benefit, to the full extent that and with such priority as, the Lenders may be entitled under Applicable Law, of an equitable Lien on such Borrowing Base Asset as security for the Obligations. The grant of a Lien pursuant to this Section 10.2.(c) shall not be deemed to cure any Default or Event of Default occurring as a result of such Borrowing Base Asset becoming subject to such Lien.

Section 10.3.	Restrictions on Intercompany Transfers.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Parent, the Borrower or any other Subsidiary; (c) make loans or advances to the Parent, the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Parent, the Borrower or any other Subsidiary; other than:

(i) with respect to clauses (a) through (d), those encumbrances or restrictions contained in (x) any Loan Document, (y) the Existing Credit Agreements or (z) any other agreement (A) evidencing Indebtedness that is not Secured Indebtedness which the Parent, the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Indebtedness that are either substantially similar to, or less restrictive than, the encumbrances and restrictions set forth in this Agreement;

(ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Parent, the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business; and

(iii) with respect to clause (d), those encumbrances or restrictions contained in an agreement (x) evidencing Indebtedness which a Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement and (y) which Indebtedness is secured by a Lien on the assets of such Subsidiary permitted to exist under the Loan Documents, so long as such encumbrances and restrictions apply only to such Subsidiary and such Subsidiary has no material assets other than those encumbered by such Lien.

Section 10.4.	Merger, Consolidation, Sales of Assets and Other Arrangements.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation (other than (x) any transaction of merger or consolidation between or among Loan Parties; provided that if the Parent or the Borrower enters into such a transaction of merger, it is the survivor thereof, (y) any transaction of merger or consolidation of a Subsidiary that is not Loan Party into a Loan Party so long as the Loan Party is the survivor thereof and (z) any transaction of merger or consolidation between two or more Subsidiaries that are not Loan Parties); (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire any assets of, or make an Investment in, any other Person; provided, however, that any of the actions described in the immediately preceding clauses (a) through (d) may be taken with respect to the Borrower, any other Loan Party or any other Subsidiary so long as (x) immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (y) if as a result of any such transaction, or series of such actions, the amount of Consolidated Tangible Assets would increase or decrease by 25.0%, then the Requisite Lenders shall have given their prior written consent to such action or series of actions (such consent not to be unreasonably withheld, conditioned or delayed); notwithstanding the foregoing, the Parent and the Borrower may not enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger.

Further, no Loan Party nor any Subsidiary, shall enter into any sale-leaseback transactions or other transaction by which such Loan Party or Subsidiary shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 10.5.	Plans.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Neither the Parent nor the Borrower shall cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6.	Fiscal Year.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7.	Modifications of Organizational Documents and Material Contracts.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is materially adverse to the interest of the Administrative Agent or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of any Loan Party or other Subsidiary in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity.

Section 10.8.	Transactions with Affiliates.

Neither the Parent nor the Borrower shall permit to exist or enter into, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1.(r), (b) upon fair and reasonable terms which are no less favorable to the Parent, the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) transactions between or among Loan Parties, and (d) transactions between or among Subsidiaries that are not Loan Parties.

Section 10.9.	Environmental Matters.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a material risk to human health, safety or the environment, in each case, if such violation, claim or risk could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.10.	Derivatives Contracts.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish, or were intended to establish, an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

ARTICLE XI. DEFAULT

Section 11.1.	Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment.

(i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of mandatory prepayment or acceleration or otherwise) the principal of any of the Loans; or

(ii) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) any interest on any of the Loans or any of the other payment Obligations (other than those subject to the immediately preceding clause (i)) owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and in the case of this subsection (a)(ii) only, such failure shall continue for a period of 3 Business Days. For purposes of this subsection (a)(ii) if no due date is specified in this Agreement or in any other Loan Document for an Obligation, then the due date shall be considered to be the 3rd Business Day following the Borrower’s receipt of notice from the Administrative Agent that such other payment Obligation is due and payable.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1. (solely with respect to the existence of the Borrower), Section 8.13., Article IX. or Article X.; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains actual knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading, in either case, in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross-Default.

(i) The Parent, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans)

having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of (x) $5,000,000 or more in the case of Indebtedness that is not Nonrecourse Indebtedness or (y) $20,000,000 or more in the case of Nonrecourse Indebtedness (collectively, “Material Indebtedness”); or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii) Any other event shall have occurred and be continuing beyond all applicable grace and cure periods, which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (other than a mandatory prepayment resulting from the voluntary sale or condemnation of, or a casualty event with respect to, any Property securing such Material Indebtedness; provided that such sale, condemnation or event does not otherwise cause a Default or Event of Default hereunder and, with respect to any condemnation or casualty event, the Parent, the Borrower or such Subsidiary receives insurance proceeds with respect to such Property in an amount sufficient to repay such Material Indebtedness).

(e) Voluntary Bankruptcy Proceeding. The Parent, the Borrower or any other Loan Party or any other Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any other Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, (x) $2,500,000 in the case of Subsidiaries owning or leasing any Borrowing Base Assets or (y) $10,000,000 in the case of the Borrower, any other Loan Party, or any other Subsidiary or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, (x) $500,000 in the case of Subsidiaries owning or leasing any Borrowing Base Assets or (y) $10,000,000 in the case of the Borrower, any other Loan Party, or any other Subsidiary, and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of twenty (20) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $5,000,000; or

(ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $5,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the then outstanding voting stock of the Parent;

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office;

(iii) the Parent shall cease to own and control, directly or indirectly, at least 65% of the outstanding Equity Interests of the Borrower; or

(iv) the Parent shall cease to be the managing member of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

(m) Damage; Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower, any other Loan Party, or any other Subsidiary taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 11.2.	Remedies Upon Event of Default.

Upon the occurrence and during the continuance of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence and during the continuance of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans, and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties and (2) the Term Loan Commitments then in effect shall immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall declare: (1) (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties and (2) terminate the Term Loan Commitments then in effect.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Parent, the Borrower and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 11.3.	Remedies Upon Default.

Upon the occurrence and during the continuance of a Default specified in Section 11.1.(f), any Term Loan Commitments then in effect shall immediately and automatically terminate.

Section 11.4.	Marshaling; Payments Set Aside.

None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises it rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5.	Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.4.) under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 13.2. until paid in full, and then Fees;

(b) payments of interest on all Loans to be paid to the Lenders equally and ratably in accordance with the respective amounts thereof then due and owing;

(c) payments of principal of all Loans to be paid to the Lenders equally and ratably in accordance with the respective amounts thereof then due and owing to such Persons;

(d) amounts due to the Administrative Agent and the Lenders pursuant to Sections 12.6. and 13.10.;

(e) payments of all other Obligations and other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Lenders; and

(f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.6.	[Intentionally Omitted].

Section 11.7.	Performance by Administrative Agent.

If the Parent, the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower and after the expiration of any cure or grace periods set forth herein (if no specific notice and cure or grace period is expressly set forth herein or in any of the other Loan Documents, then 3 Business Days after the Borrower receives written notice from the Administrative Agent), perform or attempt to perform such covenant, duty or agreement on behalf of the Parent, the Borrower or such other Loan Party. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower or any other Loan Party under this Agreement or any other Loan Document.

Section 11.8.	Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 13.4. (subject to the terms of Section 3.3.), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI. and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII. THE ADMINISTRATIVE AGENT

Section 12.1.	Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Parent and the Borrower are not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Parent, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or if required by the Loan Documents, all Lenders) have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2.	SunTrust as Lender.

SunTrust, as a Lender, shall have the same rights and powers as a Lender under this Agreement and any other Loan Document, as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include SunTrust in each case in its individual capacity. SunTrust and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, or otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their respective Affiliates that is communicated to or obtained by SunTrust (or any other Person serving as the Administrative Agent) or its Affiliates in any capacity.

Section 12.3.	Reserved.

Section 12.4.	Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.5.	Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, each Lender agrees that neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Each Lender acknowledges that neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Parent, the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons, or to inspect the property, books or records of the Parent, the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.6.	Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7.	Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.8.	Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

ARTICLE XIII. MISCELLANEOUS

Section 13.1.	Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Broadstone Net Lease, LLC

530 Clinton Square

Rochester, New York 14604

Attn: Chief Financial Officer

Telecopy Number:           (585) 287-6505

Telephone Number:         (585) 287-6500

If to the Administrative Agent:

SunTrust Bank

CRE Atlanta Middle Office

Attn: Middle Office Hub Team Lead

Mail Code: GA-Atlanta-0081

1155 Peachtree Street, NE, Suite 300

Atlanta, Georgia 30309

With a copy to:

SunTrust Bank

Agency Services

303 Peachtree Street, NE / 25th Floor

Atlanta, Georgia 30308

Attn: Doug Weltz

Telecopy Number:           (404) 221-2001

and

SunTrust Bank Legal Department – CRE

303 Peachtree Street, NE, Suite 3600

Mail Code GA-ATL-0643

Atlanta, Georgia 30308

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2.	Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak, Debt Domain or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, and the other Loan Documents including, without limitation, each Note, or in connection with the Loans made issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3.	Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4.	Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Administrative Agent exercised in its reasonable discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.5.	Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT, OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6.	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Term Loan Commitment and Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Term Loan Commitment, if then in effect, and the aggregate principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 then such assigning Lender shall assign the entire amount of its Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment of a Lender shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan Commitment and Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Term Loan Commitment or a Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $5,000 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes, are issued to the assignee and such transferor Lender, as appropriate.

(v) No Assignment to Borrower. No such assignment shall be made to the Parent, the Borrower or any of the Parents or the Borrower’s respective Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4., 13.2. and 13.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) decrease the amount of such Lender’s Loan, (x) extend the date fixed for the payment of principal on the Loan or portions thereof owing to such Lender (except as otherwise contemplated under Section 2.9.), (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 5.1., 5.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 5.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10.(c) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 13.7.	Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each Lender directly affected thereby (or the Administrative Agent at the written direction of each such Lender), do any of the following:

(i) increase or reinstate the Term Loan Commitment of a Lender, decrease the principal amount of the Loans or subject the Lenders to any additional obligations;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations owing to such Lender;

(iii) reduce the amount of any Fees payable to such Lender hereunder;

(iv) modify the definition of “Availability Period”, “Availability Termination Date”, “Term Loan Maturity Date” (except in accordance with Section 2.12.), or otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations; or

(v) amend or otherwise modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2.;

(vi) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 8.12.;

(vii) amend or otherwise modify the definition of the terms “Requisite Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section; or

(ix) waive a Default or Event of Default under Section 11.1.(a).

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section (such waiver not to be unreasonably withheld, conditioned or delayed), notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Parent or the Borrower shall entitle the Parent or the Borrower to other or further notice or demand in similar or other circumstances.

(d) Replacement of Dissenting Lender. If a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 13.7.(c), requires the vote of such Lender, and all of the other Lenders shall have voted in favor of such amendment, modification or waiver, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Dissenting Lender”), and upon such demand the Dissenting Lender shall promptly, assign its Term Loan Commitment (if then in effect) and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(b) for a purchase price equal to (x) the aggregate principal balance of the Loans then owing to the Dissenting Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Dissenting Lender, or any other amount as may be mutually agreed upon by such Dissenting Lender and Eligible Assignee. Each of the Administrative Agent and the Dissenting Lender shall reasonably cooperate in effectuating the replacement of such Dissenting Lender under this Section, but at no time shall the Administrative Agent, such Dissenting Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Dissenting Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Dissenting Lender compensation owing to such Dissenting Lender pursuant to this Agreement with respect to any period up to the date of replacement.

Section 13.8.	Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, the Administrative Agent and the Joint Lead Arrangers, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, any Joint Lead Arranger or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, any Joint Lead Arranger or any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.

Section 13.9.	Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Term Loan Commitment or Loan or participation therein or any Loan as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower or any Affiliate of the Parent or the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Parent or the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Parent, the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.10.	Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of the Affiliates of each of the Administrative Agent or any of the Lenders, and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 5.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and their respective Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Parent, the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent, the Borrower or their respective Subsidiaries (or their respective properties) (or the Administrative Agent and/or the Lenders as successors to the Parent or the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment. No Indemnified Party referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any of their respective Subsidiaries, any Loan Party, any shareholder of the Parent, the Borrower or any of their respective Subsidiaries (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any their respective Subsidiaries.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder; provided, however, that in connection with any enforcement action in which the Borrower is responsible for the fees and disbursements of counsel, Borrower shall only be required to pay the expenses of one counsel for the Administrative Agent and, to the extent the Lenders reasonably determine that joint representation is not appropriate under the circumstances, one separate counsel to the Lenders (in addition to any local or special counsel).

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.11.	Termination; Survival.

This Agreement shall terminate at such time as all Loans and other Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 5.1., 5.4., 12.6., 13.2., 13.3. and 13.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.12.	Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13.	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14.	Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.15.	Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.16.	Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17.	Limitation of Liability.

None of the Administrative Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement, or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.18.	Entire Agreement.

This Agreement, the Notes, and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 13.19.	Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Parent, the Borrower and each Lender.

Section 13.20.	Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

BROADSTONE NET LEASE, LLC, a New York limited liability company

By:	Broadstone Net Lease, Inc.,
a Maryland corporation,
Managing Member

By:	/s/ Christopher J. Czarnecki
	Name:	Christopher J. Czarnecki
	Title:	Chief Financial Officer

BROADSTONE NET LEASE, INC., a Maryland corporation

By:	/s/ Christopher J. Czarnecki
	Name:	Christopher J. Czarnecki
	Title:	Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Broadstone Net Lease, LLC]

SUNTRUST BANK, as Administrative Agent and as a Lender

By:	/s/ Francine Glandt
	Name:	Francine Glandt
	Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Broadstone Net Lease, LLC]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Elizabeth Johnson
	Name:	Elizabeth Johnson
	Title:	Executive Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Broadstone Net Lease, LLC]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Lisa Plescia
	Name:	Lisa Plescia
	Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Broadstone Net Lease, LLC]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Fredrick H. Denecke
	Name:	Fredrick H. Denecke
	Title:	Senior Vice President

[Signature Page to Term Loan Agreement with Broadstone Net Lease, LLC]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jason Weaver
	Name:	Jason Weaver
	Title:	Senior Vice President

[Signature Page to Term Loan Agreement with Broadstone Net Lease, LLC]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gregory J. Fedorko
	Name:	Gregory J. Fedorko
	Title:	Vice President

[Signature Page to Term Loan Agreement with Broadstone Net Lease, LLC]

BANK OF MONTREAL, as a Lender

By:	/s/ Gwendolyn Gatz
	Name:	Gwendolyn Gatz
	Title:	Vice President

[Signature Page to Term Loan Agreement with Broadstone Net Lease, LLC]

FIRST TENNESSEE BANK N.A, as a Lender

By:	/s/ Greg Cullum
	Name:	Greg Cullum
	Title:	Senior Vice President

SCHEDULE I

Term Loan Commitments

Lender	Term Loan Commitment Amount
SunTrust Bank	$67,500,000
JPMorgan Chase Bank, N.A.	$67,500,000
Manufacturers and Traders Trust Company	$50,000,000
Capital One, National Association	$50,000,000
KeyBank National Association	$50,000,000
PNC Bank, National Association	$50,000,000
Bank of Montreal	$25,000,000
First Tennessee Bank	$15,000,000

Total:	$375,000,000

SCHEDULE 1.1.

LIST OF LOAN PARTIES

No.	Name	Status	Tax ID Number
1	Broadstone Net Lease, LLC	Borrower	20-5367492
2	Broadstone Net Lease, Inc.	Parent and Guarantor	26-1516177
3	Broadstone 2020EX Texas, LLC	Guarantor	36-4740469
4	Broadstone AC Wisconsin, LLC	Guarantor	37-1779142
5	Broadstone AI Michigan, LLC	Guarantor	90-0915899
6	Broadstone APLB Brunswick, LLC	Guarantor	26-2055593
7	Broadstone APLB Minnesota, LLC	Guarantor	27-5434996
8	Broadstone APLB Sarasota, LLC	Guarantor	26-1701732
9	Broadstone APLB SC, LLC	Guarantor	35-2526656
10	Broadstone APLB Utah, LLC	Guarantor	37-1777553
11	Broadstone APLB Virginia, LLC	Guarantor	90-0962518
12	Broadstone APM Florida, LLC	Guarantor	35-2529293
13	Broadstone ASDCW Texas, LLC	Guarantor	37-1706587
14	Broadstone BEC Texas, LLC	Guarantor	38-3935717
15	Broadstone BEF Portfolio, LLC	Guarantor	38-3979099
16	Broadstone BFC Maryland, LLC	Guarantor	61-1757257
17	Broadstone BFW Minnesota, LLC	Guarantor	26-3799797
18	Broadstone BK Emporia, LLC	Guarantor	26-1489950
19	Broadstone BK Virginia, LLC	Guarantor	26-0590100
20	Broadstone BNR Arizona, LLC	Guarantor	36-4762552
21	Broadstone BT South, LLC	Guarantor	32-0455028
22	Broadstone BW Arkansas, LLC	Guarantor	61-1770904
23	Broadstone BW Texas, LLC	Guarantor	35-2504724
24	Broadstone BW Wings South, LLC	Guarantor	35-2541479
25	Broadstone Cable, LLC	Guarantor	45-3144798
26	Broadstone CC Portfolio, LLC	Guarantor	32-0467886
27	Broadstone CFW Texas, LLC	Guarantor	32-0371699
28	Broadstone CI West, LLC	Guarantor	61-1765009
29	Broadstone DHCP VA AL, LLC	Guarantor	35-2492161
30	Broadstone EA Ohio, LLC	Guarantor	30-0742680
31	Broadstone EO Birmingham I, LLC	Guarantor	20-5691319
32	Broadstone EO Birmingham II, LLC	Guarantor	20-5691745
33	Broadstone EWD Illinois, LLC	Guarantor	35-2477859
34	Broadstone FDT Wisconsin, LLC	Guarantor	80-0928692
35	Broadstone FHS Texas, LLC	Guarantor	36-4817819
36	Broadstone Filter, LLC	Guarantor	45-3144880
37	Broadstone FMFP Texas B2, LLC	Guarantor	45-2548133

No.	Name	Status	Tax ID Number
38	Broadstone FMFP Texas B3, LLC	Guarantor	45-2548172
39	Broadstone GC Kentucky, LLC	Guarantor	32-0433329
40	Broadstone GCSC Florida, LLC	Guarantor	61-1705354
41	Broadstone HLC Midwest, LLC	Guarantor	32-0455451
42	Broadstone IELC Texas, LLC	Guarantor	27-0798107
43	Broadstone IS Houston, LLC	Guarantor	37-1757407
44	Broadstone JFR Portfolio, LLC	Guarantor	35-2541632
45	Broadstone JLC Missouri, LLC	Guarantor	27-4396668
46	Broadstone KNG Oklahoma, LLC	Guarantor	27-3006228
47	Broadstone Kinston, LLC	Guarantor	61-1764867
48	Broadstone LC Florida, LLC	Guarantor	61-1763968
49	Broadstone LGC Northeast, LLC	Guarantor	27-3740336
50	Broadstone MCW Wisconsin, LLC	Guarantor	35-2477526
51	Broadstone MD Oklahoma, LLC	Guarantor	32-0364339
52	Broadstone MED Florida, LLC	Guarantor	36-4749510
53	Broadstone MFEC Florida, LLC	Guarantor	38-3968391
54	Broadstone MHH Michigan, LLC	Guarantor	38-3943803
55	Broadstone NDC Fayetteville, LLC	Guarantor	26-2890531
56	Broadstone NI North Carolina, LLC	Guarantor	80-0879315
57	Broadstone NSC Texas, LLC	Guarantor	35-2521907
58	Broadstone OP Ohio, LLC	Guarantor	37-1761409
59	Broadstone PC Michigan, LLC	Guarantor	38-3920561
60	Broadstone PCSC Texas, LLC	Guarantor	27-4511872
61	Broadstone Pearl, LLC	Guarantor	35-2520467
62	Broadstone PP Arkansas, LLC	Guarantor	37-1773851
63	Broadstone PY Cincinnati, LLC	Guarantor	26-1696070
64	Broadstone RA California, LLC	Guarantor	32-0422497
65	Broadstone RM Missouri, LLC	Guarantor	30-0371724
66	Broadstone Roller, LLC	Guarantor	36-4749304
67	Broadstone SC Illinois, LLC	Guarantor	38-3918098
68	Broadstone SF Minnesota, LLC	Guarantor	61-1740057
69	Broadstone SNC OK TX, LLC	Guarantor	27-0798042
70	Broadstone SNI East, LLC	Guarantor	90-1019863
71	Broadstone SNI Greenwich, LLC	Guarantor	36-4782694
72	Broadstone SOE Raleigh, LLC	Guarantor	61-1668179
73	Broadstone SPS Utah, LLC	Guarantor	30-0843635
74	Broadstone STI Minnesota, LLC	Guarantor	38-3956167
75	Broadstone TA Tennessee, LLC	Guarantor	45-2301042
76	Broadstone TB Jacksonville, LLC	Guarantor	26-0345178
77	Broadstone TB Northwest, LLC	Guarantor	27-3740336

No.	Name	Status	Tax ID Number
78	Broadstone TB Southeast, LLC	Guarantor	32-0364890
79	Broadstone TB TN, LLC	Guarantor	45-3169505
80	Broadstone TR Florida, LLC	Guarantor	27-4511925
81	Broadstone TSGA Kentucky, LLC	Guarantor	61-1682349
82	Broadstone WI Alabama LLC	Guarantor	90-0915585
83	Broadstone WI Appalachia, LLC	Guarantor	37-1696495
84	Broadstone WI East, LLC	Guarantor	32-0398054
85	Broadstone WI Great Plains, LLC	Guarantor	38-3930373
86	GRC LI TX, LLC	Guarantor	45-2521497
87	NWR Realty LLC	Guarantor	91-1538772
88	TB Tampa Real Estate, LLC	Guarantor	90-1001553

Schedule 4.1 - Initial Borrowing Base Properties and Unencumbered Mortgage Receivables (Pro Forma: 9/30/2015 Adjusted for 7.75% Cap Rate & October Acquisitions)

Broadstone Net Lease, LLC - Unsecured Credit Facilities																	7.75%

Borrowing Base Properties:
	Tenant	Brand	Address	City	State	Zip	MSA	Lease Expiration	Remaining Lease Term (Yrs)	Industry	Acquisition Date	Acquisition Price	Acquisition Rent (YR 1)	Q3 2015 Rent Received	NOI	Unencumbered Eligible Property Value	Availability
1	Express Oil Change, L.L.C.	Express Oil	2013 Center Point Pkwy	Birmingham	AL	35215	Birmingham–Hoover, AL	2026	11	Retail	30-Oct-06	1,434,209	109,000	29,975	116,303	1,500,684	900,411
2	Express Oil Change, L.L.C.	Express Oil	196 West Valley Ave	Birmingham	AL	35209	Birmingham–Hoover, AL	2026	11	Retail	30-Oct-06	1,802,631	137,000	37,675	146,179	1,886,180	1,131,708
3	Nanston, Inc.	Nanston/Great Expressions Dental	570 West Lanier Ave	Fayetteville	GA	30214	Atlanta-Sandy Springs-Marietta, GA	2023	8	Medical	12-Aug-08	5,975,000	468,000	134,713	522,686	6,744,341	4,046,605
4	Conleasco, Inc.	Becker Furniture	12940 Prosperity Ave	Becker	MN	55308	St. Cloud, MN	2023	8	Industrial	19-Dec-08	6,000,000	540,000	147,615	572,746	7,390,274	4,434,164
5	Jeffco Leasing Company, Inc.	Jeffco Trucking Company	1700 Kosciusko St	Saint Louis	MO	63104	St. Louis, MO-IL	2030	15	Industrial	30-Dec-10	3,453,000	319,478	—	—	—	—
6	Advanced Diagnostic Imaging, Inc.	Tower Radiology	3069 Grand Pavilion Dr	Tampa	FL	33616	Tampa-St. Petersburg-Clearwater, FL	2026	11	Medical	21-Jan-11	4,012,599	315,480	86,053	333,886	4,308,203	2,584,922
7	Advanced Diagnostic Imaging, Inc.	Tower Radiology	4719 North Habana Ave	Tampa	FL	33614	Tampa-St. Petersburg-Clearwater, FL	2026	11	Medical	21-Jan-11	4,980,097	391,989	106,738	414,142	5,343,768	3,206,261
8	Advanced Diagnostic Imaging, Inc.	Tower Radiology	2324 Oak Myrtle Ln	Wesley Chapel	FL	33544	Tampa-St. Petersburg-Clearwater, FL	2026	11	Medical	21-Jan-11	3,196,759	251,607	68,512	265,827	3,430,023	2,058,014
9	Advanced Diagnostic Imaging, Inc.	Tower Radiology	3350 Bell Shoals Rd	Brandon	FL	33511	Tampa-St. Petersburg-Clearwater, FL	2026	11	Medical	21-Jan-11	2,320,552	182,644	49,734	192,966	2,489,885	1,493,931
10	Robert D. Wilcox, M.D., P.A.	Plastic Surgery Center of Texas	5316 West Plano Pkwy	Plano	TX	75093	Dallas-Fort Worth-Arlington, TX	2026	11	Medical	1-Feb-11	3,911,100	325,000	87,373	339,006	4,374,274	2,624,564
11	Apple Minnesota, LLC	Applebee’s	5855 Blaine Ave	Inver Grove Heights	MN	55076	Minneapolis-St. Paul-Bloomington, MN-WI	2028	13	Restaurant	11-Mar-11	2,395,000	218,225	57,040	221,316	2,855,689	1,713,413
12	Apple Minnesota, LLC	Applebee’s	14400 Weaver Lake Rd	Maple Grove	MN	55369	Minneapolis-St. Paul-Bloomington, MN-WI	2028	13	Restaurant	11-Mar-11	2,395,000	218,225	57,040	221,316	2,855,689	1,713,413
13	Apple Minnesota, LLC	Applebee’s	1900 Adams St	Mankato	MN	56001	Mankato-North Mankato, MN	2028	13	Restaurant	11-Mar-11	2,978,522	272,084	71,118	275,938	3,560,486	2,136,292
14	Apple Minnesota, LLC	Applebee’s	1018 Meadowlands Dr	Saint Paul	MN	55127	Minneapolis-St. Paul-Bloomington, MN-WI	2028	13	Restaurant	11-Mar-11	2,440,000	223,300	58,367	226,463	2,922,100	1,753,260
15	TestAmerica Labratories, Inc.	Test America	5815 Middlebrook Pike	Knoxville	TN	37921	Knoxville, TN	2027	12	Industrial	27-May-11	2,991,585	245,310	74,613	289,498	3,735,464	2,241,278
16	1960 Family Practice, P.A.	FM 1960 Bldg. II	837 FM 1960 West	Houston	TX	77090	Houston-Sugar Land-Baytown, TX	2023	8	Medical	23-Jun-11	4,303,500	363,600	96,477	374,331	4,830,074	2,898,045
17	1960 Family Practice, P.A.	FM 1960 Bldg. III	837 FM 1960 West	Houston	TX	77090	Houston-Sugar Land-Baytown, TX	2023	8	Medical	23-Jun-11	2,160,000	185,130	50,097	194,376	2,508,082	1,504,849
18	Ramsell Dining, LLC	Burger King	9178 Chamberlayne Rd	Mechanicsville	VA	23116	Richmond, VA	2027	12	Restaurant	28-Aug-07	1,785,000	125,000	34,375	133,375	1,720,967	1,032,580
19	Ramsell Dining, LLC	Burger King/Citgo	100 Market Dr	Emporia	VA	23847	Emporia, VA	2027	12	Restaurant	14-Dec-07	2,245,000	170,000	46,750	181,390	2,340,516	1,404,309
20	Gator Apple, LLC	Applebees	20 Arthur Anderson Pkwy	Sarasota	FL	34232	Sarasota-Bradenton, FL	2027	12	Restaurant	18-Jan-08	3,531,378	248,609	68,639	266,319	3,436,378	2,061,827
21	Gator Apple, LLC	Applebees	177 Altama Connector Blvd	Brunswick	GA	31525	Brunswick, GA	2027	12	Restaurant	14-Mar-08	2,904,917	210,606	57,146	221,726	2,860,987	1,716,592
	Checkers Drive-In Restaurants, Inc.	Rallys	1855 Queen City Ave	Cincinnati	OH	45214	Cincinnati-Middletown, OH-KY-IN	2026	11	Restaurant	23-Mar-07		SOLD			—
22	Southeast QSR, LLC	Taco Bell	3649 Phillips Hwy	Jacksonville	FL	32207	Jacksonville, FL	2021	6	Restaurant	19-Jun-07	1,389,988	100,510	28,047	108,822	1,404,159	842,496
23	BBG North, LLC	Taco Bell	846 Hwy 51 N	Ripley	TN	38063	Ripley, TN	2031	16	Restaurant	7-Sep-11	916,764	76,633	20,073	77,882	1,004,924	602,954
24	IELC Texas, LLC	IELC Texas, LLC	926 North Wilcrest	Houston	TX	77077	Houston-Sugar Land-Baytown, TX	2024	9	Medical	18-Sep-09	2,000,000	203,653	51,337	199,188	2,570,162	1,542,097
25	Broadstone SNC OK,TX, LLC	Sonic	6601 Dalrock Rd	Rowlett	TX	75089	Houston-Sugar Land-Baytown, TX	2027	12	Restaurant	31-Aug-09	1,146,270	105,992	26,675	103,499	1,335,471	801,283
26	Broadstone SNC OK,TX, LLC	Sonic	9827 West Main	LaPorte	TX	77571	Houston-Sugar Land-Baytown, TX	2027	12	Restaurant	31-Aug-09	1,432,836	132,490	33,343	129,371	1,669,301	1,001,581
27	Broadstone SNC OK,TX, LLC	Sonic	1530 South Mason	Katy	TX	77450	Houston-Sugar Land-Baytown, TX	2027	12	Restaurant	31-Aug-09	1,134,330	104,888	26,397	102,420	1,321,553	792,932
28	Broadstone SNC OK,TX, LLC	Sonic	1000 NW 24th	Norman	OK	73069	Oklahoma City, OK	2027	12	Restaurant	31-Aug-09	1,349,254	124,761	31,399	121,828	1,571,976	943,185
29	Broadstone SNC OK,TX, LLC	Sonic	705 North Porter	Norman	OK	73071	Oklahoma City, OK	2027	12	Restaurant	31-Aug-09	1,217,910	112,616	28,342	109,967	1,418,929	851,357
30	Broadstone SNC OK,TX, LLC	Sonic	5901 West Reno	Oklahoma City	OK	73127	Oklahoma City, OK	2027	12	Restaurant	31-Aug-09	1,050,750	97,159	24,452	94,874	1,224,178	734,507
31	Filtration Group Corporation	Filtration Group	600 Railroad Ave	York	SC	29745	Charlotte-Gastonia-Concord, NC-SC	2028	13	Industrial	8-Sep-11	1,200,000	120,000	31,494	122,197	1,576,738	946,043
32	Filtration Group Corporation	Filtration Group	1309 S 58th St	St Joseph	MO	64507	St. Joseph, MO-KS	2028	13	Industrial	8-Sep-11	3,200,000	288,000	75,586	293,273	3,784,171	2,270,502
33	Cablecraft Motion Controls LLC	Cablecraft	4401 S Orchard St	Tacoma	WA	98466	Seattle-Tacoma-Bellevue, WA	2028	13	Industrial	8-Sep-11	6,500,000	502,000	131,750	511,191	6,596,010	3,957,606
34	Cablecraft Motion Controls LLC	Cablecraft	2789 Old Belleville Rd	St Matthews	SC	29135	Columbia, SC	2028	13	Industrial	8-Sep-11	1,950,000	190,000	49,866	193,479	2,496,498	1,497,899
35	Cablecraft Motion Controls LLC	Cablecraft	2110 Summit St	New Haven	IN	46774	Fort Wayne, IN	2028	13	Industrial	8-Sep-11	3,100,000	300,000	78,735	305,493	3,941,839	2,365,103
36	BBG North, LLC	Taco Bell	2330 N. Highland Ave	Jackson	TN	38305	Jackson, TN	2031	16	Restaurant	30-Dec-11	1,550,000	126,000	33,029	128,154	1,653,605	992,163
37	Advanced Dental Implant and Denture Center, LLC	My Dentist	1144 S.W. 104th St	Oklahoma City	OK	73139	Oklahoma City, OK	2026	11	Medical	29-Dec-11	1,788,538	151,008	39,636	153,789	1,984,377	1,190,626
38	Advanced Dental Implant and Denture Center, LLC	My Dentist	9072 US Hwy 70	Durant	OK	74701	Durant, OK	2026	11	Medical	29-Dec-11	874,828	83,931	22,588	87,640	1,130,843	678,506
39	Advanced Dental Implant and Denture Center, LLC	My Dentist	19 West Interstate Pkwy	Shawnee	OK	74804	Shawnee, OK	2026	11	Medical	29-Dec-11	1,780,421	144,716	39,421	152,952	1,973,573	1,184,144
40	Advanced Dental Implant and Denture Center, LLC	My Dentist	1430 Lonnie Abbot Ave	Ada	OK	74820	Ada, OK	2026	11	Medical	29-Dec-11	1,542,031	125,840	34,169	132,577	1,710,670	1,026,402
41	Advanced Dental Implant and Denture Center, LLC	My Dentist	12106 S. Memorial Dr	Bixby	OK	74008	Tulsa, OK	2026	11	Medical	29-Dec-11	1,514,182	125,840	33,522	130,065	1,678,257	1,006,954
42	Three Panthers, LLC	Popeyes	7131 Reading Road	Cincinnati	OH	45237	Cincinnati-Middletown, OH-KY-IN	2037	22	Restaurant	18-Jan-08	1,440,000	116,250	32,950	127,847	1,649,633	989,780
43	Storr Office Environments, Inc.	Storr Products	10800 World Trade Blvd	Morrisville	NC	27560	Raleigh-Cary, NC	2024	9	Industrial	10-Jan-12	10,500,000	778,000	207,926	806,754	10,409,733	6,245,840
44	Bravo Foods, LLC	Taco Bell	3645 N. Atlantic Ave	Cocoa Beach	FL	32931	Palm Bay-Melbourne-Titusville, FL	2028	13	Restaurant	11-Jan-12	1,019,553	80,035	21,233	82,386	1,063,043	637,826
45	Bravo Foods, LLC	Taco Bell	3755 W. Lake Mary Blvd	Lake Mary	FL	32746	Orlando-Kissimmee-Sanford, FL	2027	12	Restaurant	11-Jan-12	1,666,478	130,818	34,706	134,660	1,737,553	1,042,532
46	Bravo Foods, LLC	Taco Bell	1860 State Rd 44	New Smyrna Beach	FL	32168	Daytona Beach, FL	2027	12	Restaurant	11-Jan-12	1,578,496	123,912	32,874	127,551	1,645,825	987,495
47	Bravo Foods, LLC	Taco Bell	10005 University Blvd	Orlando	FL	32817	Orlando-Kissimmee-Sanford, FL	2024	9	Restaurant	11-Jan-12	1,531,917	120,256	31,904	123,788	1,597,266	958,360
48	Bravo Foods, LLC	Taco Bell	5400 N. Orange Blossom Trail	Orlando	FL	32810	Orlando-Kissimmee-Sanford, FL	2029	14	Restaurant	11-Jan-12	828,063	65,003	17,245	66,912	863,385	518,031
49	Bravo Foods, LLC	Taco Bell	302 Mall Blvd	Savannah	GA	31406	Savannah, GA	2029	14	Restaurant	11-Jan-12	1,666,478	130,818	34,706	134,660	1,737,553	1,042,532
50	Bravo Foods, LLC	Taco Bell	2631 Skidaway Rd	Savannah	GA	31404	Savannah, GA	2028	13	Restaurant	11-Jan-12	1,594,022	125,131	33,197	128,806	1,662,016	997,210
51	Bravo Foods, LLC	Taco Bell	3615 Mundy Mill Rd	Oakwood	GA	30566	Gainesville, GA	2028	13	Restaurant	11-Jan-12	1,525,006	119,713	31,760	123,229	1,590,054	954,032
52	Bravo Foods, LLC	Taco Bell	301 W. General Screven Way	Hinesville	GA	31313	Hinesville-Fort Stewart, GA	2028	13	Restaurant	11-Jan-12	1,525,006	119,713	31,760	123,229	1,590,054	954,032
53	Caring for Women, PA	Caring for Women	2805 Mayhill Rd	Denton	TX	76210	Dallas-Fort Worth-Arlington, TX	2027	12	Medical	9-Mar-12	5,300,000	384,000	103,382	401,120	5,175,745	3,105,447
54	Roto-Die Company, Inc. d/b/a/ RotoMetrics	RotoMetrics	800 Howerton Ln	Eureka	MO	63025	St. Joseph, MO-KS	2029	14	Industrial	15-Mar-12	12,300,000	1,025,000	269,012	1,043,767	13,467,956	8,080,774
55	Lufkin Industries, Inc.	Lufkin	11050 WLY Bldg. P	Houston	TX	77064	Houston-Sugar Land-Baytown, TX	2023	8	Industrial	15-Mar-12	2,845,136	219,924	58,412	226,639	2,924,369	1,754,621
56	Lufkin Industries, Inc.	Lufkin	11050 WLY Bldg. S	Houston	TX	77064	Houston-Sugar Land-Baytown, TX	2023	8	Industrial	15-Mar-12	2,845,136	219,924	58,412	226,639	2,924,369	1,754,621
57	Lufkin Industries, Inc.	Lufkin	1120 Marvin A. Smith Rd	Kilgore	TX	75662	Longview, TX	2023	8	Industrial	15-Mar-12	1,184,727	97,740	29,206	113,319	1,462,184	877,311
58	BBG North, LLC	Taco Bell	477 East Main St	Henderson	TN	38340	Jackson, TN	2031	16	Restaurant	15-Mar-12	852,909	70,365	18,212	70,664	911,791	547,075
59	BBG North, LLC	Taco Bell	565 West Church St	Lexington	TN	38251	Lexington, TN	2031	16	Restaurant	15-Mar-12	941,600	77,682	20,106	78,012	1,006,605	603,963
60	BBG North, LLC	Taco Bell	2479 North Central Ave	Humbolt	TN	38343	Jackson, TN	2031	16	Restaurant	15-Mar-12	822,012	67,816	17,553	68,104	878,761	527,257
61	Tri-State Gastroenterology Associates, P.S.C.	Tri-State Gastroenterology	425 Centre View Blvd	Crestview Hills	KY	41017	Cincinnati-Middletown, OH-KY-IN	2027	12	Medical	10-May-12	7,752,600	620,208	159,228	617,806	7,971,695	4,783,017
62	Advanced Dental Implant and Denture Center, LLC	My Dentist	2001 East Santa Fe St	Olathe	KS	66062	Kansas City, MO-KS	2026	11	Medical	17-May-12	1,896,000	159,074	47,765	185,329	2,391,337	1,434,802
63	Advanced Dental Implant and Denture Center, LLC	My Dentist	1011 East Taft Ave	Sapulpa	OK	74066	Tulsa, OK	2026	11	Medical	17-May-12	1,896,000	159,074	42,370	164,395	2,121,231	1,272,739
64	Advanced Dental Implant and Denture Center, LLC	My Dentist	3617 West Sunset Ave	Springdale	AR	72762	Fayetteville-Springdale-Rogers, AR-MO	2026	11	Medical	17-May-12	1,896,000	159,074	36,759	142,625	1,840,321	1,104,193
65	Advanced Dental Implant and Denture Center, LLC	My Dentist	6250 Rufe Snow Dr	Ft. Worth	TX	76148	Dallas-Fort Worth-Arlington, TX	2026	11	Medical	17-May-12	1,896,000	159,074	46,326	179,746	2,319,309	1,391,585
66	Enginetics Corporation	Enginetics	7700 New Carlisle Pike	Huber Heights OH	45424	Dayton, OH	2029	14	Industrial	26-Jun-12	2,301,982	201,414	52,866	205,120	2,646,716	1,588,030
67	Enginetics Corporation	Enginetics	34000 Melinz Pkwy	Eastlake	OH	44095	Cleveland-Elyria-Mentor, OH	2029	14	Industrial	26-Jun-12	3,393,018	302,120	79,299	307,680	3,970,061	2,382,036
68	Wendpark, Limited Liability Company	Wendy’s	550 E. Main St	Pomeroy	OH	45769	Pomeroy, OH	2032	17	Restaurant	2-Jul-12	1,352,888	107,284	27,624	107,183	1,383,001	829,801
69	Wendpark, Limited Liability Company	Wendy’s	283 Muskingum Dr	Marietta	OH	45750	Parkersburg-Marietta-Vienna, WV-OH	2032	17	Restaurant	2-Jul-12	1,652,736	131,062	34,270	132,966	1,715,690	1,029,414
70	WendPenn Corp.	Wendy’s	1610 N. Atherton St	State College	PA	16803	State College, PA	2032	17	Restaurant	2-Jul-12	1,843,127	146,160	38,209	148,251	1,912,915	1,147,749

Schedule 4.1 - Initial Borrowing Base Properties and Unencumbered Mortgage Receivables (Pro Forma: 9/30/2015 Adjusted for 7.75% Cap Rate & October Acquisitions)
Broadstone Net Lease, LLC - Unsecured Credit Facilities	7.75%

Borrowing Base Properties:

	Tenant	Brand	Address	City	State	Zip	MSA	Lease Expiration	Remaining Lease Term (Yrs)	Industry	Acquisition Date	Acquisition Price	Acquisition Rent (YR 1)	Q3 2015 Rent Received	NOI	Unencumbered Eligible Property Value	Availability
71	WendBeck Corp.	Wendy’s	113 Courthouse Rd	Princeton	WV	24740	Bluefield, WV-VA	2032	17	Restaurant	2-Jul-12	1,926,406	152,764	39,897	154,798	1,997,399	1,198,440
72	WendBeck Corp.	Wendy’s	211 Meadowfield Ln	Princeton	WV	54740	Bluefield, WV-VA	2032	17	Restaurant	2-Jul-12	1,961,564	155,552	40,702	157,926	2,037,751	1,222,650
73	WendElk Corp.	Wendy’s	1503 Harrison Ave	Elkins	WV	26241	Elkins, WV	2032	17	Restaurant	2-Jul-12	1,792,383	142,136	36,608	142,039	1,832,762	1,099,657
74	2020 Exhibits, Inc.	2020 Exhibits	10550 S. Sam Houston Pkwy W.	Houston	TX	77071	Houston-Sugar Land-Baytown, TX	2024	9	Industrial	15-Aug-12	12,500,000	991,250	254,795	988,605	12,756,188	7,653,713
75	Academy, LTD	Academy Sports	1800 N. Mason Road	Katy	TX	77449	Houston-Sugar Land-Baytown, TX	2026	11	Industrial	17-Dec-12	9,800,000	710,500	182,994	710,016	9,161,493	5,496,896
76	Acemco, Inc.	Acemco	7297 Enterprise Drive	Spring Lake	MI	49456	Grand Rapids, MI	2030	15	Industrial	19-Dec-12	9,899,000	900,000	236,391	917,196	11,834,783	7,100,870
77	Starboard Group of Alabama, LLC	Wendy’s	75 Tower Road	Oxford	AL	36203	Anniston - Oxford, AL	2032	17	Restaurant	19-Dec-12	1,193,335	95,000	24,521	95,141	1,227,628	736,577
78	Starboard Group of Alabama, LLC	Wendy’s	150 Leon Smith Parkway	Oxford	AL	36203	Anniston - Oxford, AL	2032	17	Restaurant	19-Dec-12	2,174,558	172,000	44,683	173,368	2,237,012	1,342,207
79	Starboard Group of Alabama, LLC	Wendy’s	204 15th Street East	Tuscaloosa	AL	35401	Tuscaloosa, AL	2032	17	Restaurant	19-Dec-12	2,227,596	175,000	45,772	177,597	2,291,573	1,374,944
80	Starboard Group of Alabama, LLC	Wendy’s	419 North Pelham Road	Jacksonville	AL	36265	Anniston - Oxford, AL	2032	17	Restaurant	19-Dec-12	1,299,431	103,500	26,701	103,598	1,336,751	802,051
81	Starboard Group of Alabama, LLC	Wendy’s	4422 Old Birmingham Road	Tuscaloosa	AL	35404	Tuscaloosa, AL	2032	17	Restaurant	19-Dec-12	2,121,520	167,500	43,593	169,140	2,182,450	1,309,470
82	Starboard Group of Alabama, LLC	Wendy’s	170 Vaughn Lane	Pell City	AL	35125	Birmingham–Hoover, AL	2032	17	Restaurant	19-Dec-12	1,591,140	125,000	32,695	126,855	1,636,838	982,103
83	American Roller Company, LLC	American Roller	201 Industrial Park Drive	Walkerton	IN	46574	South Bend - Mishawaka, IN - MI	2030	15	Industrial	21-Dec-12	455,000	47,232	12,112	46,995	606,392	363,835
84	American Roller Company, LLC	American Roller	1400 13th Avenue	Union Grove	WI	53182	Milwaukee–Racine–Waukesha, WI	2030	15	Industrial	21-Dec-12	1,425,000	132,102	33,876	131,440	1,696,004	1,017,602
85	American Roller Company, LLC	American Roller	1440 13th Avenue	Union Grove	WI	53182	Milwaukee–Racine–Waukesha, WI	2030	15	Industrial	21-Dec-12	450,000	42,066	10,787	41,855	540,068	324,041
86	American Roller Company, LLC	American Roller	1525 11th Avenue	Union Grove	WI	53182	Milwaukee–Racine–Waukesha, WI	2030	15	Industrial	21-Dec-12	1,770,000	172,692	44,285	171,827	2,217,122	1,330,273
87	American Roller Company, LLC	American Roller	1550 Cedar Line Drive	Rock Hill	SC	29730	Charlotte-Gastonia-Concord, NC-SC	2030	15	Industrial	21-Dec-12	3,900,000	343,908	88,192	342,185	4,415,294	2,649,177
88	Health Management Associates, Inc.	HMA	6800 Spyglass Court	Viera	FL	32940	Palm Bay-Melbourne-Titusville, FL	2027	12	Medical	21-Dec-12	4,050,693	292,196	75,807	294,132	3,795,254	2,277,153
89	Health Management Associates, Inc.	HMA	1700 Wuesthoff Drive	Viera	FL	32940	Palm Bay-Melbourne-Titusville, FL	2026	11	Medical	21-Dec-12	16,288,974	1,175,004	308,438	1,196,738	15,441,774	9,265,065
90	Health Management Associates, Inc.	HMA	8060 Spyglass Hill Road	Viera	FL	32940	Palm Bay-Melbourne-Titusville, FL	2027	12	Medical	21-Dec-12	3,514,871	253,545	65,700	254,915	3,289,224	1,973,534
91	Nypro, Inc.	Nypro	100 Vista Blvd.	Arden	NC	28704	Asheville, NC	2032	17	Industrial	28-Dec-12	20,312,225	1,619,900	425,477	1,650,850	21,301,287	12,780,772
92	Starboard Group of Exton, Inc.	Wendy’s	153 East Swedesford Road	Exton	PA	19301	Philadelphia–Camden–Vineland, PA, NJ	2032	17	Restaurant	28-Dec-12	2,585,811	191,350	49,770	193,108	2,491,718	1,495,031
93	Starboard Group of Paoli, Inc.	Wendy’s	220 Lancaster Avenue	Paoli	PA	19301	Philadelphia–Camden–Vineland, PA, NJ	2032	17	Restaurant	28-Dec-12	1,844,595	136,500	35,504	137,754	1,777,473	1,066,484
94	Starboard Group of Tampa, LLC	Wendy’s	1501 E. Hillsborough Ave	Tampa	FL	33610	Tampa-St. Petersburg-Clearwater, FL	2032	17	Restaurant	28-Dec-12	1,368,243	101,250	64,570	250,531	3,232,658	1,939,595
95	Starboard Group of Richmond South, LLC	Wendy’s	4507 Jefferson Davis Highway	Richmond	VA	23234	Richmond, VA	2032	17	Restaurant	28-Dec-12	901,351	66,700	25,152	97,588	1,259,206	755,524
96	Starboard Group of Richmond North, LLC	Wendy’s	5212 Brook Road	Richmond	VA	23227	Richmond, VA	2032	17	Restaurant	28-Dec-12	1,306,757	96,700	17,349	67,313	868,553	521,132
97	Starboard Group of Tampa, LLC	Wendy’s	6620 Dr. Martin Luther King Blvd.	Tampa	FL	33610	Tampa-St. Petersburg-Clearwater, FL	2032	17	Restaurant	28-Dec-12	1,986,486	147,000	37,349	144,915	1,869,870	1,121,922
98	Advanced Dental Implant and Denture Center, LLC	My Dentist	611 S. George Nigh Expressway	McAlester	OK	74501	McAlester, OK	2027	12	Medical	31-Dec-12	2,044,427	162,811	37,622	145,974	1,883,538	1,130,123
99	Advanced Dental Implant and Denture Center, LLC	My Dentist	1333 E. Main Street	Weatherford	OK	73096	Custer, OK	2027	12	Medical	31-Dec-12	1,794,077	142,874	42,730	165,791	2,139,238	1,283,543
100	Advanced Dental Implant and Denture Center, LLC	My Dentist	1411 S. Rangeline Road	Joplin	MO	64801	Joplin, MO	2027	12	Medical	31-Dec-12	1,731,116	137,860	36,255	140,671	1,815,111	1,089,067
101	Advanced Dental Implant and Denture Center, LLC	My Dentist	2111 NW Cashe Road	Lawton	OK	73505	Lawton, OK	2027	12	Medical	31-Dec-12	1,875,748	149,378	39,277	152,394	1,966,370	1,179,822
102	Advanced Dental Implant and Denture Center, LLC	My Dentist	2868 W. Martin Luther Kind Blvd.	Fayetteville	AR	72701	Fayetteville-Springdale-Rogers, AR-MO	2027	12	Medical	31-Dec-12	1,775,631	141,405	37,191	144,300	1,861,929	1,117,158
103	Gulfcoast Surgery Center, Inc.	Gulf Coast	4937 Clark Road	Sarasota	FL	34223	Bradenton-Saraosta-Venice, FL	2033	18	Medical	21-Feb-13	5,120,000	435,200	169,793	658,798	8,500,618	5,100,371
104	Gulfcoast Surgery Center, Inc.	Gulf Coast	4947 Clark Road	Sarasota	FL	34223	Bradenton-Saraosta-Venice, FL	2033	18	Medical	21-Feb-13	9,760,000	829,600	159,181	617,623	7,969,330	4,781,598
105	Gulfcoast Surgery Center, Inc.	Gulf Coast	865 S. Indiana Avenue	Englewood	FL	34223	Bradenton-Saraosta-Venice, FL	2033	18	Medical	21-Feb-13	1,120,000	95,200	24,762	96,075	1,239,674	743,804
106	Applebee’s Restuarants Mid-Atlantic, LLC	Applebee’s	4510 Challenger Avenue	Roanoke	VA	24019	Roanoke, VA	2028	13	Restaurant	18-Apr-13	2,962,500	220,816	55,204	214,192	2,763,762	1,658,257
107	Froedert Memorial Lutheran Hospital	Sunny Slope Health Center	1350 South Sunny Slope Road	Brookfield	WI	53005	Milwaukee–Racine–Waukesha, WI	2020	5	Medical	5-Jun-13	5,261,000	396,174	106,483	413,154	5,331,020	3,198,612
108	Froedert Memorial Lutheran Hospital	West Brook Health Center	2315 East Moreland Blvd.	Waukesha	WI	53816	Milwaukee–Racine–Waukesha, WI	2024	9	Medical	5-Jun-13	12,350,000	848,843	224,043	869,287	11,216,604	6,729,963
109	Medical College of Wisconsin	Springdale Health Center	21700 Intertech Drive	Brookfield	WI	53045	Milwaukee–Racine–Waukesha, WI	2023	8	Medical	5-Jun-13	8,435,000	558,265	151,400	587,432	7,579,768	4,547,861
110	Medical College of Wisconsin	Greenfield Highlands Health Center	4455 South 108th Street	Greenfield	WI	53228	Milwaukee–Racine–Waukesha, WI	2026	11	Medical	5-Jun-13	7,894,000	503,475	134,105	520,327	6,713,902	4,028,341
111	Edward Hospital	Edward Health	16519 South Route 59	Plainfield	IL	60586	Chicago, IL	2024	9	Medical	5-Jun-13	8,260,000	526,896	137,960	535,285	6,906,901	4,144,140
112	Banner Health	Banner Health	9780 South Estrella	Goodyear	AZ	85338	Phoenix, AZ	2023	8	Medical	5-Jun-13	4,300,000	286,000	72,584	281,626	3,633,883	2,180,330
113	BDE Florida, LLC	Taco Bell	706 MLK Jr. Blvd W	Seffner	FL	33584	Tampa-St. Petersburg-Clearwater, FL	2033	18	Restaurant	2-Jul-13	2,158,273	150,000	38,823	150,633	1,943,655	1,166,193
114	BDE Florida, LLC	Taco Bell	6004 14th Street	Bradenton	FL	34207	Bradenton-Saraosta-Venice, FL	2033	18	Restaurant	2-Jul-13	2,014,388	140,000	36,236	140,596	1,814,138	1,088,483
115	BDE Florida, LLC	Taco Bell	7313 Gall Blvd	Zephyrhills	FL	33541	Tampa-St. Petersburg-Clearwater, FL	2033	18	Restaurant	2-Jul-13	1,870,504	130,000	33,648	130,554	1,684,571	1,010,743
116	BDE Florida, LLC	Taco Bell	3600 4th Street North	Saint Petersburg	FL	33704	Tampa-St. Petersburg-Clearwater, FL	2033	18	Restaurant	2-Jul-13	1,726,619	120,000	31,059	120,509	1,554,954	932,972
117	BDE Florida, LLC	Taco Bell	7620 W Hillsborough	Tampa	FL	33634	Tampa-St. Petersburg-Clearwater, FL	2033	18	Restaurant	2-Jul-13	1,474,820	102,500	26,529	102,933	1,328,162	796,897
118	BDE Florida, LLC	Taco Bell	12816 US Highway 301	Dade City	FL	33525	Tampa-St. Petersburg-Clearwater, FL	2033	18	Restaurant	2-Jul-13	1,007,194	70,000	18,117	70,294	907,019	544,211
119	Lehigh Gas Corporation	BP-BP Store	2625 Alexandria Pike	Highland Heights	KY	41076	Cincinnati-Middletown, OH-KY-IN	2030	15	C-Store	10-Nov-10	2,803,493	248,810	66,450	257,826	3,326,787	1,996,072
120	Lehigh Gas Corporation	Tiger Mart-Exxon	801 North Olden St.	Trenton	NJ	08610	New York-Newark-Bridgeport, NY-NJ-CT-PA	2030	15	C-Store	10-Nov-10	2,268,744	201,351	53,774	208,643	2,692,169	1,615,302
121	Lehigh Gas Corporation	Tiger Mart-Exxon	1500 Pennington Rd.	Trenton	NJ	08618	New York-Newark-Bridgeport, NY-NJ-CT-PA	2030	15	C-Store	10-Nov-10	1,568,530	139,207	36,932	143,296	1,848,977	1,109,386
122	Lehigh Gas Corporation	AM/PM-BP	610 W 4Th St	Covington	KY	41011	Cincinnati-Middletown, OH-KY-IN	2030	15	C-Store	10-Nov-10	1,976,913	175,451	45,857	177,925	2,295,809	1,377,485
123	Lehigh Gas Corporation	Exxon	1830 Easton Road	Somerset	NJ	08873	New York-Newark-Bridgeport, NY-NJ-CT-PA	2031	16	C-Store	24-Mar-11	3,700,000	320,000	86,595	335,987	4,335,316	2,601,189
124	Advanced Dental Implant and Denture Center, LLC	My Dentist	1224 SE Washinton Road	Bartlesville	OK	74006	Tulsa, OK	2029	14	Medical	26-Jul-13	2,252,571	165,564	43,521	168,861	2,178,853	1,307,312
125	Advanced Dental Implant and Denture Center, LLC	My Dentist	1443 N Rock Road	Wichita	KS	67207	Wichita, KS	2029	14	Medical	26-Jul-13	1,963,973	144,352	37,910	147,091	1,897,943	1,138,766
126	Advanced Dental Implant and Denture Center, LLC	My Dentist	2203 W. University Drive	Denton	TX	76201	Dallas-Fort Worth-Arlington, TX	2029	14	Medical	26-Jul-13	2,521,633	185,340	48,628	188,678	2,434,554	1,460,732
127	Advanced Dental Implant and Denture Center, LLC	My Dentist	2197 12th Avenue NW	Ardmore	OK	73401	Ardmore, OK	2029	14	Medical	26-Jul-13	1,986,272	145,980	38,342	148,765	1,919,552	1,151,731
128	Advanced Dental Implant and Denture Center, LLC	My Dentist	10803 East M-350 Highway	Raytown	MO	64138	Kansas City, MO-KS	2029	14	Medical	26-Jul-13	795,918	58,500	15,394	59,729	770,702	462,421
129	Siemens Corporation	Siemens	2501 Barrington Road	Hoffman Estates	IL	6192	Chicago, IL	2023	8	Industrial	9-Oct-13	36,267,000	2,484,300	626,250	2,429,850	31,352,903	18,811,742
130	Shemin Nurseries, Inc.	Shemin Nurseries	5801 Stevens Road	White Marsh	MD	21162	Washington-Baltimore, DC-MD-VA-WV	2029	14	Retail	17-Oct-13	3,374,100	308,070	78,044	302,812	3,907,255	2,344,353
131	Shemin Nurseries, Inc.	Shemin Nurseries	8309 Quarry Road	Manassas	VA	20110	Washington-Baltimore, DC-MD-VA-WV	2029	14	Retail	17-Oct-13	1,364,820	124,614	31,569	122,487	1,580,481	948,288
132	Shemin Nurseries, Inc.	Shemin Nurseries	580 Church Street	Morrisville	NC	27560	Raleigh-Durham-Chapel Hill, NC	2029	14	Retail	17-Oct-13	310,500	28,350	7,182	27,866	359,563	215,738
133	Shemin Nurseries, Inc.	Shemin Nurseries	5191 Concord Road	Aston	PA	15205	Pittsburgh, PA	2029	14	Retail	17-Oct-13	2,663,400	243,180	61,606	239,030	3,084,255	1,850,553
134	Shemin Nurseries, Inc.	Shemin Nurseries	11245 Mosteller Road	Cincinnati	OH	45241	Cincinnati-Hamilton, OH-KY-IN	2029	14	Retail	17-Oct-13	1,156,440	105,588	26,749	103,786	1,339,174	803,504
135	Shemin Nurseries, Inc.	Shemin Nurseries	4877 Vulcan Avenue	Columbus	OH	43228	Columbus, OH	2029	14	Retail	17-Oct-13	821,100	74,970	18,992	73,691	950,845	570,507
136	Shemin Nurseries, Inc.	Shemin Nurseries	899 Marshall Phelps Road	Windsor	CT	6095	Hartford, CT	2029	14	Retail	17-Oct-13	2,060,340	188,118	47,657	184,907	2,385,903	1,431,542
137	Shemin Nurseries, Inc.	Shemin Nurseries	360 Bilmar Drive	Pittsburgh	PA	15205	Pittsburgh, PA	2029	14	Retail	17-Oct-13	2,049,300	187,110	47,401	183,917	2,373,118	1,423,871
138	Rally Auto Group, Inc.	Rally Automotive Group	438 Auto Vista Drive	Palmdale	CA	93551	Los Angeles-Long Beach-Santa Ana, CA	2028	13	Retail	12-Nov-13	3,220,000	235,200	59,290	230,045	2,968,325	1,780,995
139	Rally Auto Group, Inc.	Rally Automotive Group	38958 Carriage Way	Palmdale	CA	93551	Los Angeles-Long Beach-Santa Ana, CA	2028	13	Retail	12-Nov-13	4,485,000	327,600	82,583	320,420	4,134,453	2,480,672
140	Rally Auto Group, Inc.	Rally Automotive Group	39012 Carriage Way	Palmdale	CA	93551	Los Angeles-Long Beach-Santa Ana, CA	2028	13	Retail	12-Nov-13	3,795,000	277,200	69,878	271,125	3,498,383	2,099,030
141	FiberSpar, Inc	FiberSpar, Corporation	3600 Ronald Reagan Blvd	Johnstown	CO	80534	Greely, CO MSA	2024	9	Industrial	27-Dec-13	19,250,000	1,353,000	343,888	1,334,285	17,216,586	10,329,952

Schedule 4.1 - Initial Borrowing Base Properties and Unencumbered Mortgage Receivables (Pro Forma: 9/30/2015 Adjusted for 7.75% Cap Rate & October Acquisitions)
Broadstone Net Lease, LLC - Unsecured Credit Facilities	7.75%

Borrowing Base Properties:

	Tenant	Brand	Address	City	State	Zip	MSA	Lease Expiration	Remaining Lease Term (Yrs)	Industry	Acquisition Date	Acquisition Price	Acquisition Rent (YR 1)	Q3 2015 Rent Received	NOI	Unencumbered Eligible Property Value	Availability
142	Port City Group	Port City Group	1985 East Laketon AVE	Muskegon	MI	49442	Norton Shores, MI MSA	2033	18	Industrial	30-Dec-13	2,957,224	239,460	79,034	306,652	3,956,797	2,374,078
143	Port City Group	Port City Group	2121 Latimer Dr	Muskegon	MI	49442	Norton Shores, MI MSA	2033	18	Industrial	30-Dec-13	7,582,625	614,000	202,666	786,346	10,146,397	6,087,838
144	Port City Group	Port City Group	2281 Porter City BLvd	Muskegon	MI	49442	Norton Shores, MI MSA	2033	18	Industrial	30-Dec-13	3,033,050	245,601	81,089	314,624	4,059,662	2,435,797
145	Port City Group	Port City Group	2325&2385 S Sheridan Rd	Muskegon	MI	49444	Norton Shores, MI MSA	2033	18	Industrial	30-Dec-13	2,540,179	205,689	67,898	263,445	3,399,286	2,039,571
146	Port City Group	Port City Group	2350 Black Creek Dr	Muskegon	MI	49444	Norton Shores, MI MSA	2033	18	Industrial	30-Dec-13	928,872	75,215	24,813	96,275	1,242,255	745,353
147	DaVita Healthcare	DaVita Healthcare	913 North 25th St	Richmond	VA	23223	Richmond, VA	2026	11	Medical	31-Dec-13	3,525,000	247,405	61,608	239,039	3,084,375	1,850,625
148	DaVita Healthcare	DaVita Healthcare	2958 Dorchester Drive	Montgomery	AL	36116	Montgomery, AL	2028	13	Medical	31-Dec-13	1,475,000	106,031	27,657	107,309	1,384,634	830,781
149	GC Lexington KY Inc.	Golden Corral	185 E. New Circle Road	Lexington	KY	40505	Lexington-Fayette, KY	2028	13	Retail	20-Feb-14	3,857,960	289,347	73,784	286,280	3,693,935	2,216,361
150	Wendgord Corp	Wendy’s	301 South White Sands Blvd	Alamogordo	NM	88310	Alamogordo, NM	2033	18	Retail	28-Mar-14	1,641,774	119,029	30,354	117,773	1,519,657	911,794
151	Wendgord Corp	Wendy’s	324 South Canal Street	Carlsbad	NM	88220	Carlsbad-Artesia, NM	2033	18	Retail	28-Mar-14	3,138,548	227,545	58,029	225,154	2,905,208	1,743,125
152	Wendgord Corp	Wendy’s	1101 N. Main Street	Roswell	NM	88201	Roswell, NM	2033	18	Retail	28-Mar-14	1,990,242	144,293	36,788	142,736	1,841,761	1,105,057
153	Wendnorm, LLC	Wendy’s	1300 N. Moore Road	Moore	OK	73160	Oklahoma City, OK	2033	18	Retail	28-Mar-14	1,645,282	119,283	30,421	118,035	1,523,029	913,817
154	Wendnorm, LLC	Wendy’s	4518 SE 29th Street	Del City	OK	73115	Oklahoma City, OK	2033	18	Retail	28-Mar-14	1,258,226	91,221	23,261	90,253	1,164,551	698,731
155	Wendnorm, LLC	Wendy’s	500 S. George Nigh Expy	McAlester	OK	74501	McAlester, OK	2033	18	Retail	28-Mar-14	1,623,064	117,672	26,500	102,821	1,326,729	796,037
156	Wendlester	Wendy’s	4500 S. Western	Oklahoma City	OK	73120	Oklahoma City, OK	2033	18	Retail	28-Mar-14	1,433,629	103,938	30,006	116,423	1,502,236	901,342
157	Wendoma, LLC	Wendy’s	13606 N. Pennsylvania Ave	Oklahoma City	OK	73120	Oklahoma City, OK	2033	18	Retail	28-Mar-14	2,115,363	153,364	48,288	187,357	2,417,504	1,450,503
158	Wendoma, LLC	Wendy’s	901 E State Highway 152	Mustang	OK	73064	Oklahoma City, OK	2033	18	Retail	28-Mar-14	1,928,266	139,799	44,017	170,787	2,203,707	1,322,224
159	Wendoma, LLC	Wendy’s	1170 Garth Brooks	Yukon	OK	73099	Oklahoma City, OK	2033	18	Retail	28-Mar-14	2,010,121	145,734	45,897	178,080	2,297,805	1,378,683
160	Muy Hamburger Partners	Wendy’s	3815 Southwest Loop 820	Fort Worth	TX	76133	Dallas-Fort Worth-Arlington, TX	2033	18	Retail	28-Mar-14	1,586,814	115,044	29,336	113,824	1,468,693	881,216
161	Wendgrand, LLC	Wendy’s	418 South Burlington	Hastings	NE	68901	Hastings, NE	2033	18	Retail	28-Mar-14	1,372,822	99,530	25,374	98,452	1,270,350	762,210
162	Wendgrand, LLC	Wendy’s	823 South Second Avenue	Kearney	NE	68847	Kearney, NE	2033	18	Retail	28-Mar-14	1,297,984	94,104	24,003	93,132	1,201,701	721,020
163	Wendgrand, LLC	Wendy’s	4001 Second Avenue	Kearney	NE	68847	Kearney, NE	2033	18	Retail	28-Mar-14	1,458,191	105,718	26,963	104,615	1,349,874	809,924
164	Wendgrand, LLC	Wendy’s	3503 West State Street	Grand Island	NE	68803	Grand Island, NE	2033	18	Retail	28-Mar-14	2,069,758	150,057	25,374	98,452	1,270,350	762,210
165	Wendgrand, LLC	Wendy’s	103 Pony Express Lane	Ogallala	NE	69153	Ogallala, NE	2033	18	Retail	28-Mar-14	1,144,798	82,998	21,166	82,122	1,059,644	635,787
166	Port City Group	Port City Group	675 & 711 E Porter Road	Norton Shores	MI	49441	Norton Shores, MI MSA	2033	18	Industrial	28-Mar-14	3,183,050	257,827	65,414	253,806	3,274,911	1,964,947
167	Shemin Nurseries, Inc.	Shemin Nurseries	1081 King Street	Greenwich	CT	06831	Bridgeport-Stamford-Norwalk, CT	2039	24	Retail	11-Apr-14	17,857,140	1,250,000	317,708	1,232,708	15,905,915	9,543,549
168	Buffalo Wild Wings	Buffalo Wild Wings	6629 San Dario Avenue	Laredo	TX	78041	Loredo, TX	2027	12	Retail	15-May-14	3,037,500	207,509	53,174	206,316	2,662,139	1,597,283
169	Shutterfly	Shutterfly	550 Dean Lakes Road	Sakopee	MN	55379	Minneapolis-St. Paul-Bloomington, MN-WI	2024	9	Industrial	30-Jun-14	28,600,000	2,085,348	526,499	2,042,816	26,358,918	15,815,351
170	Kum n Go	Kum n Go	1890 N Perkins Rd	Stillwater	OK		Oklahoma City, OK	2030	15	C-Store	15-Jul-10	2,180,000	199,621	49,659	192,677	2,486,154	1,491,692
171	Berkley Eye Care	Berkley Eye Care	22741 Professional Dr	Kingwood	TX	77339	Houston-Sugar Land-Baytown, TX	2024	9	Medical	1-Aug-14	5,800,000	406,000	103,191	400,381	5,166,207	3,099,724
172	Ohio Power Company	Ohio Power Company	4500 S Hamilton Rd	Groveport	OH	43125	Columbus, OH	2028	13	Industrial	31-Jul-14	5,925,000	426,067	109,560	425,093	5,485,068	3,291,041
173	IFCO	IFCO	550 Canino Rd	Houston	TX	77076	Houston-Sugar Land-Baytown, TX	2024	9	Industrial	31-Oct-14	4,300,000	309,600	—	300,312	4,300,000	2,580,000
174	Select Portfolio Servicing, Inc.	Select Porfolio Servicing	3217 S Decker Lake Dr	West Valley City	UT	84119	Salt Lake City-Ogden, UT	2024	9	Specialty Office	20-Nov-14	16,800,000	1,174,320	—	1,139,090	16,800,000	10,080,000
175	NorthStar Medical	NorthStar Medical	4640 Loop 289	Lubbock	TX	79416	Lubbock, Texas	2026	11	Medical	12-Dec-14	8,000,000	606,225		588,038	8,000,000	4,800,000
176	Hal Leonard Corp	Hal Leonard Corp	7777 W Bluemound	Milwaukee	WI	53213	Milwaukee–Racine–Waukesha, WI	2029	14	Specialty Office	29-Dec-14	6,821,702	493,298		478,499	6,821,702	4,093,021
177	Hal Leonard Corp	Hal Leonard Corp	1210 Innovation Dr	Winona	WI	53213	Milwaukee–Racine–Waukesha, WI	2029	14	Specialty Office	29-Dec-14	9,952,381	719,666		698,076	9,952,381	5,971,429
178	Hal Leonard Corp	Hal Leonard Corp	965 E Mark ST	Winona	WI	53213	Milwaukee–Racine–Waukesha, WI	2029	14	Specialty Office	29-Dec-14	5,255,878	380,058		368,656	5,255,878	3,153,527
179	Pediatrics Plus	Pediactrics Plus	2740 College Ave	Conway	AR	72205	Little Rock, AR	2029	14	Medical	30-Dec-14	5,631,532	385,462		373,898	5,631,532	3,378,919
180	Pediatrics Plus	Pediactrics Plus	1900 Aldersgate	Little Rock	AR	72205	Little Rock, AR	2029	14	Medical	30-Dec-14	8,192,730	560,769		543,946	8,192,730	4,915,638
181	Pediatrics Plus	Pediactrics Plus	301 Sidney	Russelville	AR	72205	Little Rock, AR	2029	14	Medical	30-Dec-14	5,365,738	367,269		356,251	5,365,738	3,219,443
182	Big Tex Trailers	Big Tex Trailers	850 I-30 East	Mt Pleasant	TX	75455	Dallas-Fort Worth-Arlington, TX	2029	14	Manufacturing	31-Dec-14	8,642,857	603,314		585,214	8,642,857	5,185,714
183	Big Tex Trailers	Big Tex Trailers	950 I -30 East	Mt Pleasant	TX	75455	Dallas-Fort Worth-Arlington, TX	2029	14	Office	31-Dec-14	6,355,789	444,547		431,210	6,355,789	3,813,473
184	Big Tex Trailers	Big Tex Trailers	2424 W Ferguson Rd	Mt Pleasant	TX	75455	Dallas-Fort Worth-Arlington, TX	2029	14	Retail, Service	31-Dec-14	2,090,743	146,859		142,453	2,090,743	1,254,446
185	Big Tex Trailers	Big Tex Trailers	200 County Rd	Madill	OK	73446	Oklahoma City, OK	2029	14	Manufacturing	31-Dec-14	8,536,214	595,375		577,514	8,536,214	5,121,728
186	Big Tex Trailers	Big Tex Trailers	1014-1016 N Industrial Rd	Madill	OK	73446	Oklahoma City, OK	2029	14	Retail, Service	31-Dec-14	1,865,914	130,983		127,053	1,865,914	1,119,548
187	Big Tex Trailers	Big Tex Trailers	1102 North Industrial Rd	Madill	OK	73446	Oklahoma City, OK	2029	14	Manufacturing	31-Dec-14	5,309,818	373,102		361,909	5,309,818	3,185,891
188	Big Tex Trailers	Big Tex Trailers	110 Pettijohn Springs Rd	Madill	OK	73446	Oklahoma City, OK	2029	14	Manufacturing	31-Dec-14	2,259,171	158,767		154,004	2,259,171	1,355,503
189	Big Tex Trailers	Big Tex Trailers	20975 US Highway 80	Wills Point	TX	75169	Dallas-Fort Worth-Arlington, TX	2029	14	Manufacturing	31-Dec-14	5,378,314	377,071		365,759	5,378,314	3,226,988
190	Big Tex Trailers	Big Tex Trailers	223 Rip Wiley Rd	Fitzgerald	GA	31750	Macon, GA	2029	14	Warehouse	31-Dec-14	1,000,000	71,445		69,302	1,000,000	600,000
191	Big Tex Trailers	Big Tex Trailers	502 Midway RD	Corele	GA	31015	Macon, GA	2029	14	Manufacturing	31-Dec-14	7,243,750	508,054		492,812	7,243,750	4,346,250
192	Big Tex Trailers	Big Tex Trailers	3621 East Loop 820 S	Fort Worth	TX	76119	Dallas-Fort Worth-Arlington, TX	2029	14	Retail, Service	31-Dec-14	1,650,000	115,106		111,653	1,650,000	990,000
193	Big Tex Trailers	Big Tex Trailers	1011 N Walton Walker Blvd	Dallas	TX	75220	Dallas-Fort Worth-Arlington, TX	2029	14	Retail, Service	31-Dec-14	1,000,000	71,445		69,302	1,000,000	600,000
194	Big Tex Trailers	Big Tex Trailers	1801 E Central Freeway	Wichita Falls	TX	76302	Wichita Falls, TX	2029	14	Retail, Service	31-Dec-14	653,143	43,661		42,351	653,143	391,886
195	Big Tex Trailers	Big Tex Trailers	103 Titan RD	Kingston	OK	73439	Oklahoma City, OK	2029	14	Manufacturing	31-Dec-14	4,714,287	329,441		319,558	4,123,325	2,473,995
196	Metro Health	Metro Health	3912 32nd Ave	Hudsonville	MI	49426	Norton Shores, MI MSA	2026	11	Medical	6-Jan-15	4,400,000	310,560		301,243	4,400,000	2,640,000
197	Amercian Roller	Amercian Roller	1450 13th St	Union Grove	WI	53182	Milwaukee–Racine–Waukesha, WI	2030	15	Industrial	9-Jan-15	4,300,000	365,484		354,519	4,300,000	2,580,000
198	Blue Pearl	Blue Pearl	3020 Mallory Lane	Franklin	TN	37067	Franklin, Tenn	2035	20	Veterinarians	12-Feb-15	5,461,200	350,539		340,023	5,461,200	3,276,720
199	Blue Pearl	Blue Pearl	1050 Bonaventure	Elk Grove Village	IL	60007	Chicago-Naperville, Elgin, ILIN,WI	2035	20	Veterinarians	12-Feb-15	3,335,000	209,193		202,917	3,335,000	2,001,000
200	Green Apple	Applebees	3441 Clemson Blvd	Anderson	SC	29621	Charlotte-Gastonia-Concord, NC-SC	2024	9	Restaurant	9-Mar-15	3,563,378	267,192		259,176	3,563,378	2,138,027
201	Cedar City Applette	Applebees	1352 S Providence Center Dr	Cedar City	UT	84720	Salt Lake City-Ogden, UT	2035	20	Restaurant	12-Mar-15	2,929,200	197,687		191,756	2,929,200	1,757,520
202	Layton Applette	Applebees	1622 North 1000 West	Layton	UT	84041	Salt Lake City-Ogden, UT	2035	20	Restaurant	12-Mar-15	2,763,289	186,497		180,902	2,763,289	1,657,973
203	St George Applete	Applebees	156 S River Rd	St George	UT	84790	Salt Lake City-Ogden, UT	2035	20	Restaurant	12-Mar-15	4,110,281	277,488		269,163	4,110,281	2,466,169
204	Tooele Applete	Applebees	1280 North 30 West	Tooele	UT	84074	Salt Lake City-Ogden, UT	2035	20	Restaurant	12-Mar-15	2,395,363	161,664		156,814	2,395,363	1,437,218
205	West Valley City Applete	Applebees	2175 West City Center Circle	West Valley City	UT	84119	Salt Lake City-Ogden, UT	2035	20	Restaurant	12-Mar-15	2,343,555	158,228		153,481	2,343,555	1,406,133
206	Bowles Fluidics	BFC Maryland	6625 Dobbin Rd	Columbia	MD	21045	Washington-Baltimore, DC-MD-VA-WV	2030	15	Industrial	24-Mar-15	11,353,712	780,000		756,600	11,353,712	6,812,227
207	Actuant Corp	AC Wiscon	N85 W12545 Westbrook Crossing	Menomonee Falls	WI	53051	Milwaukee–Racine–Waukesha, WI	2024	9	Manufacturing	31-Mar-15	21,750,000	1,733,694		1,681,683	21,750,000	13,050,000
208	Sportech	STI Minn	10800 175th Ave NW	Elk River	MN	55330	Minneapolis-St. Paul-Bloomington, MN-WI	2030	15	Manufacturing	31-Mar-15	6,412,440	463,704		449,793	6,412,440	3,847,464
209	Sportech	STI Minn	11074 NW 179th St	Elk River	MN	55330	Minneapolis-St. Paul-Bloomington, MN-WI	2030	15	Manufacturing	31-Mar-15	3,338,600	250,494		242,979	3,338,600	2,003,160
210	Atlas Papers	Atlas Papers	3401 St Johns Parkway	Sanford	FL	32771	Tampa-St. Petersburg-Clearwater, FL	2030	15	Manufacturing	2-Apr-15	10,764,000	769,630		746,541	10,764,000	6,458,400
211	Big Tex Trailers	Big Tex Trailers	20260 I-35 South	Lylte	TX	78052	Midland, Odessa, TX	2029	14	Manufacturing	2-Apr-15	1,000,000	67,722		65,691	1,000,000	600,000
212	Big Tex Trailers	Big Tex Trailers	17902 US Highway 59	New Caney	TX	77357	Midland, Odessa, TX	2029	14	Manufacturing	2-Apr-15	1,000,000	67,722		65,691	1,000,000	600,000
213	Big Tex Trailers	Big Tex Trailers	13300 West I-20 East	Odessa	TX	79765	Midland, Odessa, TX	2029	14	Manufacturing	2-Apr-15	4,090,000	287,820		279,185	4,090,000	2,454,000
214	Mid Florida Eye	Mid Florida Eye	600 North 14th Street	Leesburg	FL	34748	Tampa-St. Petersburg-Clearwater, FL	2030	15	Medical	15-May-15	2,606,425	179,252		173,874	2,606,425	1,563,855

Schedule 4.1 - Initial Borrowing Base Properties and Unencumbered Mortgage Receivables (Pro Forma: 9/30/2015 Adjusted for 7.75% Cap Rate & October Acquisitions)
Broadstone Net Lease, LLC - Unsecured Credit Facilities	7.75%

Borrowing Base Properties:

	Tenant	Brand	Address	City	State	Zip	MSA	Lease Expiration	Remaining Lease Term (Yrs)	Industry	Acquisition Date	Acquisition Price	Acquisition Rent (YR 1)	Q3 2015 Rent Received	NOI	Unencumbered Eligible Property Value	Availability
215	Mid Florida Eye	Mid Florida Eye	17512 US highway 441	Mt Dora	FL	32757	Tampa-St. Petersburg-Clearwater, FL	2030	15	Medical	15-May-15	1,330,613	91,510		88,765	1,330,613	798,368
216	Mid Florida Eye	Mid Florida Eye	17560 US Highway 441	Mt Dora	FL	32757	Tampa-St. Petersburg-Clearwater, FL	2030	15	Medical	15-May-15	6,949,325	477,926		463,588	6,949,325	4,169,595
217	Mid Florida Eye	Mid Florida Eye	17556 SE 109th Terrace Rd	Summerfield	FL	34491	Tampa-St. Petersburg-Clearwater, FL	2030	15	Medical	15-May-15	2,801,650	192,678		186,898	2,801,650	1,680,990
218	Mid Florida Eye	Mid Florida Eye	17560 SE 109th Terrace Rd	Summerfield	FL	34491	Tampa-St. Petersburg-Clearwater, FL	2030	15	Medical	15-May-15	3,436,988	236,372		229,281	3,436,988	2,062,193
219	NWR Realty	Taco Bell	17809 108th Ave SE	Renton	WA	98055	Seattle-Tacoma-Bellevue, WA	2034	19	Restaurant	20-Jun-15	1,883,568	119,720		116,128	1,883,568	1,130,141
220	NWR Realty	Taco Bell	10611 Pacific Ave	Tacoma	WA	98444	Seattle-Tacoma-Bellevue, WA	2037	22	Restaurant	20-Jun-15	1,363,071	86,680		84,080	1,363,071	817,843
221	NWR Realty	Taco Bell	8401 S Tacoma Way	Tacoma	WA	98499	Seattle-Tacoma-Bellevue, WA	2019	4	Restaurant	20-Jun-15	1,590,762	116,668		113,168	1,590,762	954,457
222	NWR Realty	Taco Bell	16350 West Valley Hghway	Tukwilla	WA	98188	Seattle-Tacoma-Bellevue, WA	2018	3	Restaurant	20-Jun-15	1,632,371	119,720		116,128	1,632,371	979,423
223	NWR Realty	Taco Bell	2031 SW Campus Dr	Federal Way	WA	98023	Seattle-Tacoma-Bellevue, WA	2021	6	Restaurant	20-Jun-15	2,512,808	159,720		154,928	2,512,808	1,507,685
224	NWR Realty	Taco Bell	9511 Bridgeport Way	Lakewood	WA	98499	Seattle-Tacoma-Bellevue, WA	2022	7	Restaurant	20-Jun-15	2,575,675	163,713		158,802	2,575,675	1,545,405
225	NWR Realty	Taco Bell	616 State St	Marysville	WA	98270	Seattle-Tacoma-Bellevue, WA	2036	21	Restaurant	20-Jun-15	2,521,869	90,090		87,387	2,521,869	1,513,121
226	NWR Realty	Taco Bell	518 SW 128th St	Everett	WA	98240	Seattle-Tacoma-Bellevue, WA	2042	27	Restaurant	20-Jun-15	2,054,989	176,329		171,039	2,054,989	1,232,993
227	NWR Realty	Taco Bell	710 South Meridian	Puyallup	WA	98371	Seattle-Tacoma-Bellevue, WA	2037	22	Restaurant	20-Jun-15	2,005,903	143,682		139,372	2,005,903	1,203,542
228	NWR Realty	Taco Bell	1308 Burlington Blvd	Burlington	WA	98233	Seattle-Tacoma-Bellevue, WA	2034	19	Restaurant	20-Jun-15	1,288,498	140,250		136,043	1,288,498	773,099
229	TB Northwest	Taco Bell	1120 East Wishka	Aberdeen	WA	98520	Seattle-Tacoma-Bellevue, WA	2026	11	Restaurant	20-Jun-15	2,492,040	158,400		153,648	2,492,040	1,495,224
230	Celerion	Celerion	621 Peach St	Lincoln	NE	68502	Lincoln, NE	2030	15	Medical	24-Jun-15	14,985,000	1,035,000		1,003,950	14,985,000	8,991,000
231	Celerion	Celerion	2420 W Baseline	Tempe	AZ	85283	Tempe, AZ	2030	15	Medical	24-Jun-15	18,315,000	1,265,000		1,227,050	18,315,000	10,989,000
232	Wendys -Add-on	Wendys	3834 N Lincoln Blvd	Oklahoma City	OK	73105	Oklahoma City, OK	2033	18	Restaurant	26-Jun-15	1,557,526	105,132		101,978	1,557,526	934,516
233	Cott Beverage	Cott Beverage	3502 Enterprise Ave	Joplin	MO	64801	Joplin, MO	2035	20	Manufacturing	25-Jun-15	11,391,419	768,921		745,853	11,391,419	6,834,851
234	Cott Beverage	Cott Beverage	1761 NewPort Rd	Ephrata	PA	17522	Ephrata, PA	2035	20	Manufacturing	25-Jun-15	8,258,470	557,447		540,723	8,258,470	4,955,082
235	Cott Beverage	Cott Beverage	27815 Highway Blvd	Katy	TX	77494	Houston-Woodlands Sugarland, TX	2035	20	Manufacturing	25-Jun-15	5,961,249	402,384		390,312	5,961,249	3,576,749
236	Cott Beverage	Cott Beverage	1990 Hood Road	Greer	SC	29650	Greer, SC	2035	20	Manufacturing	25-Jun-15	3,388,196	228,703		221,842	3,388,196	2,032,918
237	Cott Beverage	Cott Beverage	1001 10th Ave	Columbia	GA	31901	Columbia, GA	2035	20	Manufacturing	25-Jun-15	12,169,510	821,442		796,799	12,169,510	7,301,706
238	Lab Corp	Lab Corp	5610 West La Salle	Tampa	FL	33607	Tampa-St. Petersburg-Clearwater, FL	2025	10	Medical	29-Jun-15	15,600,000	968,164		939,119	15,600,000	9,360,000
239	Pactiv	Pactiv	2769 Rouse Rd	Kinston	NC	28504	Kinston, NC	2027	12	Manufacturing	15-Sep-15	12,720,000	922,179		894,514	12,720,000	7,632,000
240	Wing’in It	Buffalo Wild Wings	2870 Florence Blvd	Florence	AL	35630	Birmingham–Hoover, AL	2030	15	Restaurant	25-Sep-15	3,462,974	222,696		216,015	3,462,974	2,077,784
241	Wing’in It	Buffalo Wild Wings	945 Wimberly Dr	Decatur	AL	35603	Birmingham–Hoover, AL	2030	15	Restaurant	25-Sep-15	4,033,551	259,416		251,634	4,033,551	2,420,131
242	Wing’in It	Buffalo Wild Wings	3485 Tupelo, Commons	Tupelo	MS	38804	Tupleo, MS	2030	15	Restaurant	25-Sep-15	3,698,475	237,888		230,751	3,698,475	2,219,085
243	Federal Heath Sign	Federal Heath Sign	2300 N Highway 121	Euless	TX	76039	Dallas-Fort Worth-Arlington, TX	2028	13	Manufacturing	28-Sep-15	5,107,000	361,920		351,062	5,107,000	3,064,200
244	Federal Heath Sign	Federal Heath Sign	1500 N Bolton St	Jacksonville	TX	75766	Dallas-Fort Worth-Arlington, TX	2028	13	Manufacturing	28-Sep-15	5,086,000	392,376		380,605	5,086,000	3,051,600
245	Hunt Wings	Buffalo Wild Wings	2212 East Parkway	Russelville	AR	72801	Fayetteville-Springdale-Rogers, AR-MO	2035	20	Restaurant	30-Sep-15	4,029,629	272,000		263,840	4,029,629	2,417,777
246	Jack’s Family Restaurants LP	Jack’s Family Restaurants	431 East Main Street	Adamsville	TN	38310	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	1,728,418	116,668		113,168	1,728,418	1,037,051
247	Jack’s Family Restaurants LP	Jack’s Family Restaurants	5701 Veterans Memorial Drive	Adamsville	AL	35005	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	3,148,397	212,517		206,141	3,148,397	1,889,038
248	Jack’s Family Restaurants LP	Jack’s Family Restaurants	18 Big Valley Rd	Alexandria	AL	36250	Anniston - Oxford, AL	2035	20	Restaurant	5-Oct-15	3,208,678	216,586		210,088	3,208,678	1,925,207
249	Jack’s Family Restaurants LP	Jack’s Family Restaurants	36966 US Hwy 231	Ashville	AL	35953	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	2,756,603	186,071		180,489	2,756,603	1,653,962
250	Jack’s Family Restaurants LP	Jack’s Family Restaurants	307 US Hwy 31 North	Athens	AL	35611	Huntsville-Decatur, AL	2035	20	Restaurant	5-Oct-15	2,260,978	152,616		148,038	2,260,978	1,356,587
251	Jack’s Family Restaurants LP	Jack’s Family Restaurants	31128 1st Avenue NE	Carbon Hill	AL	35549	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	2,093,327	141,300		137,061	2,093,327	1,255,996
252	Jack’s Family Restaurants LP	Jack’s Family Restaurants	1190 North Park Street	Carrollton	GA	30117	Atlanta-Sandy Springs-Marietta, GA	2035	20	Restaurant	5-Oct-15	1,971,107	133,050		129,059	1,971,107	1,182,664
253	Jack’s Family Restaurants LP	Jack’s Family Restaurants	55 Birmingham Road	Centreville	AL	35042	Dothan-Enterprise-Ozark, AL	2035	20	Restaurant	5-Oct-15	2,797,037	188,800		183,136	2,797,037	1,678,222
254	Jack’s Family Restaurants LP	Jack’s Family Restaurants	1414 Rainbow Drive	Gadsden	AL	35901	Gadsen, AL	2035	20	Restaurant	5-Oct-15	1,817,397	122,674		118,994	1,817,397	1,090,438
255	Jack’s Family Restaurants LP	Jack’s Family Restaurants	3180 Hwy 157	Cullman	AL	35055	Cullman, AL	2035	20	Restaurant	5-Oct-15	2,491,951	168,207		163,161	2,491,951	1,495,171
256	Jack’s Family Restaurants LP	Jack’s Family Restaurants	1641 Main Street SW	Cullman	AL	35055	Cullman, AL	2035	20	Restaurant	5-Oct-15	2,340,201	157,964		153,225	2,340,201	1,404,121
257	Jack’s Family Restaurants LP	Jack’s Family Restaurants	2181 Hwy 78 East	Dora	AL	35062	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	3,449,078	232,813		225,829	3,449,078	2,069,447
258	Jack’s Family Restaurants LP	Jack’s Family Restaurants	15266 Hwy 278	Double Springs	AL	35553	Double Springs, AL	2035	20	Restaurant	5-Oct-15	2,694,312	181,866		176,410	2,694,312	1,616,587
259	Jack’s Family Restaurants LP	Jack’s Family Restaurants	22714 AL Hwy 24	Moulton	AL	35650	Huntsville-Decatur, AL	2035	20	Restaurant	5-Oct-15	2,764,089	186,576		180,979	2,764,089	1,658,453
260	Jack’s Family Restaurants LP	Jack’s Family Restaurants	14445 US Hwy 431	Guntersville	AL	35976	Huntsville-Decatur, AL	2035	20	Restaurant	5-Oct-15	2,299,259	155,200		150,544	2,299,259	1,379,555
261	Jack’s Family Restaurants LP	Jack’s Family Restaurants	5320 Hwy 280 East	Harpersville	AL	35078	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	2,857,503	192,881		187,095	2,857,503	1,714,502
262	Jack’s Family Restaurants LP	Jack’s Family Restaurants	5888 Harvest Highway 53	Harvest	AL	35749	Huntsville-Decatur, AL	2035	20	Restaurant	5-Oct-15	2,251,852	152,000		147,440	2,251,852	1,351,111
263	Jack’s Family Restaurants LP	Jack’s Family Restaurants	520 East Main Street	Henderson	TN	38340	Jackson, TN	2035	20	Restaurant	5-Oct-15	2,291,233	154,658		150,018	2,291,233	1,374,740
264	Jack’s Family Restaurants LP	Jack’s Family Restaurants	145 Hughes Road	Madison	AL	35758	Huntsville-Decatur, AL	2035	20	Restaurant	5-Oct-15	1,560,376	105,325		102,165	1,560,376	936,226
265	Jack’s Family Restaurants LP	Jack’s Family Restaurants	2119 North Locust Avenue	Lawrenceburg	TN	38464	Lawrenceburg, TN	2035	20	Restaurant	5-Oct-15	2,299,259	155,200		150,544	2,299,259	1,379,555
266	Jack’s Family Restaurants LP	Jack’s Family Restaurants	1032 North Main Street	Montevallo	AL	35115	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	2,151,965	145,258		140,900	2,151,965	1,291,179
267	Jack’s Family Restaurants LP	Jack’s Family Restaurants	3211 Woodward Avenue	Muscle Shoals	AL	35661	Florence-Muscle Shoals, AL	2035	20	Restaurant	5-Oct-15	2,582,269	174,303		169,074	2,582,269	1,549,361
268	Jack’s Family Restaurants LP	Jack’s Family Restaurants	14045 US Hwy 411	Odenville	AL	35120	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	2,293,693	154,824		150,179	2,293,693	1,376,216
269	Jack’s Family Restaurants LP	Jack’s Family Restaurants	1903 Pepperell Parkway	Opelika	AL	36801	Auburn-Opelika, AL	2035	20	Restaurant	5-Oct-15	1,659,059	111,986		108,626	1,659,059	995,435
270	Jack’s Family Restaurants LP	Jack’s Family Restaurants	201 Hwy 278 Bypass East	Piedmont	AL	36272	Anniston - Oxford, AL	2035	20	Restaurant	5-Oct-15	2,496,778	168,533		163,477	2,496,778	1,498,067
271	Jack’s Family Restaurants LP	Jack’s Family Restaurants	503 1st Avenue East	Reform	AL	35481	Reform, AL	2035	20	Restaurant	5-Oct-15	2,832,859	191,218		185,481	2,832,859	1,699,715
272	Jack’s Family Restaurants LP	Jack’s Family Restaurants	4170 Hwy 431	Roanoke	AL	36274	Roanoke, VA	2035	20	Restaurant	5-Oct-15	1,782,832	120,341		116,731	1,782,832	1,069,699
273	Jack’s Family Restaurants LP	Jack’s Family Restaurants	700 Wayne Road	Savannah	TN	38372	Chattanooga, TN-GA	2035	20	Restaurant	5-Oct-15	1,582,937	106,848		103,643	1,582,937	949,762
274	Jack’s Family Restaurants LP	Jack’s Family Restaurants	1105 Montgomery Avenue	Sheffield	AL	35660	Florence-Muscle Shoals, AL	2035	20	Restaurant	5-Oct-15	2,102,797	141,939		137,681	2,102,797	1,261,678
275	Jack’s Family Restaurants LP	Jack’s Family Restaurants	5271 Hwy 67 South	Somerville	AL	35670	Huntsville-Decatur, AL	2035	20	Restaurant	5-Oct-15	2,225,981	150,254		145,746	2,225,981	1,335,589
276	Jack’s Family Restaurants LP	Jack’s Family Restaurants	444 Marietta Road	Springville	AL	35146	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	2,216,715	149,628		145,139	2,216,715	1,330,029
277	Jack’s Family Restaurants LP	Jack’s Family Restaurants	43023 US Hwy 72	Stevenson	AL	35772	Chattanooga-Cleveland-Dalton, TN-GA-AL	2035	20	Restaurant	5-Oct-15	1,945,223	131,303		127,364	1,945,223	1,167,134
278	Jack’s Family Restaurants LP	Jack’s Family Restaurants	1460 Gadsden Hwy	Trussville	AL	35235	Birmingham–Hoover, AL	2035	20	Restaurant	5-Oct-15	2,180,164	147,161		142,746	2,180,164	1,308,098
279	Jack’s Family Restaurants LP	Jack’s Family Restaurants	485 Hwy 72 West	Tuscumbia	AL	35674	Florence-Muscle Shoals, AL	2035	20	Restaurant	5-Oct-15	2,211,768	149,294		144,815	2,211,768	1,327,061
280	Jack’s Family Restaurants LP	Jack’s Family Restaurants	32 Village Lane	Wedowee	AL	36278	Wedowee, AL	2035	20	Restaurant	5-Oct-15	2,120,567	143,138		138,844	2,120,567	1,272,340
281	Jack’s Family Restaurants LP	Jack’s Family Restaurants	1421 Winchester Road NE	Huntsville	AL	35811	Huntsville-Decatur, AL	2035	20	Restaurant	5-Oct-15	1,565,732	105,687		102,516	1,565,732	939,439
282	BEF Foods, Inc.	Bob Evans	651 Commerce Parkway	Lima	OH	45804	Lima, OH	2035	20	Industrial	10/23/2015	25,284,000	1,705,583		1,654,415	25,284,000	15,170,400
283	BEF Foods, Inc.	Bob Evans	1109 Industrial Drive East	Sulphur Springs	TX	75482	Sulphur Springs, TX	2035	20	Industrial	10/23/2015	26,316,000	1,775,198		1,721,942	26,316,000	15,789,600

Total Unencumbered Eligible Property Value			Total Borrowing Base Properties									1,125,908,534	82,824,915	12,169,927	82,556,414	1,134,463,460	680,678,076

Schedule 4.1 - Initial Borrowing Base Properties and Unencumbered Mortgage Receivables (Pro Forma: 9/30/2015 Adjusted for 7.75% Cap Rate & October Acquisitions)
Broadstone Net Lease, LLC - Unsecured Credit Facilities	7.75%

Borrowing Base Properties:

Tenant	Brand	Address	City	State	Zip	MSA	Lease Expiration	Remaining Lease Term (Yrs)	Industry	Acquisition Date	Acquisition Price	Acquisition Rent (YR 1)	Q3 2015 Rent Received	NOI	Unencumbered Eligible Property Value	Availability

														Mtge Rec.	65% LTV
Unencumbered Mortgage Receivable (Maximum 65% LTV):														0	0	0

Unencumbered Cash:														—	28,790,436	16,554,501

No defined MSA, city used as a substitute
									Borrowing Base Before Exclusions					82,556,414	1,163,253,896	697,232,577

									Tenant Percentage Limitation							—
									Metropolitan Statistical Area Percentage Limitation							—
									State Percentage Limitation							—
									Industry Percentage Limitation							—
									Unoccupied Limitation							—
									Unencumbered Mortgage Receivable Percentage Limitation							—
									Unencumbered Cash Percentage Limitation							—

									Borrowing Base							697,232,577

SCHEDULE 7.1.(b) PART I - Ownership Structure

Subsidiary	Jurisdiction	Owner of Equity Interest	Nature of Equity Interest	Percentage of Ownership
Broadstone 2020EX Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone AC Wisconsin, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone ADTB Rochester, LLC	Delaware	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone AFD Georgia, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone AI Michigan, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone APLB Brunswick, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone APLB Jacksonville, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone APLB Minnesota, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone APLB Sarasota, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone APLB SC, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone APLB Utah, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone APLB Virginia, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone APM Florida, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone ASDCW Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone August Family UPREIT OH PA, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BEC Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BEF Portfolio, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BFC Maryland, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BFW Minnesota LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BK Emporia, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BK Virginia, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BNR Arizona, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BPC Ohio, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BPC Pittsburgh LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BT South, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BW Arkansas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BW Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone BW Wings South, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Cable, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone CC New Orleans, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone CC Portfolio, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone CC Raleigh Greensboro, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone CC Theodore Augusta, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone CFW Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone CI West, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone DHCP VA AL, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone DQ Virginia, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone EA Ohio, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone EO Birmingham I, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone EO Birmingham II, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone EWD Illinios, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone FC Colorado, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone FDT Wisconsin, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone FHS Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Filter, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone FMFP B2 Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone FMFP B3 Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone FMFP Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone GC Kentucky, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone GCSC Florida, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone GRC Durham, LLC	Delaware	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone GUC Colorado, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone HC California, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone HLC Midwest, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone IELC Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone IS Houston, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone JFR Portfolio, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone JLC Missouri, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone KFC Chicago, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Kinston, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone KNG Oklahoma, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%

Broadstone LC Florida, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone LGC Northeast, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone LJS California, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone LJS Georgia, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone MCW Wisconsin, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone MD Oklahoma, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Med Florida, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone MFEC Florida, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone MHH Michigan, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone NDC Fayetteville LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Net Lease Acquisitions, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone NI North Carolina, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone NSC Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone NWCC Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone OP Ohio, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone PC Michigan, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone PCSC Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Pearl, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone PIC Illinois LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone PJ RLY, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone PP Arkansas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone PY Cincinnati, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone RA California, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Renal Tennessee, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone RGB Texas, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone RM Missouri, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Roller, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SC Elgin, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SC Illinios, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SCD Mason, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SEC North Carolina, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SF Minnesota, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SNC OK TX, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SNI East, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SNI Greenwich, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SOE Raleigh, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone SPS Utah, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone STI Minnesota, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TA Tennessee, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TB Augusta Pensacola, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TB Jacksonville, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TB Northwest, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TB Ozarks, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TB Southeast, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TB TN, LLC	Delaware	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TR Florida, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone TSGA Kentucky, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone Ventures	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone WI Alabama, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone WI Appalchia, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone WI East, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Broadstone WI Great Plains, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Eire Rochester Florida II, LLC	Florida	Broadstone ADTB Rochester, LLC	Membership Interest	100%
GRC LI TX, LLC	Delaware	Broadstone Net Lease, LLC	Membership Interest	100%
NWR Realty, LLC	Washington	Broadstone Net Lease, LLC	Membership Interest	100%
TB Tampa Real Estate, LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%
Unity Ridgeway LLC	New York	Broadstone Net Lease, LLC	Membership Interest	100%

SCHEDULE 7.1.(b) PART II - Unconsolidated Affiliates
Unconsolidated Affiliate	Jurisdiction	Owner of Equity Interest	Nature of Equity Interest	Percentage of Ownership
None

SCHEDULE 7.1.(f) PART I - Properties

Internal Ref. #	Property	Street	City/Town	State	Zip	Ownership Entity	Leased	Development Property	% Complete
811-01	Express Oil	196 West Valley Avenue	Birmingham	AL	35209	EO Birmingham I, LLC	100%	No	N/A
812-01	Express Oil	2013 Center Point Parkway	Birmingham	AL	35215	EO Birmingham II, LLC	100%	No	N/A
816-01	Taco Bell (Southeast QSR)	3104 Peach Orchard Road	Augusta	GA	30906	TB Augusta Pensacola, LLC	100%	No	N/A
816-02	Taco Bell (Southeast QSR)	2011 Airport Boulevard	Pensacola	FL	32504	TB Augusta Pensacola, LLC	100%	No	N/A
817-01	Taco Bell (Southeast QSR)	3649 Phillips Highway	Jacksonville	FL	32207	TB Jacksonville, LLC	100%	No	N/A
818-03	Burger King (Ramsel Dining)	9178 Chamberlayne Road	Mechanicsville	VA	23116	BK Virginia, LLC	100%	No	N/A
820-01	Burger King/Citgo (Ramsel Dining)	100 East Cloverleaf Drive	Emporia	VA	23847	BK Emporia, LLC	100%	No	N/A
821-01	Popeyes	7131 Reading Road	Cincinnati	OH	45237	PY Cincinnati, LLC	100%	No	N/A
822-01	Applebee’s (Doherty)	20 Arthur Anderson Parkway	Sarasota	FL	34232	APLB Sarasota, LLC	100%	No	N/A
825-01	Applebee’s (Doherty)	177 Altama Connector Blvd	Brunswick	GA	31525	APLB Brunswick, LLC	100%	No	N/A
828-01	Nanston Dental	570 West Lanier Avenue	Fayetteville	GA	30214	NDC Fayetteville, LLC	100%	No	N/A
829-01	Northwest Cancer	17323 Red Oak Drive	Houston	TX	77090	NWCC Texas, LLC	100%	No	N/A
829-02	Northwest Cancer	18488 Interstate 45 South	Conroe	TX	77384	NWCC Texas, LLC	100%	No	N/A
830-01	Physicians Immediate Care	3475 S. Alpine Road	Rockford	IL	61109	PIC Illinois, LLC	100%	No	N/A
830-02	Physicians Immediate Care	11475 N. 2nd Street	Machesny Prk.	IL	61115	PIC Illinois, LLC	100%	No	N/A
830-03	Physicians Immediate Care	1000 E. Riverside Boulevard	Loves Park	IL	61111	PIC Illinois, LLC	100%	No	N/A
831-01	Becker Furniture	12940 Prosperity Avenue	Becker	MN	55308	BFW Minnesota, LLC	100%	No	N/A
832	Applebee’s (Doherty)	5055 J. Turner Butler Blvd.	Jacksonville	FL	32216	APLB Jacksonville, LLC	100%	No	N/A
833	DSI Renal Care	3420 Elvis Presley Boulevard	Memphis	TN	38116	Renal Tennessee, LLC	100%	No	N/A
834-01	Sonic	1530 South Mason Road	Katy	TX	77450	SNC OK TX, LLC	100%	No	N/A
834-02	Sonic	9827 West Main Street	La Porte	TX	77571	SNC OK TX, LLC	100%	No	N/A
834-03	Sonic	6601 Dalrock Road	Rowlett	TX	75089	SNC OK TX, LLC	100%	No	N/A
834-04	Sonic	1000 NW 24th Avenue	Norman	OK	73069	SNC OK TX, LLC	100%	No	N/A
834-05	Sonic	705 North Porter Avenue	Norman	OK	73071	SNC OK TX, LLC	100%	No	N/A
834-06	Sonic	5901 West Reno Avenue	Oklahoma City	OK	73127	SNC OK TX, LLC	100%	No	N/A
835	International EyeCare	926 North Wilcrest Drive	Houston	TX	77079	IELC Texas, LLC	100%	No	N/A
838-01	American Family Dental	533 Stephenson Avenue	Savannah	GA	31405	AFD Georgia, LLC	100%	No	N/A
838-02	American Family Dental	91 Brighton Woods Road	Pooler	GA	31322	AFD Georgia, LLC	100%	No	N/A
838-03	American Family Dental	206 E. Montgomery Crossroads	Savannah	GA	31406	AFD Georgia, LLC	100%	No	N/A
838-04	American Family Dental	206 Johnny Mercer Boulevard	Savannah	GA	31410	AFD Georgia, LLC	100%	No	N/A
838-05	American Family Dental	506 West Highway 80	Pooler	GA	31322	AFD Georgia, LLC	100%	No	N/A
839-01	FM 1960 Medical Center	837 FM 1960 West	Houston	TX	77090	FMFP Texas, LLC	100%	No	N/A
840-01	Kum & Go	1890 Perkins Road	Stillwater	OK	74075	KNG Oklahoma, LLC	100%	No	N/A
841-01	ADT	265 Thruway Park Drive	Rochester	NY	14586	Erie Rochester FL II LLC	100%	No	N/A
842-01	Taco Bell (K-Mac Enterprises)	833 Highway 62 E	Mountain Home	AR	72653	TB Ozarks, LLC	100%	No	N/A
842-02	Taco Bell (K-Mac Enterprises)	1102 S Saint Louis Street	Batesville	AR	72501	TB Ozarks, LLC	100%	No	N/A
842-03	Taco Bell (K-Mac Enterprises)	2525 W. Kings Highway	Paragould	AR	72450	TB Ozarks, LLC	100%	No	N/A
842-04	Taco Bell (K-Mac Enterprises)	2055 N. Washington Street	Forrest City	AR	72335	TB Ozarks, LLC	100%	No	N/A
842-05	Taco Bell (K-Mac Enterprises)	2730 Lake Road	Dyersburg	TN	38024	TB Ozarks, LLC	100%	No	N/A
842-06	Taco Bell (K-Mac Enterprises)	849 University Street	Martin	TN	38237	TB Ozarks, LLC	100%	No	N/A
842-07	Taco Bell (K-Mac Enterprises)	1400 Rutledge Lane	Union City	TN	38261	TB Ozarks, LLC	100%	No	N/A
843-02	Lehigh Gas/ BP-BP Store	2625 Alexandria Pike	Highland Heights	KY	41076	LGC Northeast, LLC	100%	No	N/A
843-04	Lehigh Gas/Tiger Mart-Exxon	801 North Olden St.	Trenton	NJ	08610	LGC Northeast, LLC	100%	No	N/A
843-05	Lehigh Gas/Tiger Mart-Exxon	1500 Pennington Rd.	Trenton	NJ	08618	LGC Northeast, LLC	100%	No	N/A
843-07	Lehigh Gas/AM/PM-BP	610 W 4Th St	Covington	KY	41011	LGC Northeast, LLC	100%	No	N/A
843-09	Lehigh Gas/Exxon		Somerset	NJ	08873	LGC Northeast, LLC	100%	No	N/A
844-01	Guardian Urgent Care	5165 West 72nd Avenue	Westminster	CO	80030	GUC Colorado, LLC	100%	No	N/A
845-01	Jeffco Leasing Company [Vacant]	1700 Kosciusko Street	Saint Louis	MO	63104	JLC Missouri, LLC	0%	No	N/A
846-01	Unity Ridgeway	2655 Ridgeway Avenue	Greece	NY	14612	Unity Ridgeway, LLC	100%	No	N/A
847-01	Tower Radiology	3069 Grand Pavilion Drive	Tampa	FL	33616	TR Florida, LLC	100%	No	N/A
847-02	Tower Radiology	4719 North Habana Avenue	Tampa	FL	33614	TR Florida, LLC	100%	No	N/A
847-03	Tower Radiology	2324 Oak Myrtle Lane	Wesley Chapel	FL	33544	TR Florida, LLC	100%	No	N/A
847-04	Tower Radiology	3350 Bell Shoals Road	Brandon	FL	33511	TR Florida, LLC	100%	No	N/A
848-01	Plastic Surgery Center	5316 West Plano Parkway	Plano	TX	75093	PCSC Texas, LLC	100%	No	N/A
849-01	Applebee’s (Apple American)	5855 Blaine Avenue	Inver Grove Heights	MN	55076	APLB Minnesota, LLC	100%	No	N/A
849-02	Applebee’s (Apple American)	14400 Weaver Lake Road	Maple Grove	MN	55369	APLB Minnesota, LLC	100%	No	N/A
849-03	Applebee’s (Apple American)	1900 Adams Street	Mankato	MN	56001	APLB Minnesota, LLC	100%	No	N/A
849-04	Applebee’s (Apple American)	1018 Meadowlands Drive	Saint Paul	MN	55127	APLB Minnesota, LLC	100%	No	N/A
850	Test America	5815 Middlebrook Pike	Knoxville	TN	37921	TA Tennessee, LLC	100%	No	N/A
851	FM 1960 Building II	837 FM 1960 West	Houston	TX	77090	FMFP Texas B2, LLC	100%	No	N/A
852	FM 1960 Building III	837 FM 1960 West	Houston	TX	77090	FMFP Texas B3, LLC	100%	No	N/A
853-01	Taco Bell (BBG North, LLC)	846 Highway 51 North	Ripley	TN	38063	TB TN, LLC	100%	No	N/A
853-02	Taco Bell (BBG North, LLC)	2330 N. Highland Avenue	Jackson	TN	38305	TB TN, LLC	100%	No	N/A
853-03	Taco Bell (BBG North, LLC)	477 East Main Stree	Henderson	TN	38340	TB TN, LLC	100%	No	N/A
853-04	Taco Bell (BBG North, LLC)	565 West Church Street	Lexington	TN	38251	TB TN, LLC	100%	No	N/A
853-05	Taco Bell (BBG North, LLC)	2479 North Central Avenue	Humboldt	TN	38343	TB TN, LLC	100%	No	N/A
854-01	Cablecraft	4401 South Orchard Street	Tacoma	WA	98466	Cable, LLC	100%	No	N/A
854-02	Cablecraft	2789 Old Belleville Road	St. Matthews	SC	29135	Cable, LLC	100%	No	N/A
854-03	Cablecraft	2110 Summit Street	New Haven	IN	46774	Cable, LLC	100%	No	N/A
855-02	Filtration Group	600 Railroad Avenue	York	SC	29745	Filter, LLC	100%	No	N/A
855-01	Filtration Group	1309 South 58th Street	St. Joseph	MO	64507	Filter, LLC	100%	No	N/A
856-01	Heartland/My Dentist	1430 Lonnie Abbot Avenue	Ada	OK	74820	MD Oklahoma, LLC	100%	No	N/A
856-02	Heartland/My Dentist	12106 S. Memorial Drive	Bixby	OK	74008	MD Oklahoma, LLC	100%	No	N/A
856-03	Heartland/My Dentist	9072 US Highway 70	Durant	OK	74701	MD Oklahoma, LLC	100%	No	N/A
856-04	Heartland/My Dentist	1144 S.W. 104th St.	Oklahoma City	OK	73139	MD Oklahoma, LLC	100%	No	N/A
856-05	Heartland/My Dentist	19 West Interstate Parkway	Shawnee	OK	74804	MD Oklahoma, LLC	100%	No	N/A
856-06	Heartland/My Dentist	1011 East Taft Avenue	Sapulpa	OK	74066	MD Oklahoma, LLC	100%	No	N/A
856-08	Heartland/My Dentist	2001 East Santa Fe St.	Olathe	KS	66062	MD Oklahoma, LLC	100%	No	N/A
856-09	Heartland/My Dentist	3617 West Sunset Ave	Springdale	AR	72762	MD Oklahoma, LLC	100%	No	N/A
856-10	Heartland/My Dentist	6250 Rufe Snow Drive	Ft. Worth	TX	76148	MD Oklahoma, LLC	100%	No	N/A
856-12	Heartland/My Dentist	1411 S. Rangeline Rd.	Joplin	MO	64801	MD Oklahoma, LLC	100%	No	N/A
856-13	Heartland/My Dentist	2111 NW Cashe Road	Lawton	OK	73505	MD Oklahoma, LLC	100%	No	N/A
856-14	Heartland/My Dentist	611 S. George Nigh Expressway	McAlester	OK	74501	MD Oklahoma, LLC	100%	No	N/A
856-15	Heartland/My Dentist	2868 W. MLK Blvd	Fayetteville	AR	72701	MD Oklahoma, LLC	100%	No	N/A
856-16	Heartland/My Dentist	1333 E. Main Street	Weatherford	OK	73096	MD Oklahoma, LLC	100%	No	N/A
856-20	Heartland/My Dentist	1224 SE Washinton Road	Bartlesville	OK	74006	MD Oklahoma, LLC	100%	No	N/A

856-19	Heartland/My Dentist	1443 N Rock Road	Wichita	KS	67207	MD Oklahoma, LLC	100%	No	N/A
856-17	Heartland/My Dentist	2203 W. University Drive	Denton	TX	76201	MD Oklahoma, LLC	100%	No	N/A
856-18	Heartland/My Dentist	2197 12th Avenue NW	Ardmore	OK	73401	MD Oklahoma, LLC	100%	No	N/A
856-21	Heartland/My Dentist	10803 East M-350 Highway	Raytown	MO	64138	MD Oklahoma, LLC	100%	No	N/A
857	Storr Products	10800 World Trade Blvd	Morrisville	NC	27560	SOE Raleigh, LLC	100%	No	N/A
858-01	Taco Bell (Bravo Foods)	3645 N. Atlantic Ave	Cocoa Beach	FL	32931	TB Southeast, LLC	100%	No	N/A
858-02	Taco Bell (Bravo Foods)	3755 W. Lake Mary Blvd	Lake Mary	FL	32746	TB Southeast, LLC	100%	No	N/A
858-03	Taco Bell (Bravo Foods)	1860 State Road 44	New Smyrna Beach	FL	32168	TB Southeast, LLC	100%	No	N/A
858-04	Taco Bell (Bravo Foods)	10005 University Blvd	Orlando	FL	32817	TB Southeast, LLC	100%	No	N/A
858-05	Taco Bell (Bravo Foods)	5400 N. Orange Blossom Trail	Orlando	FL	32810	TB Southeast, LLC	100%	No	N/A
858-06	Taco Bell (Bravo Foods)	302 Mall Blvd	Savannah	GA	31406	TB Southeast, LLC	100%	No	N/A
858-07	Taco Bell (Bravo Foods)	2631 Skidaway Rd	Savannah	GA	31404	TB Southeast, LLC	100%	No	N/A
858-08	Taco Bell (Bravo Foods)	3615 Mundy Mill Rd	Oakwood	GA	30566	TB Southeast, LLC	100%	No	N/A
858-09	Taco Bell (Bravo Foods)	301 W. General Screven Way	Hinesville	GA	31313	TB Southeast, LLC	100%	No	N/A
859	Caring for Women	2805 Mayhill Road	Denton	TX	76210	CFW Texas, LLC	100%	No	N/A
860	RotoMetrics	800 Howerton Lane	Eureka	MO	63025	RM Missouri, LLC	100%	No	N/A
861	Implus Footware	2001 T.W. Alexander Drive	Durham	NC	27703	GRC Durham, LLC	100%	No	N/A
862-01	Lufkin Industries	11050 WLY Bldg. P	Houston	TX	77064	GRC LI TX, LLC	100%	No	N/A
862-02	Lufkin Industries	11050 WLY Bldg. S	Houston	TX	77064	GRC LI TX, LLC	100%	No	N/A
862-03	Lufkin Industries	1120 Marvin A. Smith Road	Kilgore	TX	75662	GRC LI TX, LLC	100%	No	N/A
863	The Hess Collection	1166 Commerce Blvd	American Canyon	CA	94503	HC California, LLC	100%	No	N/A
864	Tri-State Gastroenterology	425 Centre View Blvd	Crestview Hills	KY	41017	TSGA Kentucky, LLC	100%	No	N/A
865-01	Enginetics	7700 New Carlisle Pike	Huber Heights	OH	45424	EA Ohio, LLC	100%	No	N/A
865-02	Enginetics	34000 Melinz Parkway	Eastlake	OH	44095	EA Ohio, LLC	100%	No	N/A
866-01	Wendy’s (Appalachia)/Starboard	113 Courthouse Road	Princeton	WV	24740	WI Appalachia, LLC	100%	No	N/A
866-02	Wendy’s (Appalachia)/Starboard	211 Meadowfield Lane	Princeton	WV	24740	WI Appalachia, LLC	100%	No	N/A
866-03	Wendy’s (Appalachia)/Starboard	283 Muskingum Drive	Marietta	OH	45750	WI Appalachia, LLC	100%	No	N/A
866-04	Wendy’s (Appalachia)/Starboard	550 E. Main Street	Pomeroy	OH	45769	WI Appalachia, LLC	100%	No	N/A
866-05	Wendy’s (Appalachia)/Starboard	1503 Harrison Avenue	Elkins	WV	26241	WI Appalachia, LLC	100%	No	N/A
866-06	Wendy’s (Appalachia)/Starboard	1610 N. Atherton Street	State College	PA	16803	WI Appalachia, LLC	100%	No	N/A
867	2020 Exhibits, Inc.	10550 S. Sam Houston Pkwy W	Houston	TX	77071	2020EX Texas, LLC	100%	No	N/A
870	Academy Sports	1800 N. Mason Road	Katy	TX	77449	ASDCW Texas, LLC	100%	No	N/A
871	Acemco	7297 Enterprise Drive	Spring Lake	MI	49456	AI Michigan, LLC	100%	No	N/A
872-01	Wendy’s (Alabama)/Starboard	75 Tower Road	Oxford	AL	36203	WI Alabama, LLC	100%	No	N/A
872-02	Wendy’s (Alabama)/Starboard	150 Leon Smith Parkway	Oxford	AL	36203	WI Alabama, LLC	100%	No	N/A
872-03	Wendy’s (Alabama)/Starboard	170 Vaughn Lane	Pell City	AL	35125	WI Alabama, LLC	100%	No	N/A
872-04	Wendy’s (Alabama)/Starboard	204 15th Street E	Tuscaloosa	AL	35401	WI Alabama, LLC	100%	No	N/A
872-05	Wendy’s (Alabama)/Starboard	419 North Pelham Road	Jacksonville	AL	36265	WI Alabama, LLC	100%	No	N/A
872-06	Wendy’s (Alabama)/Starboard	4422 Old Birmingham Road	Tuscaloosa	AL	35404	WI Alabama, LLC	100%	No	N/A
873-01	MED Florida	1700 & 1710 Wuesthoff Drive	Viera	FL	32940	MED Florida, LLC	100%	No	N/A
873-02	MED Florida	6800 Spyglass Court	Viera	FL	32940	MED Florida, LLC	100%	No	N/A
873-03	MED Florida	8060 Spyglass Hill Road	Viera	FL	32940	MED Florida, LLC	100%	No	N/A
874-01	American Roller	201 Industrial Park Drive	Walkerton	IN	46574	Roller, LLC	100%	No	N/A
874-02	American Roller	1400 13th Avenue	Union Grove	WI	53182	Roller, LLC	100%	No	N/A
874-03	American Roller	1440 13th Avenue	Union Grove	WI	53182	Roller, LLC	100%	No	N/A
874-04	American Roller	1525 11th Avenue	Union Grove	WI	53182	Roller, LLC	100%	No	N/A
874-05	American Roller	1550 Cedar Line Drive	Rock Hill	SC	29730	Roller, LLC	100%	No	N/A
874-06	American Roller	1450 13th Avenue	Union Grove	WI	53182	Roller, LLC	100%	No	N/A
875	Nypro	100 Vista Boulevard	Arden	NC	28704	NI North Carolina, LLC	100%	No	N/A
876-01	Wendy’s (East)	1501 E. Hillsborough Ave.	Tampa	FL	33610	WI East, LLC	100%	No	N/A
876-02	Wendy’s (East)	6620 E. Dr. MLK Blvd	Tampa	FL	33610	WI East, LLC	100%	No	N/A
876-03	Wendy’s (East)	5212 Brook Road	Richmond	VA	23227	WI East, LLC	100%	No	N/A
876-04	Wendy’s (East)	153 East Swedesford Road	Exton	PA	19301	WI East, LLC	100%	No	N/A
876-05	Wendy’s (East)	4507 Jefferson David Highway	Richmond	VA	23234	WI East, LLC	100%	No	N/A
876-06	Wendy’s (East)	220 Lancaster Avenue	Paoli	PA	19301	WI East, LLC	100%	No	N/A
878-03	Gulfcoast	865 S. Indiana Avenue	Englewood	FL	34223	GCSC Florida, LLC	100%	No	N/A
878-01	Gulfcoast	4937 Clark Road	Sarasota	FL	34233	GCSC Florida, LLC	100%	No	N/A
878-02	Gulfcoast	4947 Clark Road	Sarasota	FL	34233	GCSC Florida, LLC	100%	No	N/A
879	Applebee’s (Roanoke)	4510 Challenger Avenue	Roanoke	VA	24019	APLB Virginia, LLC	100%	No	N/A
880-01	Froedtert/Sunnyslope Health	1350 South Sunny Slope Road	Brookfield	WI	53005	FDT Wisconsin, LLC	100%	No	N/A
880-02	Froedtert/West Brook Health	2315 East Moreland Blvd	Waukesha	WI	53186	FDT Wisconsin, LLC	100%	No	N/A
881	Edward Health	16519 South Route 59	Plainfield	IL	60586	EWD Illinois, LLC	100%	No	N/A
882-01	Froedtert/Greenfield Health	4455 South 108t Street	Greenfield	WI	53228	MCW Wisconsin, LLC	100%	No	N/A
882-02	Froedtert/Springdale Health	21700 Intertech Drive	Brookfield	WI	53045	MCW Wisconsin, LLC	100%	No	N/A
883	Banner Health	9780 South Estrella Parkway	Goodyear	AZ	85338	BNR Arizona, LLC	100%	No	N/A
884-01	Taco Bell (BDE Florida)	706 MLK Jr. Blvd W	Seffner	FL	33584	TB Tampa Real Estate, LLC	100%	No	N/A
884-04	Taco Bell (BDE Florida)	3600 4th Street North	Saint Petersburg	FL	33704	TB Tampa Real Estate, LLC	100%	No	N/A
884-02	Taco Bell (BDE Florida)	6004 14th Street	Bradenton	FL	34207	TB Tampa Real Estate, LLC	100%	No	N/A
884-03	Taco Bell (BDE Florida)	7313 Gall Blvd	Zephyrhills	FL	33541	TB Tampa Real Estate, LLC	100%	No	N/A
884-05	Taco Bell (BDE Florida)	7620 W Hillsborough	Tampa	FL	33634	TB Tampa Real Estate, LLC	100%	No	N/A
884-06	Taco Bell (BDE Florida)	12816 US Highway 301	Dade City	FL	33525	TB Tampa Real Estate, LLC	100%	No	N/A
885	Siemens	2501 N. Barrington Road	Hoffman Estates	IL	60192	SC Illinois, LLC	100%	No	N/A
886-01	Shemin	5801 Stevens Road	White Marsh	MD	21162	SNI East, LLC	100%	No	N/A
886-02	Shemin	8309 Quarry Road	Manassas	VA	20110	SNI East, LLC	100%	No	N/A
886-03	Shemin	580 Church Street	Morrisville	NC	27560	SNI East, LLC	100%	No	N/A
886-04	Shemin	5191 Concord Road	Aston	PA	19014	SNI East, LLC	100%	No	N/A
886-05	Shemin	11245 Mosteller Road	Sharonville	OH	45241	SNI East, LLC	100%	No	N/A
886-06	Shemin	4877 Vulcan Avenue	Columbus	OH	43228	SNI East, LLC	100%	No	N/A
886-07	Shemin	899 Marshall Phelps Road	Windsor	CT	06095	SNI East, LLC	100%	No	N/A
886-08	Shemin	360 Bilmar Drive	Pittsburgh	PA	15205	SNI East, LLC	100%	No	N/A
887-01	Rally Automotive Group	438 Auto Vista Drive	Palmdale	CA	93551	RA California, LLC	100%	No	N/A
887-02	Rally Automotive Group	38958 Carriage Way	Palmdale	CA	93551	RA California, LLC	100%	No	N/A
887-03	Rally Automotive Group	39012 Carriage Way	Palmdale	CA	93551	RA California, LLC	100%	No	N/A
888	Fiberspar	3600 Ronald Reagan Blvd	Johnstown	CO	80534	FC Colorado, LLC	100%	No	N/A
889-01	Port City	711 E Porter Road	Norton Shores	MI	49441	PC Michigan, LLC	100%	No	N/A
889-01a	Port City	675 E Porter Road	Norton Shores	MI	49441	PC Michigan, LLC	100%	No	N/A
889-02	Port City	1985 E Laketon Avenue	Muskegon	MI	49442	PC Michigan, LLC	100%	No	N/A
889-03	Port City	2121 Latimer Drive	Muskegon	MI	49442	PC Michigan, LLC	100%	No	N/A
889-04	Port City	2281 Port City Blvd	Muskegon	MI	49442	PC Michigan, LLC	100%	No	N/A
889-05	Port City	2325 & 2385 S. Sheridan Road	Muskegon	MI	49444	PC Michigan, LLC	100%	No	N/A
889-06	Port City	2350 Black Creek Drive	Muskegon	MI	49444	PC Michigan, LLC	100%	No	N/A

890-01	DSI Renal Care	913 N. 25th Street	Richmond	VA	23223	DHCP VA AL, LLC	100%	No	N/A
890-02	DSI Renal Care	2958 Dorchester Drive	Montgomery	AL	36116	DHCP VA AL, LLC	100%	No	N/A
891	Golden Corral	185 E. New Circle Road	Lexington	KY	40505	GC Kentucky, LLC	100%	No	N/A
892-01	Wendys (Wendgord)	301 South White Sands Blvd	Alamogordo	NM	88310	WI Great Plains, LLC	100%	No	N/A
892-02	Wendys (Wendgord)	324 South Canal Street	Carlsbad	NM	88220	WI Great Plains, LLC	100%	No	N/A
892-03	Wendys (Wendgord)	1101 N. Main Street	Roswell	NM	88201	WI Great Plains, LLC	100%	No	N/A
892-04	Wendys (Wendnorm)	1300 N. Moore Road	Moore	OK	73160	WI Great Plains, LLC	100%	No	N/A
892-05	Wendys (Wendnorm)	4518 SE 29th Street	Del City	OK	73115	WI Great Plains, LLC	100%	No	N/A
892-06	Wendys (Wendnorm)	4500 S. Western	Oklahoma City	OK	73120	WI Great Plains, LLC	100%	No	N/A
892-07	Wendys (Wendoma)	13606 N. Pennsylvania Ave	Oklahoma City	OK	73120	WI Great Plains, LLC	100%	No	N/A
892-08	Wendys (Wendoma)	901 E. State Highway 152	Mustang	OK	73064	WI Great Plains, LLC	100%	No	N/A
892-09	Wendys (Wendoma)	1170 Garth Brooks	Yukon	OK	73099	WI Great Plains, LLC	100%	No	N/A
892-10	Wendys (Wendworth)	3815 Southwest Loop 820	Fort Worth	TX	76133	WI Great Plains, LLC	100%	No	N/A
892-11	Wendys (Wendgrand)	418 South Burlington	Hastings	NE	68901	WI Great Plains, LLC	100%	No	N/A
892-12	Wendys (Wendgrand)	823 South Second Avenue	Kearney	NE	68847	WI Great Plains, LLC	100%	No	N/A
892-13	Wendys (Wendgrand)	4001 Second Avenue	Kearney	NE	68847	WI Great Plains, LLC	100%	No	N/A
892-14	Wendys (Wendgrand)	3503 West State Street	Grand Island	NE	68803	WI Great Plains, LLC	100%	No	N/A
892-15	Wendys (Wendgrand)	103 Pony Express Lane	Ogallala	NE	69153	WI Great Plains, LLC	100%	No	N/A
892-16	Wendys (Wendalester)	500 S. George Nigh Expy	McAlester	OK	74501	WI Great Plains, LLC	100%	No	N/A
892-17	Wendys (Wendoma)	3834 North Lincoln Blvd	Oklahoma City	OK	73105	WI Great Plains, LLC	100%	No	N/A
893	Shemin	1081 King Street	Greenwich	CT	O6831	SNI Greenwich, LLC	100%	No	N/A
894	Buffalo Wild Wings	6629 San Dario Avenue	Laredo	TX	78041	BW Texas, LLC	100%	No	N/A
895	Siemens	1401 Madeline Lane	Elgin	IL	60124	SC Elgin, LLC	100%	No	N/A
896	Shutterfly	550 Dean Lakes Road	Shakopee	MN	55379	SF Minnesota, LLC	100%	No	N/A
897	Berkeley Eye Center	22741 Professional Drive	Kingwood	TX	77339	BEC Texas, LLC	100%	No	N/A
898	Ohio Power Company	4500 S. Hamilton Road	Groveport	OH	43125	OP Ohio, LLC	100%	No	N/A
899	IFCO	550 Canino Road	Houston	TX	77076	IS Houston, LLC	100%	No	N/A
900	Select Portfolio Servicing, Inc.	3217 South Decker Lake Drive	West Valley City	UT	84119	SPS Utah, LLC	100%	No	N/A
901	Northstar Surgical Center	4640 Loop 289	Lubbock	TX	79416	NSC Texas, LLC	100%	No	N/A
902-01	Hal Leonard	7777 Bluemound Road	Milwaukee	WI	53213	HLC Midwest, LLC	100%	No	N/A
902-02	Hal Leonard	1210 Innovation Drive	Winona	MN	55987	HLC Midwest, LLC	100%	No	N/A
902-03	Hal Leonard	965 East Mark Street	Winona	MN	55987	HLC Midwest, LLC	100%	No	N/A
903-01	Pediatrics Plus	301 N Sidney Avenue	Russellvillee	AR	72801	PP Arkansas, LLC	100%	No	N/A
903-02	Pediatrics Plus	1900 Aldersgate Road	Little Rock	AR	72205	PP Arkansas, LLC	100%	No	N/A
903-03	Pediatrics Plus	2740 College Avenue	Conway	AR	72034	PP Arkansas, LLC	100%	No	N/A
904-01	Big Tex Trailers	850 I-30 East	Mt. Pleasant	TX	75455	BT South, LLC	100%	No	N/A
904-02	Big Tex Trailers	950 I-30 East	Mt. Pleasant	TX	75455	BT South, LLC	100%	No	N/A
904-03	Big Tex Trailers	2424 W Ferguson Drive	Mt. Pleasant	TX	75455	BT South, LLC	100%	No	N/A
904-04	Big Tex Trailers	300 County Road	Madill	OK	73446	BT South, LLC	100%	No	N/A
904-05	Big Tex Trailers	200 Industrial Road	Madill	OK	73446	BT South, LLC	100%	No	N/A
904-06	Big Tex Trailers	800 Industrial Road	Madill	OK	73446	BT South, LLC	100%	No	N/A
904-07	Big Tex Trailers	110 Pettijohn Road	Madill	OK	73446	BT South, LLC	100%	No	N/A
904-08	Big Tex Trailers	20975 US Hwy 80 (Industrial)	Willis Point	TX	75169	BT South, LLC	100%	No	N/A
904-08	Big Tex Trailers	20975 US Hwy 80 (Self Storage)	Willis Point	TX	75169	BT South, LLC	100%	No	N/A
904-09	Big Tex Trailers	223 Rip Wiley Road	Fitzgerald	GA	31750	BT South, LLC	100%	No	N/A
904-10	Big Tex Trailers	502 Midway Road	Cordele	GA	31015	BT South, LLC	100%	No	N/A
904-11	Big Tex Trailers	3621 East Loop 820 S	Fort Worth	TX	76119	BT South, LLC	100%	No	N/A
904-12	Big Tex Trailers	10111 N Walton Walker Blvd	Dallas	TX	75220	BT South, LLC	100%	No	N/A
904-13	Big Tex Trailers	1801 E Central Freeway	Wichita Falls	TX	76302	BT South, LLC	100%	No	N/A
904-14	Big Tex Trailers	103 Titan Road	Kingston	OK	73439	BT South, LLC	100%	No	N/A
904-15	Big Tex Trailers II	20260 I-35 South	Lytle	TX	78052	BT South, LLC	100%	No	N/A
904-16	Big Tex Trailers II	17902 US Hwy 59	New Caney	TX	77357	BT South, LLC	100%	No	N/A
904-17	Big Tex Trailers II	13300 West I-20 East	Odessa	TX	79765	BT South, LLC	100%	No	N/A
905	Metro Health Hospital	3912 32nd Avenue	Hudsonville	MI	49426	MHH Michigan, LLC	100%	No	N/A
906-01	Blue Pearl	3020 Mallory Lane	Franklin	TN	37067	Pearl, LLC	100%	No	N/A
906-02	Blue Pearl	1050 Bonaventure Drive	Elk Grove Village	IL	60007	Pearl, LLC	100%	No	N/A
907	Applebee’s	3441 Clemson Boulevard	Anderson	SC	29621	APLB SC, LLC	100%	No	N/A
908-01	Applebee’s (Utah)	156 S River Road	St. George	UT	84790	APLB UT, LLC	100%	No	N/A
908-02	Applebee’s (Utah)	1280 N 30 West	Tooele	UT	84074	APLB UT, LLC	100%	No	N/A
908-03	Applebee’s (Utah)	1352 S Providence Center Drive	Cedar City	UT	84720	APLB UT, LLC	100%	No	N/A
908-04	Applebee’s (Utah)	1622 N 1000 West	Layton	UT	84041	APLB UT, LLC	100%	No	N/A
908-05	Applebee’s (Utah)	2175 W City Center Ct.	West Valley City	UT	84119	APLB UT, LLC	100%	No	N/A
909	Bowles Fluidics Corporation	6625 Dobbin Road	Columbia	MD	21045	BFC Maryland, LLC	100%	No	N/A
910	Actuant	N85 W12545 Westbrook Crossing	Menomonee Falls	WI	53051	AC Wisconsin, LLC	100%	No	N/A
911-01	Sportech	10800 175th Avenue NW	Elk River	MN	55330	STI Minnesota, LLC	100%	No	N/A
911-02	Sportech	11074 179th Avenue	Elk River	MN	55330	STI Minnesota, LLC	100%	No	N/A
912	Atlas Southeast Papers, Inc.	3401 St Johns Parkway	Sanford	FL	32771	APM Florida, LLC	100%	No	N/A
913-01	Mid Florida	17560 SE 109th Terrace Road	Summerfield	FL	34491	MFEC Florida, LLC	100%	No	N/A
913-02	Mid Florida	17512 US Highway 441	Mt. Dora	FL	32757	MFEC Florida, LLC	100%	No	N/A
913-03	Mid Florida	17556 SE 109th Terrace Road	Summerfield	FL	34491	MFEC Florida, LLC	100%	No	N/A
913-04	Mid Florida	17560 US Highway 441	Mt. Dora	FL	32757	MFEC Florida, LLC	100%	No	N/A
913-05	Mid Florida	600 North 14th Street	Leesburg	FL	34748	MFEC Florida, LLC	100%	No	N/A
914-01	Taco Bell	17809 108th Avenue SE	Renton	WA	98055	NWR Realty, LLC	100%	No	N/A
914-02	Taco Bell	10611 Pacific Avenue S	Tacoma	WA	98444	NWR Realty, LLC	100%	No	N/A
914-03	Taco Bell	8401 S Tacoma Way	Tacoma	WA	98499	NWR Realty, LLC	100%	No	N/A
914-04	Taco Bell	16350 West Valley Highway	Tukwila	WA	98188	NWR Realty, LLC	100%	No	N/A
914-05	Taco Bell	2031 SW Campus Drive	Federal Way	WA	98023	NWR Realty, LLC	100%	No	N/A
914-06	Taco Bell	9511 Bridgeportway	Lakewood	WA	98499	NWR Realty, LLC	100%	No	N/A
914-07	Taco Bell	1308 S. Burlington Blvd	Burlington	WA	98233	NWR Realty, LLC	100%	No	N/A
914-08	Taco Bell	616 State Street	Marysville	WA	98270	NWR Realty, LLC	100%	No	N/A
914-09	Taco Bell	515 SW 128th Street	Everett	WA	98204	NWR Realty, LLC	100%	No	N/A
914-10	Taco Bell	702 S Meridian	Puyallup	WA	98371	NWR Realty, LLC	100%	No	N/A
915	Taco Bell	1120 E. Wishkah	Aberdeen	WA	98520	TB Northwest, LLC	100%	No	N/A
916-01	Celerion	2420 W Baselne Road	Tempe	AZ	85283	CI West, LLC	100%	No	N/A
916-02	Celerion	621 Rose Street	Lincoln	NE	68502	CI West, LLC	100%	No	N/A
917-01	Cott	1001 10th Avenue	Columbus	GA	31901	CC Portfolio, LLC	100%	No	N/A
917-02	Cott	1761 Newport Road	Ephrata	PA	17522	CC Portfolio, LLC	100%	No	N/A
917-03	Cott	1990 Hood Road	Greer	SC	29650	CC Portfolio, LLC	100%	No	N/A
917-04	Cott	3502 Enterprise Avenue	Joplin	MO	64801	CC Portfolio, LLC	100%	No	N/A
917-05	Cott	27815 Highway Blvd	Katy	TX	77494	CC Portfolio, LLC	100%	No	N/A
918	LabCorp	5610 West La Salle	Tampa	FL	33607	LC Florida, LLC	100%	No	N/A

919	Pactiv	2769 Rouse Road	Kinston	NC	28504	Kinston, LLC	100%	No	N/A
920-01	BWW	945 Wimberly Drive SW	Decatur	AL	35603	BW Wings South, LLC	100%	No	N/A
920-02	BWW	2870 Florence Boulevard	Florence	AL	35630	BW Wings South, LLC	100%	No	N/A
920-03	BWW	3485 Tupelo Commons	Tupelo	MS	38804	BW Wings South, LLC	100%	No	N/A
921-01	Federal Heath	1500 N Bolton	Jacksonville	TX	75766	FHS Texas, LLC	100%	No	N/A
921-02	Federal Heath	2300 State Highway 121	Euless	TX	76039	FHS Texas, LLC	100%	No	N/A
922	BWW	2212 East Parkway	Russellvillee	AR	72801	BW Arkansas, LLC	100%	No	N/A
923-01	Jack’s Family Restaurants	431 East Main Street	Adamsville	TN	38310	JFR Portfolio, LLC	100%	No	N/A
923-02	Jack’s Family Restaurants	5701 Veterans Memorial Drive	Adamsville	AL	35005	JFR Portfolio, LLC	100%	No	N/A
923-03	Jack’s Family Restaurants	18 Big Valley Rd	Alexandria	AL	36250	JFR Portfolio, LLC	100%	No	N/A
923-04	Jack’s Family Restaurants	36966 US Hwy 231	Ashville	AL	35953	JFR Portfolio, LLC	100%	No	N/A
923-05	Jack’s Family Restaurants	307 US Hwy 31 North	Athens	AL	35611	JFR Portfolio, LLC	100%	No	N/A
923-06	Jack’s Family Restaurants	31128 1st Avenue NE	Carbon Hill	AL	35549	JFR Portfolio, LLC	100%	No	N/A
923-07	Jack’s Family Restaurants	1190 North Park Street	Carrollton	GA	30117	JFR Portfolio, LLC	100%	No	N/A
923-08	Jack’s Family Restaurants	55 Birmingham Road	Centreville	AL	35042	JFR Portfolio, LLC	100%	No	N/A
923-09	Jack’s Family Restaurants	1414 Rainbow Drive	Gadsden	AL	35901	JFR Portfolio, LLC	100%	No	N/A
923-10	Jack’s Family Restaurants	3180 Hwy 157	Cullman	AL	35055	JFR Portfolio, LLC	100%	No	N/A
923-11	Jack’s Family Restaurants	1641 Main Street SW	Cullman	AL	35055	JFR Portfolio, LLC	100%	No	N/A
923-12	Jack’s Family Restaurants	2181 Hwy 78 East	Dora	AL	35062	JFR Portfolio, LLC	100%	No	N/A
923-13	Jack’s Family Restaurants	15266 Hwy 278	Double Springs	AL	35553	JFR Portfolio, LLC	100%	No	N/A
923-14	Jack’s Family Restaurants	22714 AL Hwy 24	Moulton	AL	35650	JFR Portfolio, LLC	100%	No	N/A
923-15	Jack’s Family Restaurants	14445 US Hwy 431	Guntersville	AL	35976	JFR Portfolio, LLC	100%	No	N/A
923-16	Jack’s Family Restaurants	5320 Hwy 280 East	Harpersville	AL	35078	JFR Portfolio, LLC	100%	No	N/A
923-17	Jack’s Family Restaurants	5888 Harvest Highway 53	Harvest	AL	35749	JFR Portfolio, LLC	100%	No	N/A
923-18	Jack’s Family Restaurants	520 East Main Street	Henderson	TN	38340	JFR Portfolio, LLC	100%	No	N/A
923-19	Jack’s Family Restaurants	145 Hughes Road	Madison	AL	35758	JFR Portfolio, LLC	100%	No	N/A
923-20	Jack’s Family Restaurants	2119 North Locust Avenue	Lawrenceburg	TN	38464	JFR Portfolio, LLC	100%	No	N/A
923-21	Jack’s Family Restaurants	1032 North Main Street	Montevallo	AL	35115	JFR Portfolio, LLC	100%	No	N/A
923-22	Jack’s Family Restaurants	3211 Woodward Avenue	Muscle Shoals	AL	35661	JFR Portfolio, LLC	100%	No	N/A
923-23	Jack’s Family Restaurants	14045 US Hwy 411	Odenville	AL	35120	JFR Portfolio, LLC	100%	No	N/A
923-24	Jack’s Family Restaurants	1903 Pepperell Parkway	Opelika	AL	36801	JFR Portfolio, LLC	100%	No	N/A
923-25	Jack’s Family Restaurants	201 Hwy 278 Bypass East	Piedmont	AL	36272	JFR Portfolio, LLC	100%	No	N/A
923-26	Jack’s Family Restaurants	503 1st Avenue East	Reform	AL	35481	JFR Portfolio, LLC	100%	No	N/A
923-27	Jack’s Family Restaurants	4170 Hwy 431	Roanoke	AL	36274	JFR Portfolio, LLC	100%	No	N/A
923-28	Jack’s Family Restaurants	700 Wayne Road	Savannah	TN	38372	JFR Portfolio, LLC	100%	No	N/A
923-29	Jack’s Family Restaurants	1105 Montgomery Avenue	Sheffield	AL	35660	JFR Portfolio, LLC	100%	No	N/A
923-30	Jack’s Family Restaurants	5271 Hwy 67 South	Somerville	AL	35670	JFR Portfolio, LLC	100%	No	N/A
923-31	Jack’s Family Restaurants	444 Marietta Road	Springville	AL	35146	JFR Portfolio, LLC	100%	No	N/A
923-32	Jack’s Family Restaurants	43023 US Hwy 72	Stevenson	AL	35772	JFR Portfolio, LLC	100%	No	N/A
923-33	Jack’s Family Restaurants	1460 Gadsden Hwy	Trussville	AL	35235	JFR Portfolio, LLC	100%	No	N/A
923-34	Jack’s Family Restaurants	485 Hwy 72 West	Tuscumbia	AL	35674	JFR Portfolio, LLC	100%	No	N/A
923-35	Jack’s Family Restaurants	32 Village Lane	Wedowee	AL	36278	JFR Portfolio, LLC	100%	No	N/A
923-36	Jack’s Family Restaurants	1421 Winchester Road NE	Huntsville	AL	35811	JFR Portfolio, LLC	100%	No	N/A
924-01	Bob Evans Foods	651 Commerce Parkway	Lima	OH	45804	BEF Portfolio, LLC	100%	No	N/A
924-02	Bob Evans Foods	1109 E. Industrial Drive	Sulphur Springs	TX	75482	BEF Portfolio, LLC	100%	No	N/A

	Total Properties	313

SCHEDULE 7.1.(f) PART II - Liens

	Entity (Loan Holder)	Lender	Outstanding Balance	Interest Rate	Maturity	Guarantor*	Secured by Lien	Properties Subject to a Lien (if any)
1	Broadstone TB Augusta Pensacola, LLC	Wells Fargo	$1,758,487.38	6.69%	11-May-17	None	Yes	Taco Bell - 3104 Peach Orchard Road, August GA 30906 Taco Bell - 2011 Airport Boulevard, Pensacola FL 32504
2	Broadstone PIC Illinois, LLC	StanCorp	$787,227.27	6.625%	1-May-30	Broadstone Net Lease, LLC - 100%	Yes	Physcians Immediate Care - 11475 N. 2nd Street, Machesny Park IL 61115
3	Broadstone PIC Illinois, LLC	StanCorp	$765,381.06	6.625%	1-May-30	Broadstone Net Lease, LLC - 100%	Yes	Physcians Immediate Care - 3475 S. Alpine Road, Rockford IL 61109
4	Broadstone NWCC Texas, LLC	StanCorp	$1,932,775.57	6.875%	1-May-34	Broadstone Net Lease, LLC - 100%	Yes	Northwest Cancer Center -18488 Interstate 45 South, Conroe TX 77384
5	Broadstone NWCC Texas, LLC	StanCorp	$1,386,763.55	6.875%	1-Jun-34	Broadstone Net Lease, LLC - 100%	Yes	Northwest Cancer Center - 17323 Red Oak Drive, Houston TX 77090
6	Broadstone Renal Tennessee, LLC	StanCorp	$1,427,339.22	6.75%	1-Jan-31	Broadstone Net Lease, LLC - 100%	Yes	DSI Renal Care - 3420 Elvis Presley Blvd, Memphis TN 38116

7	Broadstone AFD Georgia, LLC	StanCorp	$1,959,479.12	7.00%	1-Apr-31	Broadstone Net Lease, LLC - 100%	Yes

American Family Dental - 533 Stephenson Avenue, Savannah GA 31405

American Family Dental - 91 Brighton Woods Road, Pooler GA 31322

American Family Dental - 206 E. Montgomery Crossroads, Savannah GA 31406

American Family Dental - 506 West Highway 80, Pooler GA 31322

American Family Dental - 206 Johnny Mercer Blvd, Savannah GA 31410

8	Broadstone PIC Illinois, LLC	Stan Corp	$615,376.76	6.75%	1-Jul-30	Broadstone Net Lease, LLC - 100%	Yes	Physcians Immediate Care - 1000 E. Riverside Blvd, Loves Park IL 61111
9	Broadstone APLB Jacksonville, LLC	Columbian Mutual	$1,579,575.98	7.00%	1-Aug-25	None currently, but possible springing recourse to Broadstone Net Lease, LLC (50%)	Yes	Applebees - 5055 J. Turner Butler Blvd., Jacksonville FL 32216
10	Broadstone ADTB Rochester, LLC	Merrill Lynch	$7,424,446.02	7.06%	10-Aug-22	None	Yes	ADT - 265 Thruway Park Drive, Rochester NY 14586
11	Broadstone FMFP Texas, LLP	Siemens Financial	$6,218,370.11	5.47%	30-Sep-20	None	Yes	1960 Family Practice - 837 FM 1960 West, Houston TX 77090
12	Broadstone TB Ozarks, LLC	Wells Fargo	$5,329,391.62	5.42%	1-Mar-17	Broadstone Net Lease, LLC - 100%	Yes

Taco Bell - 833 Highway 62 E, Mountain Home AR 72653

Taco Bell - 1102 S. Saint Louis Street, Batesville AR 72501

Taco Bell - 2525 W. Kings Highway, Paragould AR 72450

Taco Bell - 2055 N. Washington Street, Forrest City AR 72335

Taco Bell - 849 University Street, Martin TN 38237

Taco Bell - 1400 Rutledge Lane, Union City TN 38261

13	Broadstone GUC Westminster, LLC	Symetra	$1,066,732.00	6.34%	1-Apr-21	None currently, but possible springing recourse to Broadstone Net Lease, LLC (100%)	Yes	Guardian Urgent Care - 5165 West 72nd Avenue, Westminster CO 80030
14	GRC Durham, LLC	Sun Life	$12,214,695.57	5.13%	1-Oct-21	None	Yes	Implus Footware - 2001 T.W. Alexander Dr, Durham, NC 27703
15	Broadstone HC California, LLC	Aegon	$9,682,339.93	6.38%	1-Oct-23	None	Yes	The Hess Collection - 1166 Commerce Blvd, American Canyon, CA 94503
16	Broadstone FC Colorado, LLC	Columbus Life	$10,112,362.25	4.65%	10-Dec-25	Broadstone Net Lease, Inc. and Broadstone Net Lease, LLC - Limited Recourse	Yes	Fiberspar - 3600 Ronald Reagan Boulevard, Johnstown, CO 80534
17	Broadstone SC Elgin, LLC	Mohrle-Morris	$13,032,705.30	3.75%	1-Mar-17	Broadstone Net Lease, Inc. and Broadstone Net Lease, LLC - 100%	Yes	Siemens - 1401 Madeline Lane, Elgin, IL 60124

*	excludes guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability

SCHEDULE 7.1.(g) - Indebtedness and Guaranties

	Borrower	Lender	Outstanding Balance	Interest Rate	Maturity	Guarantor*	Secured by Lien	Properties Subject to a Lien (if any)
1	Broadstone TB Augusta Pensacola, LLC	Wells Fargo	$1,758,487.38	6.69%	11-May-17	None	Yes	Taco Bell - 3104 Peach Orchard Road, August GA 30906 Taco Bell - 2011 Airport Boulevard, Pensacola FL 32504
2	Broadstone Net Lease, LLC	Doug & Jim Huseby	$750,000.00	6.25%	31-Dec-23	Broadstone Net Lease, Inc. - 100%	No	N/A
3	Broadstone PIC Illinois, LLC	StanCorp	$787,227.27	6.625%	1-May-30	Broadstone Net Lease, LLC - 100%	Yes	Physcians Immediate Care - 11475 N. 2nd Street, Machesny Park IL 61115
4	Broadstone PIC Illinois, LLC	StanCorp	$765,381.06	6.625%	1-May-30	Broadstone Net Lease, LLC - 100%	Yes	Physcians Immediate Care - 3475 S. Alpine Road, Rockford IL 61109
5	Broadstone NWCC Texas, LLC	StanCorp	$1,932,775.57	6.875%	1-May-34	Broadstone Net Lease, LLC - 100%	Yes	Northwest Cancer Center -18488 Interstate 45 South, Conroe TX 77384
6	Broadstone NWCC Texas, LLC	StanCorp	$1,386,763.55	6.875%	1-Jun-34	Broadstone Net Lease, LLC - 100%	Yes	Northwest Cancer Center - 17323 Red Oak Drive, Houston TX 77090
7	Broadstone Renal Tennessee, LLC	StanCorp	$1,427,339.22	6.75%	1-Jan-31	Broadstone Net Lease, LLC - 100%	Yes	DSI Renal Care - 3420 Elvis Presley Blvd, Memphis TN 38116

8	Broadstone AFD Georgia, LLC	StanCorp	$1,959,479.12	7.00%	1-Apr-31	Broadstone Net Lease, LLC - 100%	Yes

American Family Dental - 533 Stephenson Avenue, Savannah GA 31405

American Family Dental - 91 Brighton Woods Road, Pooler GA 31322

American Family Dental - 206 E. Montgomery Crossroads, Savannah GA 31406

American Family Dental - 506 West Highway 80, Pooler GA 31322

American Family Dental - 206 Johnny Mercer Blvd, Savannah GA 31410

9	Broadstone PIC Illinois, LLC	Stan Corp	$615,376.76	6.75%	1-Jul-30	Broadstone Net Lease, LLC - 100%	Yes	Physcians Immediate Care - 1000 E. Riverside Blvd, Loves Park IL 61111
10	Broadstone APLB Jacksonville, LLC	Columbian Mutual	$1,579,575.98	7.00%	1-Aug-25	None currently, but possible springing recourse to Broadstone Net Lease, LLC (50%)	Yes	Applebees - 5055 J. Turner Butler Blvd., Jacksonville FL 32216
11	Broadstone ADTB Rochester, LLC	Merrill Lynch	$7,424,446.02	7.06%	10-Aug-22	None	Yes	ADT - 265 Thruway Park Drive, Rochester NY 14586

12	Broadstone FMFP Texas, LLP	Siemens Financial	$6,218,370.11	5.47%	30-Sep-20	None	Yes	1960 Family Practice - 837 FM 1960 West, Houston TX 77090
13	Broadstone TB Ozarks, LLC	Wells Fargo	$5,329,391.62	5.42%	1-Mar-17	Broadstone Net Lease, LLC - 100%	Yes

Taco Bell - 833 Highway 62 E, Mountain Home AR 72653

Taco Bell - 1102 S. Saint Louis Street, Batesville AR 72501

Taco Bell - 2525 W. Kings Highway, Paragould AR 72450

Taco Bell - 2055 N. Washington Street, Forrest City AR 72335

Taco Bell - 849 University Street, Martin TN 38237

Taco Bell - 1400 Rutledge Lane, Union City TN 38261

14	Broadstone GUC Westminster, LLC	Symetra	$1,066,732.00	6.34%	1-Apr-21	None currently, but possible springing recourse to Broadstone Net Lease, LLC (100%)	Yes	Guardian Urgent Care - 5165 West 72nd Avenue, Westminster CO 80030
15	GRC Durham, LLC	Sun Life	$12,214,695.57	5.13%	1-Oct-21	None	Yes	Implus Footware - 2001 T.W. Alexander Dr, Durham, NC 27703
16	Broadstone HC California, LLC	Aegon	$9,682,339.93	6.38%	1-Oct-23	None	Yes	The Hess Collection - 1166 Commerce Blvd, American Canyon, CA 94503
17	Broadstone FC Colorado, LLC	Columbus Life	$10,112,362.25	4.65%	10-Dec-25	Broadstone Net Lease, Inc. and Broadstone Net Lease, LLC - Limited Recourse	Yes	Fiberspar - 3600 Ronald Reagan Boulevard, Johnstown, CO 80534
18	Broadstone SC Elgin, LLC	Mohrle-Morris	$13,032,705.30	3.75%	1-Mar-17	Broadstone Net Lease, Inc. and Broadstone Net Lease, LLC - 100%	Yes	Siemens - 1401 Madeline Lane, Elgin, IL 60124

	Total Outstanding Balance		$78,043,448.71
	Total Subject to a Lien		$77,293,448.71

*	excludes guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability

SCHEDULE 7.1.(h)

MATERIAL CONTRACTS

1.	That certain Credit Agreement, dated as of October 2, 2012 by and among Broadstone Net Lease, Inc., Broadstone Net Lease, LLC, the financial institutions party thereto, Manufacturers and Traders Trust Company, as the administrative agent, and the other parties thereto, as amended by (a) that certain First Amendment to Credit Agreement dated as of June 27, 2014, (b) that certain Second Amendment to Credit Agreement and Agreement Regarding Commitment Increases and Additional Term Loans dated as of December 22, 2014, and (c) that certain Third Amendment to Credit Agreement dated as of November 6, 2015.

2.	That certain Term Loan Agreement dated as of May 24, 2013, by and among Broadstone Net Lease, Inc., Broadstone Net Lease, LLC, each of the financial institutions party thereto, Regions Bank, as Administrative Agent, and the other parties thereto, as amended (a) by that certain First Amendment to Term Loan Agreement dated as of October 11, 2013, and (b) that certain Second Amendment to Term Loan Agreement dated as of November 6, 2015.

SCHEDULE 7.1.(i)

LITIGATION

None

SCHEDULE 7.1.(r)

AFFILIATE TRANSACTIONS

None

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]1 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including without limitation any guarantees included in such facility), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

[1]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower(s):	Broadstone Net Lease, LLC

4.	Administrative Agent:	SunTrust Bank, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Agreement dated as of November 6, 2015, among Broadstone Net Lease, LLC, Broadstone Net Lease, Inc., the financial institutions party thereto and their assignees under Section 13.6. thereof, and SunTrust, as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[4]	Aggregate Amount of Commitment/Loans for all Lenders[5]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[6]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][7]

[Page break]

[4]	Fill in the appropriate terminology for the type of facility under the Credit Agreement that is being assigned under this Assignment.
[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][9]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[8]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[9]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]10 Accepted:

SUNTRUST BANK, as Administrative Agent

By:
Title:

[Consented to:]11

[BROADSTONE NET LEASE, LLC,

By:	Broadstone Net Lease, Inc.,
Managing Member

By:
Name:
		Title:	]

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 or 9.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

Reference is made to the Term Loan Agreement dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Broadstone Net Lease, LLC, a New York limited liability company (the “Borrower”), Broadstone Net Lease, Inc., a Maryland corporation, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and SunTrust Bank, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section [4.1.][4.2.(c)] [6.1.(a)(ix)] [9.4.(d)] of the Credit Agreement, the undersigned hereby certifies to the Lenders and the Administrative Agent that:

1. Schedule 1 attached hereto accurately and completely sets forth the calculations required to establish the Borrowing Base as of [            ], 20[    ];

2. Schedule 2 attached hereto accurately and completely sets forth the calculations required to establish the Maximum Availability as of [            ], 20[    ]; and

3. As of the date hereof (a) no Default or Event of Default exists and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has signed this Borrowing Base Certificate on and as of             , 20    .

Name:
Title:		[1]
of Broadstone Net Lease, Inc.

[1]	Certificate must be signed by a Financial Officer (as defined in the Credit Agreement) of the Parent.

B-1

EXHIBIT C

FORM OF GUARANTY

THIS GUARANTY dated as of November 6, 2015 (this “Guaranty”), executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of SUNTRUST BANK, in its capacity as Administrative Agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Broadstone Net Lease, LLC, a New York limited liability company (the “Borrower”), Broadstone Net Lease, Inc., a Maryland corporation, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and the Administrative Agent, for its benefit and the benefit of the Lenders (the Administrative Agent and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any Guarantied Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to the Administrative Agent or any Guarantied Party thereunder (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all other Obligations; and (d) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the Guarantied Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Administrative Agent or the Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security, if any, held by the Administrative Agent or any Guarantied Party which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Administrative Agent or the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral, if any, securing any of the Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest or other Lien, if any, on any collateral securing in any way any of the Guarantied Obligations;

(h) any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the Guarantied Parties;

(k) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4. Action with Respect to Guarantied Obligations. The Administrative Agent and the Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. of this Guaranty and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral, if any, securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the Guarantied Parties shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Administrative Agent and/or the Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any of the Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Guarantied Party.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Administrative Agent and the Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent exercised in its reasonable discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17. WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH

PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any of the Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect with respect to each Guarantor until the indefeasible payment in full of the Guarantied Obligations and any other Obligation, the termination or expiration of all of the Lenders’ and Administrative Agent’s obligations to make loans or other financial accommodations to the Borrower, and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or the Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 13.9. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the Guarantied Parties have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in a writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and each Guarantor.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Limitation of Liability. Neither the Administrative Agent nor any of the Guarantied Parties, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any of the Guarantied Parties, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the Guarantied Parties or any of the Administrative Agent’s or of any Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5. of the Credit Agreement.

Section 30. Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been indefeasibly paid and performed in full and the Term Loan Commitments and Revolving Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated. Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 31. Definitions. (a) For the purposes of this Guaranty:

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

BROADSTONE NET LEASE, INC.

By:

Name:
Title:

Address for Notices:

c/o

Attn:

Telecopy Number:
Telephone Number:

[GUARANTORS]

By:

Name:
Title:

Address for Notices:

c/o

Attn:

Telecopy Number:
Telephone Number:

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of             , 20    , executed and delivered by                     , a                      (the “New Guarantor”), in favor of SUNTRUST BANK, in its capacity as Administrative Agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Broadstone Net Lease, LLC, a New York limited liability company (the “Borrower”), Broadstone Net Lease, Inc., a Maryland corporation, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and the Administrative Agent, for its benefit and the benefit of the Lenders (the Administrative Agent and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of November 6, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Administrative Agent and the Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b) makes to the Administrative Agent and the Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o

Attn:

Telecopy Number:

Telephone Number:

Accepted:

SUNTRUST BANK, as Administrative Agent

By:

Name:
Title:

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

            , 20

SunTrust Bank

3050 Peachtree Road, NW

Suite 400

Atlanta, Georgia 30305

Attn: Paul Burgan

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Broadstone Net Lease, LLC, a New York limited liability company (the “Borrower”), Broadstone Net Lease, Inc., a Maryland corporation, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and SunTrust Bank, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.8. of the Credit Agreement, the Borrower hereby requests a Continuation of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is , 20 .

2.	The Loans subject to such Continuation are Term Loans.

3.	The aggregate principal amount of the Loans specified in Item 2 above that are subject to the requested Continuation is $ and the portion of such principal amount subject to such Continuation is $ .

4.	The current Interest Period of the Loans specified in Item 2 above that are subject to such Continuation ends on , 20 .

5.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐	one month

☐	two months

☐	three months

☐	six months

D-1

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, (a) no Default or Event of Default shall exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Credit Agreement.

BROADSTONE NET LEASE, LLC

By:	Broadstone Net Lease, Inc., Managing Member

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTICE OF CONVERSION

            , 20

SunTrust Bank

3050 Peachtree Road, NW

Suite 400

Atlanta, Georgia 30305

Attn: Paul Burgan

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Broadstone Net Lease, LLC, a New York limited liability company (the “Borrower”), Broadstone Net Lease, Inc., a Maryland corporation, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and SunTrust Bank, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9. of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The requested date of such Conversion is , 20 .

2.	The Loans subject to such Conversion are Term Loans.

3.	The Type of the Loans specified in Item 2 above to be Converted pursuant hereto is currently:

[Check one box only]

☐	Base Rate Loan

☐	LIBOR Loan

4.	The aggregate principal amount of the Loans specified in Item 2 above that is subject to the requested Conversion is $ and the portion of such principal amount subject to such Conversion is $ .

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4.	The amount of such Loans specified in Item 2 above to be converted is to be converted into Loans of the following Type:

[Check one box only]

☐	Base Rate Loan

☐	LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐	one month

☐	two months

☐	three months

☐	six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, (a) no Default or Event of Default shall exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Credit Agreement.

BROADSTONE NET LEASE, LLC

By:	Broadstone Net Lease, Inc.,
Managing Member

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF TERM NOTE

$	, 2015

FOR VALUE RECEIVED, the undersigned, BROADSTONE NET LEASE, LLC, a New York limited liability company (the “Borrower”) hereby unconditionally promises to pay to the order of [        ] (the “Lender”), in care of SUNTRUST BANK, as Administrative Agent (the “Administrative Agent”), to its address at 1155 Peachtree Street, NE, Suite 300, Atlanta, Georgia 30309, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of [        ] AND [        ]/100 DOLLARS ($[            ]), or such lesser amount as may be the then outstanding and unpaid balance of all Term Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement (as defined below).

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Term Note is one of the “Term Notes” referred to in the Term Loan Agreement dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Broadstone Net Lease, Inc., a Maryland corporation, the financial institutions party thereto and their assignees under Section 13.6. thereof, and the Administrative Agent, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Term Loans by the Lender to the Borrower in an aggregate amount not to exceed the Dollar amount first above mentioned, (b) permits the prepayment of the Term Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Term Loans upon the occurrence of certain specified events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Term Note.

[This Term Note is given in replacement of the Term Note dated                   , 20    , in the original principal amount of $             previously delivered to the Lender under the Credit Agreement. THIS TERM NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER TERM NOTE.]1

[1]	Language to be included in case of an assignment and need to issue a replacement note to an existing Lender, either because such Lender’s Term Loan has increased or decreased from what it was initially.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signature on Next Page]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Term Note under seal as of the date written above.

BROADSTONE NET LEASE, LLC

By:	Broadstone Net Lease, Inc., Managing Member

By:
Name:
Title:

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Term Loan Agreement dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Broadstone Net Lease, LLC, a New York limited liability company (the “Borrower”), Broadstone Net Lease, Inc., a Maryland corporation, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and SunTrust Bank, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 9.3. of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders that:

1. The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on             , 20    .

2. Schedule 1 attached hereto accurately and completely sets forth reasonably detailed calculations required to establish compliance with Section 10.1. of the Credit Agreement.

3. As of the date hereof, the aggregate outstanding principal amount of all outstanding Loans together with all other Total Unsecured Indebtedness is less than or equal to the Maximum Availability.

4. (a) No Default or Event of Default exists [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)], and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Credit Agreement.

G-1

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of             , 20    .

Name:
Title:	[1]
of Broadstone Net Lease, Inc.

[1]	Certificate must be signed by a Financial Officer (as defined in the Credit Agreement) of the Parent.

G-2

EXHIBIT H

FORM OF NOTICE OF TERM LOAN BORROWING

            , 20

SunTrust Bank 1155 Peachtree Street, NE, Suite 300 Atlanta, Georgia 30309 Attn: Middle Office Hub Team Lead	SunTrust Bank Legal Department – CRE 303 Peachtree Street, NE, Suite 3600 Mail Code GA-ATL-0643 Atlanta, Georgia 30308

SunTrust Bank Agency Services 303 Peachtree Street, NE / 25th Floor Atlanta, Georgia 30308 Attn: Doug Weltz

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Broadstone Net Lease, LLC, a New York limited liability company (the “Borrower”), Broadstone Net Lease, Inc., a Maryland corporation, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and SunTrust Bank, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.2.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Term Loans to the Borrower in an aggregate amount equal to $ .

2.	The Borrower requests that such Term Loans be made available to the Borrower on , 20 .

3.	The Borrower hereby requests that such Term Loans be of the following Type:

[Check one box only]

☐	Base Rate Loan

☐	LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐	one month

☐	two months

☐	three months

☐	six months

H-1

4. The Borrower requests that the proceeds of such Term Loans be made available by                                                                                       .

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Term Loans, and after making such Term Loans, (a) no Default or Event of Default shall exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Credit Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Term Loans contained in Article VI of the Credit Agreement will have been satisfied at the time such Term Loans are made.

BROADSTONE NET LEASE, LLC

By:	Broadstone Net Lease, Inc., Managing Member

By:
Name:
Title:

H-2